EXECUTION VERSION
Dated July 7, 2021
US$12,800,000

TERM LOAN FACILITY

BULK PROMISE CORP.
as Borrower
PANGAEA LOGISTICS SOLUTIONS LTD.
BULK FLEET BERMUDA HOLDING COMPANY LIMITED
BULK PARTNERS HOLDING COMPANY BERMUDA LTD.
BULK PARTNERS (BERMUDA) LTD.
as joint and several Guarantors
THE FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders
DANISH SHIP FINANCE A/S
as Facility Agent
and
DANISH SHIP FINANCE A/S
as Security Agent
FACILITY AGREEMENT
relating to the partial financing of
m.v. BULK PROMISE

Index
Clause    Page

Execution

Execution Pages	178

Schedules

THIS FACILITY AGREEMENT (this “Agreement”) is made on July
[●], 2021
1PARTIES
(1)BULK PROMISE CORP., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as borrower (the “Borrower”, which expression includes its respective successors, transferees and assigns);
(2)PANGAEA LOGISTICS SOLUTIONS LTD. (“Pangaea Logistics Solutions”), BULK FLEET BERMUDA HOLDING COMPANY LIMITED (“Bulk Fleet Bermuda Holding Company”), BULK PARTNERS HOLDING COMPANY BERMUDA LTD. (“Bulk Partners Holding Company Bermuda”) and BULK PARTNERS (BERMUDA) LTD. (“Bulk Partners (Bermuda)”) each a company organized and existing under the laws of Bermuda whose registered office is at 3rd Floor, Par la Ville Place, 14 Par la Ville Road, Hamilton HM08, Bermuda, as joint and several guarantors (each, a “Guarantor” and collectively, the “Guarantors”);
(3)THE FINANCIAL INSTITUTIONS listed in Part B of Schedule 1 (The Parties) as lenders (the “Original Lenders”);
(4)DANISH SHIP FINANCE A/S as agent of the other Finance Parties (the “Facility Agent”); and
(5)DANISH SHIP FINANCE A/S as security agent for the Secured Parties (the “Security Agent”).
2BACKGROUND
The Lenders have agreed to make available to the Borrower a term loan facility of up to $12,800,000 for the purposes of partly financing the Purchase Price of the Ship and for general corporate purposes.

OPERATIVE PROVISIONS
Section 1

INTERPRETATION
1DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
1“Acceptable Accounting Firm” means Grant Thornton , or such other recognized accounting firm as the Facility Agent may, with the consent of the Majority Lenders, approve from time to time in writing.
“Affected Lender” has the meaning given to it in paragraph (b) of Clause 10.3 (Market disruption).
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2“Affiliate” means, as to any person, any other person that directly or indirectly controls, is controlled by or is under common control with such person or is a director or officer of such person, and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a person means the possession, directly or indirectly, of the power to vote 20% or more (or (i) for the purposes of the definition of “Sanctions” and Clauses 7.1 (Illegality), Clause 13 (Increased Costs), Clause 14.2 (Other indemnities), paragraphs (a) - (d) of Clause 19.35 (Sanctions), Clause 22.18 (Sanctions), Clause 28.2 (Conditions of assignment) and Clause 44.2 (Disclosure of Confidential Information), 50% or more) of the Voting Stock of such person or to direct or cause direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.
"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.
"Anti-Bribery and Corruption Laws" means the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, as amended, the rules and regulations thereunder, and any similar laws, rules or regulations issued, administered or enforced by any country or governmental authority having jurisdiction over any of the Transaction Obligors or the Finance Parties.
3“Approved Classification” means, as at the date of this Agreement, NS*/MNS* (CSR, BC-A, BC-XII, GRAB 20, PSPC-WBT, 1C)(ESP)(IWS)(IHM)(M0) with the Approved Classification Society (which classification shall be the highest classification in the category of the Ship).
4“Approved Classification Society” means, as at the date of this Agreement, DNV GL, ClassNK or any other classification society approved in writing by the Facility Agent acting with the authorization of the Lenders.
5 “Approved Flag” means the Republic of the Marshall Islands, the Republic of Panama or such other flag approved in writing by the Facility Agent acting with the authorization of the Lenders.
6“Approved Insurance Broker” means BMS Harris and any other firm or firms of insurance brokers approved in writing by the Facility Agent, acting with the authorization of the Lenders.
7“Approved Shipbroker” means Fearnleys AS, Clarkson plc, Simpson Spence Young Ltd, Braemar Seascope Ltd, Arrow Sale & Purchase (UK) Ltd, Galbraiths Limited, Compass Maritime (or any Affiliate of such person through which valuations are commonly issued) and any other firm or firms of independent sale and purchase shipbrokers approved in writing by the Facility Agent acting on the instructions of the Majority Lenders in consultation with the Borrower.
8“Approved Technical Manager” means, as at the date of this Agreement, Seamar Management S.A. or any other person approved in writing by the Facility Agent acting with the authorization of the Lenders.
9"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.
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10“Assignment Agreement” means an agreement in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.
11“Authorization” means an authorization, consent, approval, resolution, license, exemption, filing, notarization, legalization or registration.
12“Availability Period” means the period from and including the date of this Agreement to and including July 31, 2021.
13“Available Commitment” means a Lender’s Commitment minus:
(a)the amount of its participation in the outstanding Loan; and
(b)in relation to the proposed Utilization, the amount of its participation in the Loan that is due to be made on or before the proposed Utilization Date.
14“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.
15“Bank Secrecy Act” means the U.S. Bank Secrecy Act of 1970, as amended.
16“Bail-In Action” means the exercise of any Write-down and Conversion Powers.
17“Bail-In Legislation” means:
(a)in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;
(b)in relation to the United Kingdom, the UK Bail-In Legislation; and
(c)in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
18“Balloon Instalment” has the meaning given to it in Clause 6.1 (Repayment of Loan).
19“Break Costs” means the amount (if any) by which:
(a)the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in relation to the Loan, the relevant part of the Loan or that Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds
(b)the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the
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Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Break Funding Costs” has the meaning given to it in Clause 11.3 (Break Funding Costs).
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Copenhagen.
1"Cash Equivalents" means:
(a)securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);
(b)time deposits, certificates of deposit or deposits in the interbank market of any commercial bank of recognized standing organized under the laws of the United States of America, any state thereof or any foreign jurisdiction having capital and surplus in excess of $500,000,000; and
(c)such other securities or instruments as the Majority Lenders shall agree in writing;
2and in respect of both (a) and (b) above, with a Rating Category of at least "A+" by S&P and "A" by Moody's (or the equivalent used by another Rating Agency), and in each case having maturities of not more than ninety (90) days from the date of acquisition.
3"Carbon Intensity and Climate Alignment Certificate" means a certificate from a Recognized Organization relating to the Ship and a calendar year setting out:
(a)the average efficiency ratio of the Ship for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year; and
(b)the climate alignment of the Ship for such calendar year:
in each case as calculated in accordance with the Poseidon Principles.
“Change of Control” means:
(c)in respect of the Borrower, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Bulk Fleet Bermuda Holding Company (i) owning directly of record and beneficially less than 100% of the issued and outstanding Equity Interests in the Borrower, or (ii) ceasing to control directly 100% of the Borrower;

(d)in respect of Bulk Fleet Bermuda Holding Company, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Bulk Partners Holding Company Bermuda (i) owning directly of record and beneficially less than 100% of the issued and outstanding Equity Interests in Bulk Fleet Bermuda Holding Company, or (ii) ceasing to control directly 100% of Bulk Fleet Bermuda Holding Company;

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(e)in respect of Bulk Partners Holding Company Bermuda, the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Bulk Partners (Bermuda) (i) owning directly of record and beneficially less than 100% of the issued and outstanding Equity Interests in Bulk Partners Holding Company Bermuda, or (ii) ceasing to control directly 100% of Bulk Partners Holding Company Bermuda; and
(f)in respect of Bulk Partners (Bermuda), the occurrence of any act, event or circumstance that without prior written consent of the Majority Lenders results in Pangaea Logistics Solutions (i) owning directly of record and beneficially less than 100% of the issued and outstanding Equity Interests in Bulk Partners (Bermuda), or (ii) ceasing to control directly 100% of Bulk Partners (Bermuda).
4“Charter” means, any charter relating to the Ship, or other contract for its employment, whether or not already in existence, entered into by the Borrower.
5“Charterer” means Americas Bulk Transport (BVI) Limited, a company with limited liability organized and existing under the laws of the British Virgin Islands whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI.
6“Charterer’s Insurances Assignment” means the insurances assignment creating Security over the Ship’s Insurances in agreed form.
7“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
8"Commitment" means:
(a)in relation to an Original Lender, the amount set opposite its name under the heading "Commitment" in Part B of Schedule 1 (The Parties) and the amount of any other Commitment transferred to it under this Agreement; and
(b)in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,
9to the extent not cancelled, reduced or transferred by it under this Agreement.
10“Compliance Certificate” means a certificate in the form set out in Schedule 6 (Form of Compliance Certificate) or in any other form agreed between Pangaea Logistics Solutions and the Facility Agent.
11“Confidential Information” means all information relating to any Transaction Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)any member of the Group or any of its advisers; or
(b)another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is
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derived or copied from such information but excludes any Funding Rate or any information that:
(i)is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 44 (Confidential Information); or
(ii)is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(iii)is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.
12“Confidentiality Undertaking” means a confidentiality undertaking in any form agreed between the Borrower and the Facility Agent.
13“Consolidated Debt Service” means, on a consolidated basis, the aggregate amount of principal and Consolidated Net Interest Expense paid or scheduled to be paid by Pangaea Logistics Solutions on its consolidated Financial Indebtedness for the immediately preceding twelve month period.
14“Consolidated Debt Service Coverage Ratio” means a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (a) the numerator is Consolidated EBITDA and (b) the denominator is Consolidated Debt Service;
“Consolidated EBITDA” means, for any accounting period, the net income of Pangaea Logistics Solutions on a consolidated basis for that accounting period:
(a)plus, to the extent deducted in computing the consolidated net income of Bulk Partners for that accounting period, the sum, without duplication, of:
(i)all federal, state, local and foreign income taxes and tax distributions;
(ii)Consolidated Net Interest Expense;
(iii)depreciation, depletion, amortization of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortization of debt discounts) and any extraordinary losses not incurred in the ordinary course of business; and
(iv)any drydocking expenses;
(b)minus, to the extent added in computing the consolidated net income of Pangaea Logistics Solutions for that accounting period, any non-cash income or non-cash gains and any extraordinary gains on asset sales or otherwise not incurred in the ordinary course of business;
15“Consolidated Leverage Ratio” means a fraction (expressed as a percentage, rounded up to the nearest tenth of a percent) where (a) the numerator is a number equal to the
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consolidated Financial Indebtedness of Pangaea Logistics Solutions and (b) the denominator is Consolidated Net Worth.
16"Consolidated Liquidity" means, on a consolidated basis at any time, the sum of (a) cash and (b) Cash Equivalents, in each case held by Pangaea Logistics Solutions on a freely available and unencumbered basis.
17“Consolidated Net Interest Expense” means, on a consolidated basis, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing that are due from Pangaea Logistics Solutions during the relevant accounting period less interest income received, determined in accordance with GAAP and as shown in the statement of income for Pangaea Logistics Solutions;
18“Consolidated Net Worth” means the total market adjusted equity of Pangaea Logistics Solutions on a consolidated basis.
19“Corresponding Debt” means any amount, other than any Parallel Debt, which an Obligor owes to a Secured Party under or in connection with the Finance Documents.
20“Default” means an Event of Default or a Potential Event of Default.
21“Delegate” means any delegate, agent, attorney, co-trustee or other person appointed by the Security Agent.
22“Disruption Event” means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties or, if applicable, any Transaction Obligor; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party or, if applicable, any Transaction Obligor preventing that, or any other, Party or, if applicable, any Transaction Obligor:
(i)from performing its payment obligations under the Finance Documents; or
(ii)from communicating with other Parties or, if applicable, any Transaction Obligor in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Party or, if applicable, any Transaction Obligor whose operations are disrupted.
23“Document of Compliance” has the meaning given to it in the ISM Code.
24“dollars” and “$” mean the lawful currency, for the time being, of the U.S.
25“Earnings” means, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower, an Approved Technical Manager or the Security
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Agent and which arise out of or in connection with or relate to the use or operation of the Ship, including (but not limited to):
(a)the following, save to the extent that any of them is, with the prior written consent of the Facility Agent, pooled or shared with any other person:
(i)all freight, hire and passage moneys including, without limitation, all moneys payable under, arising out of or in connection with any charterparty or other contract for the employment of the Ship;
(ii)the proceeds of the exercise of any lien on sub-freights;
(iii)compensation payable to the Borrower, an Approved Technical Manager or the Security Agent in the event of requisition of the Ship for hire;
(iv)remuneration for salvage and towage services;
(v)demurrage and detention moneys;
(vi)without prejudice to the generality of sub-paragraph (i) above, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;
(vii)all moneys which are at any time payable under any Insurances in relation to loss of hire;
(viii)all monies which are at any time payable to the Borrower in relation to general average contribution; and
(b)if and whenever the Ship is employed on terms whereby any moneys falling within sub-paragraphs (i) to (vii) of paragraph (a) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship.
26“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
27“Environmental Approval” means any present or future permit, ruling, variance or other Authorization required under Environmental Laws.
28“Environmental Claim” means any claim by any governmental, judicial or regulatory authority or any other person which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law and, for this purpose, “claim” includes a claim for damages, compensation, contribution, injury, fines, losses and penalties or any other payment of any kind, including in relation to clean-up and removal, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.
29“Environmental Incident” means:
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(a)any release, emission, spill or discharge of Environmentally Sensitive Material whether within the Ship or from the Ship into any other vessel or into or upon the air, water, land or soils (including the seabed) or surface water; or
(b)any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action in connection therewith; or
(c)any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, water, land or soils (including the seabed) or surface water otherwise than from the Ship and in connection with which the Ship is actually or potentially liable to be arrested and/or where any Transaction Obligor and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action , other than in accordance with an Environmental Approval.
30“Environmental Law” means any present or future law relating to pollution or protection of human health or the environment, to conditions in the workplace, to the carriage, generation, handling, storage, use, release or spillage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.
31“Environmentally Sensitive Material” means and includes all contaminants, oil, oil products, toxic substances and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.
32“Equity Interests” of any person means:
(a)any and all shares and other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such person; and
(b)all rights to purchase, warrants or options or convertible debt (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such person.
33“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
34“ERISA Affiliate” means a trade or business (whether or not incorporated) that, together with the Pangaea Logistics Solutions or any subsidiary of it, would be deemed to be a single employer under Section 414 of the Code.
35“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.
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36“EU Ship Recycling Regulation” means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC.
37“Event of Default” means any event or circumstance specified as such in Clause 27 (Events of Default).
38“Executive Order” means an executive order issued by the President of the United States of America.
39“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).
“Facility Office” means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than 5 Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
40“Fair Market Value” means, in relation to the Ship or any other vessel, at any date, the market value of the Ship or vessel shown by the arithmetic mean of two valuations (as applicable in accordance with Clause 25.7) prepared for and addressed to the Facility Agent:
(a)as at a date not more than 14 days previously;
(b)by Approved Shipbrokers selected by the Borrower;
(c)in dollars;
(d)with or without physical inspection of the Ship or vessel (as the Facility Agent may require); and
(e)on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at normal arm’s length commercial terms as between a willing seller and a willing buyer, on an “as is where is” basis, free of any Charter or other contract of employment (and with no value to be given to any pooling arrangements), after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.
41 “FATCA” means:
(a)sections 1471 to 1474 of the Code or any associated regulations;
(b)any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the U.S. government or any governmental or taxation authority in any other jurisdiction.
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42“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.
43“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
44“Finance Document” means:
(a)this Agreement;
(b)the Note;
(c)the Utilization Request;
(d)any Security Document;
(e)any other document which is executed for the purpose of establishing any priority or subordination arrangement in relation to the Secured Liabilities; or
(f)any other document designated as such by the Facility Agent and the Borrower.
45“Finance Party” means the Facility Agent, the Security Agent, or a Lender.
“Financial Indebtedness” means any indebtedness for or in relation to:
(a)moneys borrowed;
(b)any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)the amount of any liability in relation to any lease or hire purchase contract which would, in accordance with GAAP or IFRS, as applicable, be treated as a finance or capital lease;
(e)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;
(g)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);
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(h)any counter-indemnity obligation in relation to a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)the amount of any liability in relation to any guarantee or indemnity for any of the items referred to in paragraphs (a) to (f) above.
46The amount of Financial Indebtedness at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, as determined in conformity with GAAP or IFRS, as applicable, provided that (i) the amount outstanding at any time of any Financial Indebtedness issued with an original issue discount is the face amount of such Financial Indebtedness less the remaining unamortized portion of such original issue discount of such Financial Indebtedness at such time as determined in conformity with GAAP or IFRS, as applicable, and (ii) Financial Indebtedness shall not include any liability for taxes.
47“Fiscal Year” means, in relation to any person, each period of one (1) year commencing on January 1 of each year and ending on December 31 of such year in respect of which its accounts are or ought to be prepared.
48“Foreign Pension Plan” means any plan, fund (including without limitation, any superannuation fund) or other similar program established or maintained outside the U.S. by any Obligor or any one or more of its Subsidiaries primarily for the benefit of its or their employees residing outside the U.S., which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
49“Funding Rate” means any individual rate notified by a Lender to the Facility Agent pursuant to sub-paragraph (ii) of paragraph (a) of Clause 10.4 (Cost of funds).
50“GAAP” means generally accepted accounting principles in the U.S., including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
51“General Assignment” means the general assignment creating Security over, amongst other things, the Ship’s Earnings and its Insurances, any Charter and Requisition Compensation, in agreed form.
“Group” means Pangaea Logistics Solutions and each of its Subsidiaries from time to time including, without limitation, the Borrower, the other Guarantors and the Charterer.
52“Holding Company” means a parent corporation, limited liability company or limited partnership that owns enough Voting Stock in another corporation, limited liability company or limited partnership so as to control its policies and management.
53“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.
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54“Indemnified Person” has the meaning given to it in Clause 14.2 (Other indemnities).
55“Insolvency Event” means with respect to any person:
(a)such person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or
(b)a proceeding shall have been instituted by or against such person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and solely in case of an involuntary proceeding:
(i)such proceeding shall remain undismissed or unstayed for a period of 45 consecutive days; or
(ii)any of the actions sought in such involuntary proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur.
56“Insurances” means, in relation to the Ship:
(a)all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in relation to the Ship, the Earnings or otherwise in relation to the Ship whether before, on or after the date of this Agreement; and
(b)all rights and other assets relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement.
57“Intercompany/Shareholder Loan Assignment” means an assignment of any intercompany or shareholder loan to be granted to the Borrower, such assignment to be made in favor of the Security Agent by the person lending any such intercompany or shareholder loan to the Borrower, in agreed form.
58“Interest Period” means, in relation to the Loan or any part of the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).
59“Interpolated Screen Rate” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the Loan or that part of the Loan; and
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(b)the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the Loan or that part of the Loan,
60each as of the Specified Time for dollars.
61“Inventory of Hazardous Materials” means an inventory certificate or statement of compliance (as applicable) issued by the relevant classification society or shipyard authority which is supplemented by a list of any and all materials known to be potentially hazardous utilized in the construction of, or otherwise installed on, the Ship, pursuant to the requirements of the EU Ship Recycling Regulation and/or the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009.
62“IRS” means the U.S. Internal Revenue Service or any successor taxing authority or agency of the U.S. government;
63“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organization, as the same may be amended or supplemented from time to time.
64“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002, as the same may be amended or supplemented from time to time.
65“ISSC” means an International Ship Security Certificate issued under the ISPS Code.
66“Legal Reservations” means:
(a)(i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights;
(b)the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and
(c)any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization).
67“Lender” means:
(a)any Original Lender; and
(b)any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 28 (Changes to the Lenders),
68which in each case has not ceased to be a Party in accordance with this Agreement.
69“LIBOR” means, in relation to the Loan or any part of the Loan:
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(a)the applicable Screen Rate as of the Specified Time for dollars and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or
(b)as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate), and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.
70“Loan” means the loan to be made available under the Facility or the aggregate principal amount outstanding for the time being of the borrowing under the Facility and a “part of the “Loan” means any other part of the Loan as the context may require.
71“Major Casualty” means, any casualty to the Ship in relation to which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency.
72“Majority Lenders” means:
(a)if the Loan has not yet been made, a Lender or Lenders whose Commitments aggregate more than 66⅔ percent of the Total Commitments; or
(b)at any other time, a Lender or Lenders whose participations in the Loan aggregate more than 66⅔ percent of the amount of the Loan then outstanding or, if the Loan has been repaid or prepaid in full, a Lender or Lenders whose participations in the Loan immediately before repayment or prepayment in full aggregate more than 66⅔ percent of the Loan immediately before such repayment, provided, however, if no assignment has been made to a New Lender or an Original Lender in accordance with Clause 28.1 (Assignments by the Lenders) then Majority Lenders shall mean the Original Lenders.
73“Management Agreement” means a Technical Management Agreement.
74“Manager’s Undertaking” means the letter of undertaking from the Approved Technical Manager subordinating the rights of the Approved Technical Manager against the Ship and the Borrower to the rights of the Finance Parties and assigning the rights and interests of the Approved Technical Manager in the Insurances to the Finance Parties in agreed form.
75“Margin” means 2.30 percent per annum.
76“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the U.S. Federal Reserve System and any successor regulations thereto, as in effect from time to time.
77“Material Adverse Effect” means in the reasonable opinion of the Majority Lenders a material adverse effect on:
(a)the business, operations, property, condition (financial or otherwise) or prospects of any Transaction Obligor; or
(b)the ability of any Transaction Obligor to perform its obligations under any Finance Document; or
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(c)the validity or enforceability of, or the effectiveness or ranking of any Security granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“MOA” means the memorandum of agreement dated March 3, 2021 (as amended by an addendum no. 1 dated May 24, 2021 and an addendum no. 2 dated June 28, 2021) and made between (i) the Borrower as buyer and (ii) the Seller for the purchase of the Ship.
78“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
79“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
80The above rules will only apply to the last Month of any period.
81“Mortgage” means, a first preferred or priority, as the case may be, ship mortgage on the Ship and, if customary in the jurisdiction of the Approved Flag of the Ship, a deed of covenants collateral thereto, in agreed form.
82“Multiemployer Plan” means, at any time, a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Obligor or any ERISA Affiliate has any liability or obligation to contribute or has within any of the six preceding plan years had any liability or obligation to contribute.
83“Non-indemnified Tax” means:
(a)any tax on the net income of a Finance Party (but not a tax on gross income or individual items of income), whether collected by deduction or withholding or otherwise, which is levied by a taxing jurisdiction which:
(i)is located in the country under whose laws such Finance Party is incorporated or formed (or in the case of a natural person is a country of which such person is a citizen); or
(ii)with respect to any Lender, is located in the country of its Facility Office; or
(iii)with respect to any Finance Party other than a Lender, is located in the country from which such party has originated its participation in this transaction; or
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84(b)    any FATCA Deduction made on account of a payment to a Party.
85“Note” means a promissory note of the Borrower payable to a Lender, evidencing the aggregate indebtedness of the Borrower to such Lender under this Agreement, in agreed form.
86“Obligor” means the Borrower or a Guarantor.
87“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
88“Original Financial Statements” means in relation to Pangaea Logistics Solutions, the audited consolidated financial statements of the Group for its Fiscal Year ended 2020.
89“Parallel Debt” means any amount which an Obligor owes to the Security Agent under Clause 31.2 (Parallel Debt (Covenant to pay the Security Agent)) or under that clause as incorporated by reference or in full in any other Finance Document.
90“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
91“PATRIOT Act” means the United States Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.
92“Party” means a party to this Agreement.
93“Permitted Charter” means, the Time Charter, any other Charter:
(a)which is a time, voyage or consecutive voyage charter;
(b)the duration of which does not exceed and is not capable of exceeding, by virtue of any optional extensions, 12 months plus a redelivery allowance of not more than 30 days;
(c)which is entered into on bona fide arm’s length terms at the time at which the Ship is fixed; and
(d)in relation to which not more than two months’ hire is payable in advance,
94and any other Charter with the written consent of the Facility Agent acting with the authorization of the Majority Lenders such consent not to be unreasonably withheld.
95“Permitted Financial Indebtedness” means:
(a)any Financial Indebtedness incurred under the Finance Documents; and
(b)any Financial Indebtedness that is subordinated to all Financial Indebtedness incurred under the Finance Documents pursuant to a subordination agreement that is acceptable in form and substance to the Facility Agent.
96“Permitted Security” means:
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(a)Security created by the Finance Documents;
(b)any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(c)liens for unpaid master’s and crew’s wages in accordance with first class ship ownership and management practice and not being enforced through arrest;
(d)liens for salvage;
(e)liens for master’s disbursements incurred in the ordinary course of trading in accordance with first class ownership and management practice and not being enforced through arrest;
(f)any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Ship:
(i)not as a result of any default or omission by the Borrower;
(ii)not being enforced through arrest; and
(iii)subject, in the case of liens for repair or maintenance, to Clause 24.16 (Restrictions on chartering, appointment of managers etc.)
provided such lien does not secure amounts more than 30 days overdue (unless the overdue amount is being contested in good faith by appropriate steps and for the payment of which adequate reserves are held and provided further that such proceedings do not give rise to a material risk of the Ship or any interest in it being seized, sold, forfeited or lost).
97“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect to which any Obligor or ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
98"Poseidon Principles" means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published in June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.
99“Potential Event of Default” means any event or circumstance specified in Clause 27 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.
100“Protected Party” has the meaning given to it in Clause 12.1 (Definitions).
101“Purchase Price” means the total price of $18,300,000 payable for the Ship under Box 11 and clause 16 of the MOA.
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102“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Rating Agencies” means:
(a)S&P and Moody’s; or
(b)if S&P or Moody’s or both of them are not making ratings of securities publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Facility Agent with the consent of the Majority Lenders, which will be substituted for S&P or Moody’s or both, as the case may be.
103“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.
104"Recognized Organization" means, an organization representing the Ship's flag state and, for the purposes of Clause 24.23 (Poseidon Principles) duly authorized to determine whether the Borrower has complied with regulation 22A of Annex VI.
105“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.
106“Relevant Interbank Market” means the London interbank market.
107“Relevant Jurisdiction” means, in relation to a Transaction Obligor:
(a)its jurisdiction of incorporation or formation;
(b)any jurisdiction where any asset subject to, or intended to be subject to, any of the Transaction Security created, or intended to be created by it is situated;
(c)any jurisdiction where it conducts its business; and
(d)the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Relevant Lender” has the meaning given to it in paragraph (a) of Clause 10.3 (Market disruption).
108"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.
109“Repayment Date” means each date on which a Repayment Instalment is required to be paid under paragraph (b) of Clause 6.1 (Repayment of Loan).
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110“Repayment Instalment” has the meaning given to it in paragraph (a) of Clause 6.1 (Repayment of Loan).
“Repeating Representation” means each of the representations set out in Clause 19 (Representations) (except Clause 19.10 (Solvency; Insolvency Event; Creditor’s process), Clause 19.11 (No filing or registration or stamp taxes), Clause 19.12 (Deduction of Tax), ) and any representation of any Transaction Obligor made in any other Finance Document that is expressed to be a “Repeating Representation” or is otherwise expressed to be repeated.
"Replacement Benchmark" means a benchmark rate which is:
(a)formally designated, nominated or recommended as the replacement for a Screen Rate by:
(i)the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or
(ii)any Relevant Nominating Body,
and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;
(b)in the opinion of the Lenders and in consultation with the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Screen Rate; or
(c)in the opinion of the Lenders, an appropriate successor to a Screen Rate.
111“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
112“Requisition” means:
(a)any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected (whether de jure or de facto) by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 30 days redelivered to the full control of the Borrower; and
(b)any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 30 days redelivered to the full control of the Borrower.
113“Requisition Compensation” includes all compensation or other moneys payable by reason of any Requisition or any arrest or detention of the Ship in the exercise or purported exercise of any lien or claim.
114“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
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115 “Restricted Party” means a person that is:
(a)listed on any Sanctions List or against whom Sanctions are directed (whether designated by name or by reason of being included in a class of persons);
(b)located in or incorporated under the laws of a country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions;
(c)directly or indirectly owned or controlled by, or acting on behalf, at the direction or for the benefit of, a person referred to in (a) and/or (to the extent relevant under Sanctions) (b) above; or
(d)otherwise a target of Sanctions, including a person with whom a person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.
116“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies Inc., and its successors.
117“Safety Management Certificate” has the meaning given to it in the ISM Code.
118“Safety Management System” has the meaning given to it in the ISM Code.
“Sanctions” means any applicable sanctions law, regulation, Executive Order, embargo, freezing provision, prohibition or other restrictive measure administered, enacted or enforced by any Sanctions Authority relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing and whether or not any Transaction Obligor or any Affiliate of any Transaction Obligor is legally bound to comply with such laws, regulations, embargos or measures).
“Sanctions Authorities” means:
(a)the United States of America;
(b)the European Union;
(c)the United Kingdom;
(d)Singapore;
(e)the member states of the European Union including any member state of the European Economic Area;
(f) the United Nations; and
(g)with regard to (a) - (f) above, the respective governmental institutions and agencies of any of the foregoing, including without limitation OFAC, the U.S. Department of State and Her Majesty’s Treasury (“HMT”).
119“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT,
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or any other Sanctions list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.
120“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on the appropriate page of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).
"Screen Rate Replacement Event" means, in relation to a Screen Rate:
(a)the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lenders and the Borrower, materially changed;
(b)
(i)
(A)the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;
(ii)the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;
(iii)the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or
(iv)the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used;
(c)the administrator of that Screen Rate determines that that Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:
(i)the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lenders and the Borrower) temporary; or
(ii)that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 10 Business Days; or
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(d)in the opinion of the Lenders, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
121“Secured Liabilities” means all present and future obligations and liabilities, (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Transaction Obligor to any Secured Party under or in connection with each Finance Document.
122“Secured Party” means each Finance Party from time to time party to this Agreement and any Receiver or Delegate.
123“Security” means a mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.
124“Security Assets” means all of the assets of the Transaction Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.
125“Security Document” means:
(a) any Shares Security;
(b)any Mortgage;
(c)any General Assignment;
(d)any Charterer’s Insurances Assignment;
(e)any Manager’s Undertaking;
(f)any Intercompany/Shareholder Loan Assignment;
(g)any other document which is executed as security for the Secured Liabilities; or
(h)any other document designated as such by the Facility Agent and the Borrower.
126“Security Period” means the period starting on the date of this Agreement and ending on the date on which the Facility Agent is satisfied that there is no outstanding Commitment in force and that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full.
127“Security Property” means:
(a)the Transaction Security expressed to be granted in favor of the Security Agent as trustee for the Secured Parties and all proceeds of that Transaction Security;
(b)all obligations expressed to be undertaken by a Transaction Obligor to pay amounts in relation to the Secured Liabilities to the Security Agent as trustee for the Secured Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by a Transaction Obligor or any other person in favor of the Security Agent as trustee for the Secured Parties;
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(c)the Security Agent’s interest in any trust created under the Finance Documents; and
(d)any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Secured Parties, except:
(i)rights intended for the sole benefit of the Security Agent; and
(ii)any moneys or other assets which the Security Agent has transferred to the Facility Agent or (being entitled to do so) has retained in accordance with the provisions of this Agreement.
128“Selection Notice” means a notice substantially in the form set out in Part B of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).
129“Seller” means Cassiopeia Marine S.A., a corporation incorporated in Panama whose registered address is at 53rd E. Street Urbanizacion Marbella, MMG Tower, 16th Floor, Panama, Republic of Panama.
130“Servicing Party” means the Facility Agent or the Security Agent.
131“Shares Security” means, a document creating Security over the Equity Interests of the Borrower in agreed form.
132“Ship” means the m.v. ROBIN WIND, IMO no. 9666510, which is to be purchased by the Borrower under the MOA and which, upon delivery, is to be registered in the name of the Borrower under an Approved Flag with the name BULK PROMISE.
133“Specified Time” means a day or time determined in accordance with Schedule 7 (Timetables).
"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 Annex VI.
134 “Subsidiary” means, with respect to any person (the “parent”) at any date:
(a)any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or equivalent governing body) thereof are, as of such date, directly, indirectly or beneficially owned, controlled or held by the parent and/or one or more subsidiaries of the parent;
(b)any partnership (i) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (ii) the only general partners of which are the parent and/or one or more subsidiaries of the parent;
(c)any other person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or IFRS, as applicable, as of such date; or
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(d)any other person of which at least a majority of the income, capital, beneficial or ownership interests (however designated) are at the time directly, indirectly or beneficially owned or controlled by the parent and/or one or more subsidiaries of the parent.
135“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
136“Tax Credit” has the meaning given to it in Clause 12.1 (Definitions).
137“Tax Deduction” has the meaning given to it in Clause 12.1 (Definitions).
138“Tax Payment” has the meaning given to it in Clause 12.1 (Definitions).
139“Technical Management Agreement” means the agreement entered into between the Borrower and the Approved Technical Manager regarding the technical management of the Ship.
140“Term Sheet Acceptance Date” means April 29, 2021, being the date of acceptance by the Borrower of the term sheet in respect of the Facility.
141“Termination Date” means the date falling 6 years from the Utilization Date.
142"Time Charter” means, a time charter with the Charterer, the duration of which is for at least the tenor of the Facility and which provides for charter hire payable in advance sufficient to ensure payment of principal and interest due under the Facility together with the amount of operating expenses and any capital expenditures in respect of the Borrower and the Ship.
143“Total Commitments” means the aggregate of the Commitments, being $12,800,000 at the date of this Agreement.
144“Total Loss” means:
(a)actual, constructive, compromised, agreed or arranged total loss of the Ship; or
(b)any Requisition of the Ship unless the Ship is returned to the full control of the Borrower within 30 days of the Requisition.
145“Total Loss Date” means, in relation to the Total Loss of the Ship:
(a)in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;
(b)in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earlier of:
(i)the date on which a notice of abandonment is given (or deemed or agreed to be given) to the insurers; and
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(ii)the date of any compromise, arrangement or agreement made by or on behalf of the Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and
(c)in the case of any other type of Total Loss, the date (or the most likely date) on which it appears to the Facility Agent that the event constituting the total loss occurred.
146“Transaction Document” means:
(a)a Finance Document;
(b)the MOA;
(c)any Charter in excess of 12 months (including, but not limited to, the Time Charter);
(d)any Management Agreement; or
(e)any other document designated as such by the Facility Agent and the Borrower.
147“Transaction Obligor” means an Obligor, any Approved Technical Manager who is a member of the Group or any other member of the Group who executes a Transaction Document.
148“Transaction Security” means the Security created or evidenced or expressed to be created or evidenced under the Security Documents.
149“Transfer Date” means, in relation to an assignment or a transfer, the later of:
(a)the proposed Transfer Date specified in the relevant Assignment Agreement; and
(b)the date on which the Facility Agent executes the relevant Assignment Agreement.
150“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to a Transaction Security is governed by the Uniform Commercial Code (or similar or equivalent legislation) in a jurisdiction other than the State of New York, then with respect to the affected Transaction Security the term “UCC” shall mean the Uniform Commercial Code (or similar or equivalent legislation) as in effect, from time to time, in such other jurisdiction for purposes of the provisions of this Agreement, or as the context may require, such other Finance Documents relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
151"UK Bail-In Legislation" means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).
152“Unpaid Sum” means any sum due and payable but unpaid by a Transaction Obligor under the Finance Documents.
153“U.S.” means the United States of America.
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154“Utilization” means the utilization of the Facility.
155“Utilization Date” means the date on which the Loan is made.
156“Utilization Request” means a notice substantially in the form set out in Part A of Schedule 3 (Requests).
157“VAT” means:
(a)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“Voting Stock” of any person as of any date means the Equity Interests of such person that are at the time entitled to vote in the election of the board of directors or similar governing body of such person.
158“Write-down and Conversion Powers” means:
(a)in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and
(b)in relation to any other applicable Bail-In Legislation, other than the UK Bail-In Legislation:
(i)any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and
(ii)any similar or analogous powers under that Bail-In Legislation; and
(c)in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the
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powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Construction
(a)Unless a contrary indication appears, a reference in this Agreement to:
(i)the “Facility Agent”, any “Finance Party”, the “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent”, any “Transaction Obligor” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;
(ii)“assets” includes present and future properties, revenues and rights of every description;
(iii)a liability which is “contingent” means a liability which is not certain to arise and/or the amount of which remains unascertained;
(iv)“document” includes a deed and also a letter, Email, fax or telex;
(v)“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including VAT;
(vi)a “Finance Document”, a “Security Document” or “Transaction Document” or any other agreement or instrument is a reference to that Finance Document, Security Document or Transaction Document or other agreement or instrument as amended, replaced, novated, supplemented, extended or restated;
(vii)“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(viii)“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any statute, regulation or resolution or Executive Order of the United States of America, any state thereof, the Council of the European Union, the European Commission, the United Nations or its Security Council;
(ix)“proceedings” means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;
(x)a “person” includes any individual or natural person, firm, corporation, limited liability company, partnership, government, state or agency of a state or any association, trust, joint venture, consortium unincorporated association, joint stock company and trust (whether or not having separate legal personality);
(xi)a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;
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(xii)a provision of law is a reference to that provision as amended or re-enacted from time to time;
(xiii)a time of day is a reference to New York City time (unless otherwise indicated);
(xiv)any New York legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than the State of New York or a U.S. federal court, be deemed to include that which most nearly approximates in that jurisdiction to the New York legal term;
(xv)words denoting the singular number shall include the plural and vice versa; and
(xvi)“including” and “in particular” (and other similar expressions) shall be construed as not limiting any general words or expressions in connection with which they are used.
(b)The determination of the extent to which a rate is “for a period equal in length” to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)Section, Clause and Schedule headings are for ease of reference only and are not to be used for the purposes of construction or interpretation of the Finance Documents.
(d)Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.
(e)A Potential Event of Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been remedied or waived, provided, that following the exercise by the Facility Agent of any right pursuant to Clause 27.24 (Acceleration), an Event of Default is “continuing” only if it has not been waived.
1.3Construction of insurance terms
In this Agreement:
“approved” means, for the purposes of Clause 23 (Insurance Undertakings), approved in writing by the Facility Agent acting on the instructions of the Majority Lenders;
“excess risks” means, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;
“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 23 (Insurance Undertakings) or any other provision of this Agreement or of another Finance Document;
“policy” includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
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“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02) (1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/10/83) (1/11/95) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and
“war risks” includes the risk of mines and all risks excluded by clauses 29, 30 or 31 of the International Hull Clauses (1/11/02), clauses 29 or 30 of the International Hull Clauses (1/11/03), clauses 24, 25 or 26 of the Institute Time Clauses (Hulls) (1/11/95) or clauses 23, 24 or 25 of the Institute Time Clauses (Hulls) (1/10/83) or any equivalent provision.
1.4Agreed forms of Finance Documents
References in Clause 1.1 (Definitions and Interpretation) to any Finance Document being in “agreed form” are to that Finance Document:
(a)in a form attached to a certificate dated the same date as this Agreement (and signed by the Borrower and the Facility Agent); or
(b)in any other form agreed in writing between the Borrower and the Facility Agent acting with the authorization of the Majority Lenders or, where Clause 43.2 (All Lender matters) applies, all the Lenders.
1.5Third party rights
(a)Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right to enforce or to enjoy the benefit of any term of this Agreement.
(b)Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
(c)Any Receiver, Delegate or any other person described in paragraph (d) of Clause 14.2 (Other indemnities), paragraph (b) of Clause 30.11 (Exclusion of liability) or paragraph (b) of Clause 31.11 (Exclusion of liability) may, subject to this Clause 1.5 (Third party rights), rely on any Clause of this Agreement which expressly confers rights on it.

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Section 2

THE FACILITY
2THE FACILITY
2.1The Facility
Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a dollar term loan facility in a single advance in an aggregate amount not exceeding the Total Commitments.
2.2Finance Parties’ rights and obligations
(a)The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Transaction Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to sue for any Unpaid Sum due and payable to it in accordance with paragraph (d) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of a Loan or any other amount owed by a Transaction Obligor which relates to a Finance Party’s participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Transaction Obligor.
(c)Except as provided in paragraph (d) below and as otherwise specifically provided in a Finance Document, a Finance Party may not separately sue for any Unpaid Sum due and payable to it and enforce any Security or any other right under or in connection with a Finance Document.
(d)Notwithstanding any other provision of the Finance Documents (including without limitation paragraph (c) of this Clause 2.2 (Finance Parties’ rights and obligations)), a Finance Party may separately sue for any Unpaid Sum due and payable to it under this Agreement without the consent of any other Finance Party or joining any other Finance Party to the relevant proceedings.
3PURPOSE
3.1Purpose
The Borrower shall apply all amounts borrowed by it under the Facility only for the purpose of partly financing the Purchase Price of the Ship, provided that, the balance of the Facility after financing the Purchase Price may be used by the Borrower for general corporate purposes.
3.2Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.
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4CONDITIONS OF UTILIZATION
4.1Initial conditions precedent
The Borrower may not deliver the Utilization Request unless the Facility Agent has received all of the documents and other evidence listed in Part A of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.
4.2Further conditions precedent
The Lenders will be obliged to comply with Clause 5.4 (Lenders’ participation) only if:
(a)on the date of the Utilization Request and on the proposed Utilization Date and before the Loan is made available:
(i)no Default is continuing or would result from the proposed Utilization;
(ii)the Repeating Representations to be made by each Transaction Obligor are true;
(iii)a Change of Control has not occurred;
(iv)the Ship has neither been sold nor become a Total Loss; and
(v)the provisions of paragraph (b) of Clause 10.3 (Market disruption) do not apply; and
(b)the Facility Agent has received on or before the Utilization Date, or is satisfied it will receive when the Loan is made available, all of the documents and other evidence listed in Part B of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.
4.3Notification of satisfaction of conditions precedent
(a)The Facility Agent shall notify the Borrower and the Lenders promptly upon being satisfied as to the satisfaction of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent).
(b)Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorize (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.4Waiver of conditions precedent
If the Lenders, at their discretion, permit the Loan to be borrowed before any of the conditions precedent referred to in Clause 4.1 (Initial conditions precedent) or Clause 4.2 (Further conditions precedent) has been satisfied, the Borrower shall ensure that such conditions are satisfied within five Business Days after the Utilization Date or such later date as the Facility Agent, acting with the authorization of the Lenders, may agree in writing with the Borrower.
4.5Conditions subsequent
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The Borrower undertakes to deliver or cause to be delivered to the Facility Agent the additional documents and evidence listed in Part C of Schedule 2 (Conditions Precedent) within 90 days after the Utilization Date.

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Section 3

UTILIZATION
5UTILIZATION
5.1Delivery of a Utilization Request
The Borrower may make one Utilization only under the Facility by delivery to the Facility Agent of a duly completed Utilization Request not later than the Specified Time.
5.2Completion of a Utilization Request
(a)A Utilization Request is irrevocable and will not be regarded as having been duly completed unless:
(i)the proposed Utilization Date is a Business Day within the Availability Period;
(ii)the currency and amount of the Utilization comply with Clause 5.3 (Currency and amount); and
(iii)the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)Only one Utilization may be requested in a Utilization Request.
5.3Currency and amount
(a)The currency specified in a Utilization Request must be dollars.
(b)The amount of the proposed Loan must be an amount which is not more than the Available Facility.
(c)The amount of the proposed Loan must be an amount which would not oblige the Borrower to provide additional security or prepay part of the Loan if the ratio set out in Clause 25 (Security Cover) were applied and notice was given by the Facility Agent under Clause 25.1 (Minimum required security cover) immediately after the Loan was made.
5.4Lenders’ participation
(a)If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilization Date through its Facility Office.
(b)The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately before making the Loan.
(c)The Facility Agent shall notify each Lender of the amount of the Loan and the amount of its participation in the Loan by the Specified Time.
5.5Cancellation of Commitments
The Commitments in respect of the Loan which are unutilized at the end of the Availability Period shall then be cancelled.
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5.6Payment to third parties
The Facility Agent shall, on the Utilization Date, pay to, or for the account of, the Borrower the amounts which the Facility Agent receives from the Lenders in respect of the Loan. That payment shall be made in like funds as the Facility Agent received from the Lenders to the account of the Seller which the Borrower specifies in the Utilization Request.
5.7Disbursement of Loan to third party
A payment by the Facility Agent under Clause 5.6 (Payment to third parties) to a person other than the Borrower shall constitute the making of the Loan and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s participation in the Loan.
5.8Promissory notes
(a)The obligation of the Borrower to pay the principal of, and interest on, the Loan shall be evidenced by the Notes payable to the Lenders.
(b)The Loan made by a Lender to the Borrower shall be evidenced by a notation of the same made by such Lender on the grid attached to the Note payable to such Lender, which notation, absent manifest error, shall be prima facie evidence of the amount of the Loan made by such Lender to the Borrower.
(c)The failure of a Lender to make any such notation shall not affect the obligation of the Borrower in respect of the Loan nor affect the validity of any transfer by such Lender of its Note.
(d)On receipt of satisfactory evidence that a Note has been lost, mutilated or destroyed and on surrender of the remnants thereof, if any, the Borrower will promptly replace such Note, without charge to either the Borrower or the Finance Parties, with a similar Note. If such replacement Note replaces a lost Note it shall bear an endorsement to that effect. Any lost Note subsequently found shall be surrendered to the Borrower and cancelled. The relevant Lender shall indemnify the Borrower for any losses, claims or damages resulting from the loss of such Note.

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Section 4

REPAYMENT, PREPAYMENT AND CANCELLATION
6REPAYMENT
6.1Repayment of Loan
(a)The Borrower shall repay the Loan by 24 equal consecutive quarterly instalments each in an amount of $346,074 (each a “Repayment Instalment”), and a balloon instalment in an amount of $4,494,224 (the “Balloon Instalment”).
(b)The first Repayment Instalment shall be repaid on October 15, 2021, and each subsequent Repayment Instalment shall be repaid at 3-monthly consecutive intervals thereafter, and the last Repayment Instalment together with the Balloon Instalment shall be repaid on the Termination Date.
6.2Effect of cancellation and prepayment on scheduled repayments
(a)If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) then the Repayment Instalments and the Balloon Instalment falling after that cancellation will reduce pro rata by the amount of the Available Commitments so cancelled;
(b)If the Borrower cancels the whole or any part of any Available Commitment in accordance with Clause 7.2 (Voluntary and automatic cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 7.2 (Voluntary and automatic cancellation), the Repayment Instalments and the Balloon Instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount of the Commitments so cancelled;
(c)If any part of the Loan is repaid or prepaid in accordance with Clause 7.5 (Right of repayment and cancellation in relation to a single Lender) then the Repayment Instalments and the Balloon Instalment for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan repaid or prepaid;
(d)If any part of the Loan is repaid or prepaid in accordance with Clause 7.3 (Voluntary prepayment of Loan), then the amount of the Repayment Instalments and the Balloon Instalment for each Repayment Date falling after that repayment or prepayment will reduce pro rata in inverse chronological order by the amount of the Loan repaid or prepaid; or
6.3Termination Date
On the Termination Date, the Borrower shall additionally pay to the Facility Agent for the account of the Finance Parties all other sums then accrued and owing under the Finance Documents.
6.4Reborrowing
The Borrower may not reborrow any part of the Facility which is repaid.
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7PREPAYMENT AND CANCELLATION
7.1Illegality
If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:
(a)that Lender shall promptly notify the Facility Agent upon becoming aware of that event;
(b)upon the Facility Agent notifying the Borrower, the Available Commitment of that Lender will be immediately cancelled; and
(c)the Borrower shall prepay the Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participation prepaid.
7.2Voluntary and automatic cancellation
(a)The Borrower may, if it gives the Facility Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of $1,000,000) of the Available Facility. Any cancellation under this Clause 7.2 (Voluntary and automatic cancellation) shall reduce the Commitments of the Lenders ratably.
(b)The unutilized Commitment (if any) of each Lender shall be automatically cancelled on the Utilization Date.
7.3Voluntary prepayment of Loan
The Borrower may, if it gives the Facility Agent not less than 10 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 or a multiple of that amount) at any time after the last day of the Availability Period.
7.4Mandatory prepayment on sale or Total Loss
(a)If the Ship is sold or becomes a Total Loss, the Borrower shall on the Relevant Date prepay the Loan in full.
(b)In this Clause 7.4 (Mandatory prepayment on sale or Total Loss):
“Relevant Date” means:
(i)in the case of a sale of the Ship, on the date on which the sale is completed by transfer of title of the Ship to the buyer of the Ship;
(ii)in the case of any arrest of the Ship where the Ship is not within 30 days redelivered to the full control of the Borrower, on or before the date falling 30 days after the date of the arrest of the Ship; and
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(iii)in the case of any other Total Loss of the Ship, on the earlier of:
(A)the date falling 120 days after the Total Loss Date; and
(B)the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.
7.5Intentionally omitted
7.6Restrictions
(a)Any notice of cancellation or prepayment given by any Party under this Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and, if relevant, the part of the Loan to be prepaid or cancelled.
(b)Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and subject to Clause 11.3 (Break Funding Costs) and any Break Costs, without premium or penalty.
(c)The Borrower may not reborrow any part of the Facility which is prepaid.
(d)The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Total Commitment except at the times and in the manner expressly provided for in this Agreement.
(e)No amount of the Total Commitment cancelled under this Agreement may be subsequently reinstated.
(f)If the Facility Agent receives a notice under this Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrower or the Affected Lenders, as appropriate.
(g)If all or part of any Lender’s participation in the Loan is repaid or prepaid, an amount of that Lender’s Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.
1.7Application of prepayments
Any prepayment of any part of the Loan (other than a prepayment pursuant to Clause 7.1 (Illegality) or 7.5 (Right of repayment and cancellation in relation to a single Lender) shall be applied pro rata in inverse chronological order to each Lender’s participation in that part of the Loan.

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Section 5

COSTS OF UTILIZATION
8INTEREST
8.1Calculation of interest
The rate of interest on the Loan or any part of the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:
(a)    the Margin; and
(b)    LIBOR.
8.2Payment of interest
(a)The Borrower shall pay accrued interest on the Loan or any part of the Loan on the last day of each Interest Period (each an “Interest Payment Date”).
(b)If an Interest Period is longer than three Months, the Borrower shall also pay interest then accrued on the Loan or the relevant part of the Loan on the dates falling at three Monthly intervals after the first day of the Interest Period.
8.3Default interest
(a)If a Transaction Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2 percent per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Facility Agent. Any interest accruing under this Clause 8.3 (Default interest) shall be immediately payable by the Obligor on demand by the Facility Agent.
(b)If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:
(i)the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and
(ii)the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2 percent per annum higher than the rate which would have applied if that Unpaid Sum had not become due.
(c)Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.
8.4Notification of rates of interest
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The Facility Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.
9INTEREST PERIODS
9.1Selection of Interest Periods
(a)The Borrower may select the Interest Period for the Loan in the Utilization Request. Subject to paragraphs (f) and (g) below and Clause 9.2 (Changes to Interest Periods), the Borrower may select each subsequent Interest Period in respect of the Loan in a Selection Notice.
(b)Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower not later than the Specified Time.
(c)If the Borrower fails to select an Interest Period in the Utilization Request or fails to deliver a Selection Notice to the Facility Agent in accordance with paragraphs (a) and (b) above, the relevant Interest Period will, subject to paragraphs (f) and (g) below and Clause 9.2 (Changes to Interest Periods), be three Months.
(d)Subject to this Clause 9 (Interest Periods), the Borrower may select an Interest Period of 3 or 6 Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of all the Lender).
(e)An Interest Period in respect of the Loan shall not extend beyond the Termination Date.
(f)In respect of a Repayment Instalment, the Borrower shall request in the relevant Selection Notice that an Interest Period for a part of the Loan equal to such Repayment Instalment shall end on the Repayment Date relating to it and, subject to paragraph (d) above, select a longer Interest Period for the remaining part of the Loan.
(g)The first Interest Period for the Loan shall start on the Utilization Date and shall end on the first Repayment Date. Each subsequent Interest Period shall start on the last day of the preceding Interest Period and shall end on the last day of the Interest Period applicable thereto.
(h)Except for the purposes of paragraph (f) above and Clause 9.2 (Changes to Interest Periods), the Loan shall have one Interest Period only at any time.
9.2Changes to Interest Periods
(a)In respect of a Repayment Instalment, prior to determining the interest rate for the Loan, the Facility Agent may establish an Interest Period for a part of the Loan equal to such Repayment Instalment to end on the Repayment Date relating to it and the remaining part of the Loan shall have the Interest Period selected in the relevant Selection Notice, subject to paragraph (c) of Clause 9.1.
(b)If after the Borrower has selected and the Lender has agreed an Interest Period longer than six Months, the Lender notifies the Facility Agent within two Business Days after the Specified Time relating to the relevant Utilization Request or Selection Notice that it is not satisfied that deposits in dollars for a period equal to the Interest Period will be available to it in the Relevant Interbank Market when the Interest Period commences, the Facility Agent shall shorten the Interest Period to six Months.
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(c)If the Facility Agent makes any change to an Interest Period referred to in this Clause 9.2 (Changes to Interest Periods), it shall promptly notify the Borrower and the Lender.
9.3Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).
10CHANGES TO THE CALCULATION OF INTEREST
10.1Unavailability of Screen Rate
(a)If no Screen Rate is available for LIBOR for the Interest Period of the Loan or any part of the Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of the Loan or that part of the Loan.
(b)If no Screen Rate is available for LIBOR for:
(i)dollars; or
(ii)the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Screen Rate, there shall be no LIBOR for the Loan or that part of the Loan (as applicable) and Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan for that Interest Period.
1.2Intentionally omitted.
1.3Market disruption
(a)If before close of business in London on the Quotation Day for the relevant Interest Period the Facility Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 35 percent of the Loan or the relevant part of the Loan) (the “Relevant Lender”) that the cost to it of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select would be in excess of LIBOR then Clause 10.4 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.
(b)If, at least one Business Day before a Utilization Date, the Facility Agent receives notification from a Lender (the “Affected Lender”) that for any reason it is unable to obtain dollars in the Relevant Interbank Market in order to fund its participation in the Loan, the Affected Lender’s obligation to participate in the Loan shall be suspended while that situation continues.
1.4Cost of funds
(a)If this Clause 10.4 (Cost of funds) applies, the rate of interest on each Lender’s share of the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)the Margin; and
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(ii)the rate notified to the Facility Agent by that Lender as soon as practicable and in any event before noon on the date falling one Business Day after the Quotation Day to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or that part of the Loan from whatever source it may reasonably select.
(b)If this Clause 10.4 (Cost of funds) applies and the Lenders or the Borrower so require, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.
(c)Subject to Clause 43.4 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
(d)If this Clause 10.4 (Cost of funds) applies but any Lender does not supply a quotation by the time specified in sub-paragraph (ii) of paragraph (a) above, the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.
1.5Break Costs
(a)The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan, the relevant part of the Loan or that Unpaid Sum.
(b)Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable. Each Lender's determination of such Break Costs shall be binding on the Borrower absent manifest error.
11FEES
11.1Commitment fee
(a)The Borrower shall pay to the Facility Agent (for distribution among the Lenders pursuant to their Commitments) a fee computed at the rate of 35 percent of the Margin per annum on that Lender’s Available Commitment from time to time for the Availability Period
(b)The accrued commitment fee is payable on the last day of each successive period of three Months in arrears commencing on the Term Sheet Acceptance Date until the earlier of (i) the Utilization Date and (ii), if cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
11.2Arrangement fee
The Borrower shall pay to the Facility Agent (for distribution among the Lenders pursuant to their Commitments) a non-refundable arrangement fee equal to $115,200 (being .90% of the Total Commitment), payable on the Utilization Date provided that if the Facility is cancelled such arrangement fee shall be payable on the date of such cancellation.
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11.3Break Funding Costs
(a)If the Borrower prepays or cancels the whole or any part of a Loan and/or the Facility after a Lender’s cost of funding the Facility has been fixed, the Borrower shall pay to that Lender simultaneously with such prepayment or cancellation such Lender’s break funding costs, if any (“Break Funding Costs”).
(b)A Lender’s Break Funding Costs shall be calculated inter alia as the present value of any positive amount constituting the difference between:
(i)that Lender's cost of funding the Facility as of the Term Sheet Acceptance Date; and
(ii)that Lender’s cost of funding an amount equal to such prepaid part of a Loan and/or cancelled part of the Facility as of the date of the prepayment or cancellation on the basis of an identical tenor and repayment profile as that of the prepaid part of a Loan and/or cancelled part of the Facility.
(c)For the avoidance of doubt, the Break Funding Costs payable in accordance with this Clause is in addition to, and not a substitution of any Break Costs payable pursuant to the terms of this Agreement, and whether or not the Facility is cancelled.
(d)The determination of the Break Funding Costs by each Lender shall be, in the absence of manifest error, conclusive and binding on the Borrower.

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Section 6

ADDITIONAL PAYMENT OBLIGATIONS
12TAX GROSS UP AND INDEMNITIES; FATCA
12.1Definitions
(a)In this Agreement:
159“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
160“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.
161“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
162“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
(b)Unless a contrary indication appears, in this Clause 12 (Tax Gross Up and Indemnities; FATCA) reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination absent manifest error.
12.2Tax gross-up
(a)Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.
(c)If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.
(e)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
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12.3Tax indemnity
(a)The Borrower shall (within three Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.
(b)Paragraph (a) above shall not apply:
(i)with respect to any Non-indemnified Tax assessed on a Finance Party; or
(ii)to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).
(c)A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.
(d)A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3 (Tax indemnity), notify the Facility Agent.
12.4Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)a Tax Credit is attributable to (i) an increased payment of which that Tax Payment forms part, (ii) to that Tax Payment or (iii) to a Tax Deduction in consequence of which that Tax Payment was received; and
(b)that Finance Party has obtained, utilized and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
12.5Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Secured Party against any cost, loss or liability which that Secured Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.6VAT
(a)All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
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(b)If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part of it as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(d)Any reference in this Clause 12.6 (VAT) to any Party shall, at any time when that Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).
(e)In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
12.7FATCA Information
(a)Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)confirm to that other Party whether it is:
(A)a FATCA Exempt Party; or
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(B)not a FATCA Exempt Party; and
(ii)supply to that other Party such forms (including IRS Form W-8 or Form W-9 or any successor or substitute form, as applicable), documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.
(b)If a Party confirms to another Party pursuant to paragraph (a) above that it is a FATCA Exempt Party or provides an IRS Form W-8 or W-9 showing that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, or that the IRS Form has ceased to be accurate or valid, that Party shall notify that other Party or provide a revised IRS Form, as applicable, reasonably promptly.
(c)Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:
(i)any law or regulation;
(ii)any fiduciary duty; or
(iii)any duty of confidentiality;
provided that nothing in this paragraph shall excuse any Finance Party from providing a true, complete and correct IRS Form W-8 or W-9 (or any successor or substitute form where applicable). Any information provided on such IRS Form W-8 or W-9 (or any successor or substitute forms) shall not be treated as confidential information of such party for purposes of this paragraph.
(d)If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.8FATCA Deduction
(a)Each Party may make any FATCA Deduction as it reasonably determines is required to be made by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower, the Facility Agent and the other Finance Parties.
(c)If a FATCA Deduction is made as a result of any Finance Party failing to be a FATCA Exempt Party, such Party shall indemnify each other Finance Party against any loss, cost or expense to it resulting from such FATCA Deduction.
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13INCREASED COSTS
13.1Increased costs
(a)Subject to Clause 13.3 (Exceptions), the Borrower shall, within three Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)compliance with any law or regulation made;
in each case after the date of this Agreement; or
(iii)the implementation, application of or compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, Basel IV or CRD IV, or any law or regulation that implements or applies the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III, Basel IV or CRD IV, regardless of the date enacted or adopted or implemented.
(b)In this Agreement:
(i)“Dodd-Frank Wall Street Reform and Consumer Protection Act” means 12 U.S. Code § 5301, et seq.
(ii)“Basel III” means:
(A)the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(B)the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(C)any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.
(iii)“Basel IV” means any amendment, replacement, or refinement of Basel III or any other statutory scheme known or to be known as “Basel IV”;
(iv)“CRD IV” means:
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(A)Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012;
(B)Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC; and
(C)any other law or regulation which implements Basel III.
(v)“Increased Costs” means:
(A)a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(B)an additional or increased cost; or
(C)a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
13.2Increased cost claims
(a)A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.
(b)Each Finance Party shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
13.3Exceptions
Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:
(a)attributable to a Non-indemnified Tax or a change in the rate of tax on the overall net income of a Finance Party;
(b)compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);
(c)compensated for by any payment made pursuant to Clause 14.3 (Mandatory Cost); or
(d)attributable to the willful breach or gross negligence by the relevant Finance Party or its Affiliates of any law or regulation.
14OTHER INDEMNITIES
14.1Currency indemnity
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(a)If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)making or filing a claim or proof against that Obligor; or
(ii)obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall, as an independent obligation, on demand, indemnify each Secured Party to which that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
(b)Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2Other indemnities
(a)Each Obligor shall, on demand, indemnify each Secured Party against any cost, loss or liability incurred by it as a result of:
(i)the occurrence of any Event of Default;
(ii)a failure by a Transaction Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 33 (Sharing among the Finance Parties);
(iii)funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilization Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Secured Party alone); or
(iv)the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower

(b)Each Obligor shall, on demand, indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each such person for the purposes of this Clause 14.2 (Other indemnities) an “Indemnified Person”), against any cost, loss or liability incurred by that Indemnified Person pursuant to or in connection with any litigation, arbitration or administrative proceedings or regulatory inquiry, in connection with or arising out of the entry into and the transactions contemplated by the Finance Documents, having the benefit of any Security constituted by the Finance Documents or which relates to the condition or operation of, or any incident occurring in relation to, any Ship unless such cost, loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person.
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(c)Without limiting, but subject to any limitations set out in paragraph (b) above, the indemnity in paragraph (b) above shall cover any cost, loss or liability incurred by each Indemnified Person in any jurisdiction:
(i)arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law or any Sanctions; or
(ii)in connection with any Environmental Claim.
(d)Any Affiliate or any officer or employee of a Finance Party or of any of its Affiliates may rely on this Clause 14.2 (Other indemnities) subject to Clause 1.5 (Third party rights).
(e)The determination by a Lender of an amount to be paid by the Borrower under this Agreement shall be in reasonable detail and shall, in the absence of manifest error, be final and conclusive. None of the Lenders shall be required to disclose any matter which it regards as confidential to its own funding arrangements.
14.3Mandatory Cost
The Borrower shall, on demand by the Facility Agent, pay to the Facility Agent for the account of the relevant Lender, such amount which any Lender certifies in a notice to the Facility Agent to be its good faith determination of the amount necessary to compensate it for complying with:
(a)in the case of a Lender lending from a Facility Office in a Participating Member State, the minimum reserve requirements (or other requirements having the same or similar purpose) of the European Central Bank or any other authority or agency which replaces all or any of its functions) in respect of loans made from that Facility Office; and
(b)in the case of any Lender lending from a Facility Office in the United Kingdom, any reserve asset, special deposit or liquidity requirements (or other requirements having the same or similar purpose) of the Bank of England (or any other governmental authority or agency) and/or paying any fees to the U.K. Financial Conduct Authority and/or the U.K. Prudential Regulation Authority (or any other governmental authority or agency which replaces all or any of their functions), which, in each case, is referable to that Lender’s participation in the Loan.
14.4Indemnity to the Facility Agent
Each Obligor shall, on demand, indemnify the Facility Agent against:
(a)any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
(i)investigating any event which it reasonably believes is a Default; or
(ii)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized; or
(iii)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and
(b)any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct or fraud) or, in the case of any cost, loss or liability
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pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent in acting as Facility Agent under the Finance Documents.
14.5Indemnity to the Security Agent
(a)Each Obligor shall, on demand, indemnify the Security Agent and every Receiver and Delegate against any cost, loss or liability incurred by any of them:
(i)in relation to or as a result of:
(A)any failure by the Borrower to comply with its obligations under Clause 16 (Costs and Expenses);
(B)acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorized;
(C)the taking, holding, protection or enforcement of the Finance Documents and the Transaction Security;
(D)the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;
(E)any default by any Transaction Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(F)any action by any Transaction Obligor which vitiates, reduces the value of, or is otherwise prejudicial to, the Transaction Security; and
(G)instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents.
(ii)acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Security Property or the performance of the terms of this Agreement or the other Finance Documents (otherwise, in each case, than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct).
(b)The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Security Assets in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.5 (Indemnity to the Security Agent) and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.
15MITIGATION BY THE FINANCE PARTIES
15.1Mitigation
(a)Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under
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or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross Up and Indemnities; FATCA), Clause 13 (Increased Costs) or paragraph (a) of Clause 14.3 (Mandatory Cost) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)If any Lender requests compensation under Clause 13 (Increased Costs), or if the Borrower is required to pay any Tax Payment or additional amounts to any Lender pursuant to Clause 12 (Tax Gross Up and Indemnities; FATCA) and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with paragraph (a) of this Section, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Clause 28 (Changes to the Lenders), all of its interests, rights (other than its existing rights to payments pursuant to Clause 13 (Increased Costs) or Clause 12 (Tax Gross Up and Indemnities; FATCA) and obligations under this Agreement and the related Finance Documents to a New Lender that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Borrower shall have paid to the Facility Agent the assignment fee (if any) specified in Clause 28.3 (Assignment fee);
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and the Break Costs or at the relevant time, accrued fees and all other amounts payable to it hereunder and under the other Finance Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); and
(iii)such assignment does not conflict with applicable law.
(c)A Lender shall not be required to make any assignment or delegation described in subclause (b) above if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(d)Notwithstanding anything in this Clause 15.1 to the contrary, (i) the Lender that acts as the Facility Agent may not be replaced hereunder except in accordance with the terms of Clause 30.13 (Resignation of the Facility Agent).
(e)Paragraphs (a) and (b) above do not in any way limit the obligations of any Transaction Obligor under the Finance Documents.
15.2Limitation of liability
(a)Each Obligor shall, on demand, indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).
(b)A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if either:
(i)a Default has occurred and is continuing; or
(ii)in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
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16COSTS AND EXPENSES
16.1Transaction expenses
The Obligors shall, on demand, pay the Facility Agent and the Security Agent the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by any Secured Party in connection with the negotiation, preparation, printing, execution, syndication and perfection of:
(a)this Agreement and any other documents referred to in this Agreement, except an Assignment Agreement other than in relation to Clause 15.1(b);
(b)the Transaction Security; and
(c)any other Finance Documents executed after the date of this Agreement.
16.2Amendment costs
If:
(a)a Transaction Obligor requests an amendment, waiver or consent; or
(b)an amendment is required pursuant to Clause 34.9 (Change of currency) or as contemplated in Clause 43.4 (Replacement of Screen Rate); or
(c)a Transaction Obligor requests, and the Security Agent agrees to, the release of all or any part of the Security Assets from the Transaction Security, the Obligors shall, on demand, reimburse each of the Facility Agent and the Security Agent for the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by each Secured Party in responding to, evaluating, negotiating or complying with that request or requirement.
16.3Enforcement and preservation costs
The Obligors shall promptly, on demand, pay to each Secured Party the amount of all costs and expenses (including reasonable legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document or the Transaction Security and with any proceedings instituted by or against that Secured Party as a consequence of it entering into a Finance Document, taking or holding the Transaction Security, or enforcing those rights.

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Section 7

GUARANTEE
17GUARANTEE AND INDEMNITY
17.1Guarantee and indemnity
Each Guarantor irrevocably and unconditionally jointly and severally:
(a)guarantees to each Finance Party, as a primary obligor and not merely as a surety, punctual payment and performance by each other Transaction Obligor of all that other Transaction Obligors’ obligations under the Finance Documents to which each is a party;
(b)undertakes with each Finance Party that whenever another Transaction Obligor does not pay any amount (whether for principal, interest, fees, expenses or otherwise) when due (whether at stated maturity, by acceleration or otherwise) under or in connection with any Finance Document to which it is a party, that Guarantor shall immediately on demand pay that amount as if it were the primary obligor; and
(c)agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Transaction Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document to which it is a party on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 (Guarantee and Indemnity) if the amount claimed had been recoverable on the basis of a guarantee.
17.2Continuing guarantee
This guarantee is a continuing guarantee that shall remain in full force and effect until the irrevocable payment and performance in full by any Transaction Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. This guarantee constitutes a guarantee of punctual performance and payment and not merely of collection.
17.3Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Transaction Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is rescinded, discharged, avoided or reduced, or must be restored or returned, upon insolvency, bankruptcy, reorganization, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 (Guarantee and Indemnity) will continue or be reinstated as if the discharge, release or arrangement had not occurred.
17.4Waiver of defenses
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The obligations of each Guarantor under this Clause 17 (Guarantee and Indemnity) and in respect of any Transaction Security are irrevocable, absolute and unconditional and shall not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17.4 (Waiver of defenses), would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee and Indemnity) or in respect of any Transaction Security (without limitation and whether or not known to it or any Secured Party) including (and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to):
(a)any time, waiver or consent granted to, or composition with, any Transaction Obligor or other person;
(b)the release of any other Transaction Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;
(c)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Transaction Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realize the full value of any Security Asset;
(d)any incapacity or lack of power, authority or legal personality of or dissolution or change in the corporate or company structure, shareholders, members or status of a Transaction Obligor or any other person (including without limitation any change in the holding of such Obligor’s or other person’s Equity Interests);
(e)any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(f)any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)any bankruptcy, insolvency or similar proceedings;
(h)any election of remedies by a Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any Transaction Obligor, any other guarantor or any other person or entity or any Security Asset;
(i)any right of set-off or counterclaim against or in respect of the obligations of such Guarantor hereunder; or
(j)any other circumstance whatsoever that might otherwise constitute a defense available to, or a legal or equitable discharge of, any Transaction Obligor.
17.5Other waivers
Each Guarantor hereby unconditionally and irrevocably waives:
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(a)promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice and this guarantee and any requirement that a Secured Party protect, secure, perfect or insure any Security or any property subject thereto or exhaust any right or take any action against a Transaction Obligor, any other guarantor or any other person or entity or any Security Asset;
(b)any right to revoke this guarantee; and
(c)any duty on the part of a Transaction Obligor to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of that Transaction Obligor or any of their respective Subsidiaries now or hereafter known by any Secured Party.
17.6Acknowledgment of benefits
Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in this Clause 17 (Guarantee and Indemnity) are knowingly made in contemplation of such benefits.
17.7Immediate recourse
(a)Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Transaction Security) before claiming or commencing proceedings under this Clause 17 (Guarantee and Indemnity). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
(b)Each Guarantor agrees that, as between such Guarantor and any Secured Party (or any trustee or agent on its behalf), the obligations of each other Transaction Obligor under this Agreement and the other Finance Documents may be declared to be forthwith due and payable as provided in Clause 27.24 (Acceleration) (and shall be deemed to have become automatically due and payable in the circumstances provided in said Clause 27.24 (Acceleration)) for purposes of Clause 17.1 (Guarantee and indemnity) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Transaction Obligor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Transaction Obligor) shall forthwith become due and payable by such Guarantor for purposes of Clause 17.1 (Guarantee and indemnity).
17.8Appropriations
Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and each Guarantor shall not be entitled to the benefit of the same; and
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(b)hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee and Indemnity).
17.9Deferral of Guarantors’ rights
All rights which any Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Transaction Obligor or their respective assets shall be fully subordinated to the rights of the Secured Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, no Guarantor will exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17 (Guarantee and Indemnity):
(a)to be indemnified by a Transaction Obligor;
(b)to claim any contribution from any third party providing security for, or any other guarantor of, any Transaction Obligor’s obligations under the Finance Documents;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;
(d)to bring legal or other proceedings for an order requiring any Transaction Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);
(e)to exercise any right of set-off against any Transaction Obligor; and/or
(f)to claim or prove as a creditor of any Transaction Obligor in competition with any Secured Party.
If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Transaction Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 34 (Payment Mechanics).
17.10Additional security
This guarantee and any other Security given by a Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security or any other right of recourse now or subsequently held by any Secured Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.
17.11Independent obligations
The obligations of each Guarantor under or in respect of this guarantee are independent of any other obligations of any other Transaction Obligor under or in respect of the Finance Documents, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this guarantee irrespective of whether any action is brought against any
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other Transaction Obligor or whether any other Transaction Obligor is joined in any such action or actions.
17.12Limitation of liability
Each Guarantor and each of the Secured Parties hereby confirms that it is its intention that the obligations under this guarantee not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar law. To effectuate the foregoing intention, each Guarantor and each of the Secured Parties hereby irrevocably agrees that the obligations guaranteed by each Guarantor under this guarantee shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, result in the obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
17.13Applicability of provisions of Guarantee to other Security
Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defenses), 17.5 (Other waivers), 17.6 (Acknowledgment of benefits), 17.7 (Immediate recourse), 17.8 (Appropriations), 17.9 (Deferral of Guarantor’s rights), 17.10 (Additional security), 17.11 (Independent obligations) and 17.12 (Limitation of liability) shall apply, with any necessary modifications, to any Security which a Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Secured Liabilities or any part of them.
18INTENTIONALLY OMITTED

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Section 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
19REPRESENTATIONS
19.1General
Each Obligor makes the representations and warranties set out in this Clause 19 (Representations) to each Finance Party on the date of this Agreement.
19.2Status
(a)It is a corporation duly incorporated or company duly organized, as applicable, and validly existing in good standing under the law of its jurisdiction of incorporation, formation or organization.
(b)It and each Transaction Obligor has the power to own its assets and carry on its business as it is being conducted.
(c)It is duly qualified and in good standing as a foreign company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where, in each case, the failure to so qualify or be licensed and be in good standing could not reasonably be expected to have a Material Adverse Effect.
19.3Equity Interests and ownership
(a)The Borrower does not have any Subsidiaries.
(b)The aggregate number of shares of stock that the Borrower is authorized to issue is 200 registered shares of par value $1.00 common stock.
(c)All the Equity Interests of the Borrower have been validly issued, are fully paid non-assessable and are owned beneficially and of record by Bulk Fleet Bermuda Holding Company free and clear of any Security (except Permitted Security).
(d)The aggregate number shares of stock that Bulk Fleet Bermuda Holding Company is authorized to issue is 10,000 registered shares of par value $1 ordinary stock.
(e)All of the Equity Interests of Bulk Fleet Bermuda Holding Company have been validly issued, are fully paid and non-assessable and are owned beneficially and of record by Bulk Partners Holding Company Bermuda, free and clear of any Security (except for Permitted Security).
(f)The aggregate number shares of stock that Bulk Partners Holding Company Bermuda is authorized to issue is 10,000 registered shares of par value $1 ordinary stock.
(g)All of the Equity Interests of Bulk Partners Holding Company Bermuda have been validly issued, are fully paid and non-assessable and are owned beneficially and of record by Bulk Partners (Bermuda), free and clear of any Security (except for Permitted Security).
(h)The aggregate number of shares of stock that Bulk Partners (Bermuda) is authorized to issue is 312,329 registered shares of par value $1.00 ordinary stock.
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(i)All of the Equity Interests of Bulk Partners (Bermuda) have been validly issued, are fully paid and non-assessable and are owned beneficially and of record by Pangaea Logistics Solutions, free and clear of any Security (except for Permitted Security).
(j)None of the Equity Interests of any of the Obligors (other than Pangaea Logistics Solutions), are subject to any existing option, warrant, call, right (including pre-emption rights or similar rights), commitment or other agreement of any character to which such Obligor is a party requiring, and there are no Equity Interests of any of the Obligors (other than Pangaea Logistics Solutions), outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional Equity Interests of such Obligor (other than Pangaea Logistics Solutions) or other Equity Interests convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any of the Obligors (other than Pangaea Logistics Solutions).

(k)The structure chart of the Group provided by the Obligors to the Facility Agent pursuant to paragraph 4.5(a) of Part A of Schedule 2 (Conditions Precedent) and attached hereto as Schedule 8 (Group Structure Chart) is true and accurate in all respects.

19.4Binding obligations
The obligations expressed to be assumed by it in each Transaction Document to which it is a party are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization), legal, valid, binding and enforceable obligations.
19.5Validity, effectiveness and ranking of Security
(a)Each Finance Document to which it is a party does now or, as the case may be, will upon execution and delivery and, where applicable, registration create the Security it purports to create over any assets to which such Security, by its terms, relates, and such Security will, when created or intended to be created, be valid and effective, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization).
(b)No third party has or will have any Security (except for Permitted Security) over any assets that are the subject of any Transaction Security granted by it.
(c)The Transaction Security granted by it to the Security Agent or any other Secured Party has or will when created or intended to be created have first ranking priority or such other priority it is expressed to have in the Finance Documents and is not subject to any prior ranking or pari passu ranking security.
(d)No concurrence, consent or authorization of any person is required for the creation of or otherwise in connection with any Transaction Security.
19.6Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, each Transaction Document to which it is a party do not and will not conflict with:
(a)any law or regulation applicable to it;
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(b)the constitutional documents of any Transaction Obligor; or
(c)any agreement or instrument binding upon it or any Transaction Obligor or any Transaction Obligor’s assets or constitute a default or termination event (however described) under any such agreement or instrument which, in respect of a Transaction Obligor other than the Obligors, could reasonably be expected to have a material adverse effect on the business or financial condition of that Transaction Obligor.
19.7Power and authority
(a)It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, each Transaction Document to which it is or will be a party and the transactions contemplated by those Transaction Documents.
(b)No limit on its powers will be exceeded as a result of the borrowing, granting of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
19.8Validity and admissibility in evidence
All Authorizations required or desirable:
(a)to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;
(b)to make the Transaction Documents to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(c)for the conduct of the business, trade and ordinary activities of the Transaction Obligors, have been obtained or effected and are in full force and effect.
19.9Governing law and enforcement
(a)Subject to the Legal Reservations, the choice of governing law of each Transaction Document to which it is a party will be recognized and enforced in its Relevant Jurisdictions.
(b)Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognized and enforced in its Relevant Jurisdictions.
19.10Solvency; Insolvency Event; Creditor’s process
(a)It is solvent because:
(i)the sum of its assets, at a fair valuation, does and will exceed its liabilities, including, to the extent they are reportable as such in accordance with GAAP or IFRS, as applicable, contingent liabilities;
(ii)the present fair market saleable value of its assets is not and shall not be less than the amount that will be required to pay its probable liability on its then existing debts,
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including, to the extent they are reportable as such in accordance with GAAP or IFRS, as applicable, contingent liabilities, as they mature;
(iii)it does not and will not have unreasonably small working capital with which to continue its business; and
(iv)it has not incurred, does not intend to incur and does not believe it will incur, debts beyond its ability to pay such debts as they mature.
(b)No Insolvency Event or any expropriation, attachment, sequestration, distress or execution process (or any analogous creditor’s process in any jurisdiction) that affects any of its assets has been taken or, to its knowledge, is threatened in relation to a member of the Group.
19.11No filing or registration or stamp taxes
Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by those Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to the Mortgage and Shares Security which is referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilization) and which will be made or paid promptly after the date of the relevant Finance Document.
19.12Deduction of Tax
It is not required to make any Tax Deduction from any payment it may make under any Finance Document to which it is a party.
19.13No default
(a)No Event of Default and, on the date of this Agreement and on the Utilization Date, no Default is continuing or would reasonably be expected to result from the making of the Utilization or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.
(b)No other event or circumstance is outstanding which constitutes a default or a termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject.
19.14No misleading information
(a)Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.
(b)The financial projections contained in any such information have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair and arrived at after careful consideration.
(c)Nothing has occurred or been omitted from any such information and no information has been given or withheld that results in any such information being untrue or misleading in any material respect.
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19.15Financial Statements
(a)The Original Financial Statements were prepared in accordance with GAAP or IFRS, as applicable, consistently applied.
(b)The Original Financial Statements give a fair presentation of the Group’s financial position, results of operations and cash flows as at the end of the relevant Fiscal Year (consolidated in the case of the Group).
(c)There has been no material adverse change in its or any Transaction Obligor’s assets, business or financial condition (or the assets, business or consolidated financial condition of the Group) since the date of its Original Financial Statement.
(d) Pangea Logistic Solutions’ (on a consolidated basis) most recent financial statements delivered pursuant to Clause 20.2 (Financial statements):
(i)have been prepared in accordance with Clause 20.4 (Requirements as to financial statements); and
(ii)give a true and fair view of (if audited) or fairly represent (if unaudited) its financial condition as at the end of the relevant Fiscal Year and operations during the relevant Fiscal Year.
(e)Since the date of the most recent financial statements delivered pursuant to Clause 20.2 (Financial statements) there has been no material adverse change in the business, assets or consolidated financial condition of the Group.
19.16Pari passu ranking
Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
19.17No proceedings pending or threatened
(a)No litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code or any Sanctions) of or before any court, arbitral body or agency have (to its knowledge and belief (having made due inquiry)) been started or threatened against it or any member of the Group which could reasonably be expected to have a Material Adverse Effect.
(b)No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which might reasonably be expected to have a Material Adverse Effect has (to its knowledge and belief (having made due inquiry)) been made against it or any other member of the Group.
19.18Validity and completeness of the MOA and any Permitted Charters
(a)The MOA constitutes a legal, valid, binding and enforceable obligations of the Borrower and the Seller respectively
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(b)The Time Charter and any other Permitted Charter constitutes legal, valid, binding and enforceable obligations of the Borrower.
(c)The copies of the MOA, the Time Charter and any other Permitted Charter delivered to the Facility Agent before the date of this Agreement are true and complete copies.
(d)No amendments or additions to the MOA, the Time Charter or any other Permitted Charter have been agreed except as disclosed in the certified copy of such documents delivered to the Agent nor have any rights under such MOA, Time Charter or any other Permitted Charter been waived as of the date of this Agreement.
19.19No rebates etc.
There is no agreement or understanding to allow or pay any rebate, premium, inducement, commission, discount or other benefit or payment (however described) to the Borrower or any other member of the Group in connection with the purchase by the Borrower of the Ship, other than as disclosed to the Facility Agent in writing on or before the date of this Agreement.
19.20Valuations
(a)All information supplied by it or on its behalf to an Approved Shipbroker for the purposes of a valuation delivered to the Facility Agent in accordance with this Agreement was true and accurate in all material respects as at the date it was supplied or (if appropriate) as at the date (if any) at which it is stated to be given.
(b)It has not omitted to supply any material information to an Approved Shipbroker which, if disclosed, would adversely affect any valuation prepared by such Approved Shipbroker.
(c)There has been no material change to the factual information provided pursuant to paragraph (a) above in relation to any valuation between the date such information was provided and the date of that valuation which, in either case, renders that information untrue or misleading in any material respect.
19.21No breach of laws
It has not (and no Transaction Obligor has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.
19.22No Charter
The Ship is not subject to any Charter other than a Permitted Charter.
19.23Compliance with Environmental Laws
All Environmental Laws relating to the ownership, operation and management of the Ship and the business of each member of the Group and the business of the Approved Technical Manager (as now conducted and as reasonably anticipated to be conducted in the future) and the terms of all Environmental Approvals have been complied with.
19.24No Environmental Claim
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No Environmental Claim has been made or threatened against any member of the Group or the Ship.
19.25No Environmental Incident
No Environmental Incident has occurred in relation to any Transaction Obligor and no person has claimed that an Environmental Incident has occurred in relation to any Transaction Obligor.
19.26ISM and ISPS Code compliance
All requirements of the ISM Code and the ISPS Code as they relate to the Borrower, the Approved Technical Manager and the Ship have been complied with.
19.27Taxes paid
(a)It has timely filed or has caused to be filed all tax returns and other reports that it is required by law or regulation to file in the U.S. or any Relevant Jurisdiction, and has paid or caused to be paid all taxes, assessments and other similar charges that are due and payable in the U.S. or any Relevant Jurisdiction, other than any Taxes:
(i)which (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and as to which such failure to have paid such Tax does not create any risk of sale, forfeiture, loss, confiscation or seizure of any of its assets or of criminal liability; or
(ii)the non-payment of which could not reasonably be expected to have a Material Adverse Effect.
The charges, accruals, and reserves on its books respecting taxes are adequate in accordance with GAAP or IFRS, as applicable.
(b)No material claim for any Tax has been asserted against it by any Relevant Jurisdiction or other taxing authority other than claims that are included in the liabilities for taxes in its most recent balance sheet or disclosed in the notes thereto, if any.
(c)The execution, delivery, filing and registration or recording (if applicable) of the Finance Documents and the consummation of the transactions contemplated thereby will not cause any of the Secured Parties to be required to make any registration with, give any notice to, obtain any license, permit or other authorization from, or file any declaration, return, report or other document with any governmental authority in any Relevant Jurisdiction.
(d)No Taxes are required by any governmental authority in any Relevant Jurisdiction to be paid with respect to or in connection with the execution, delivery, filing, recording, performance or enforcement of any Finance Document.
(e)The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Secured Parties will not cause such Secured Party to be subject to taxation under any law or regulation of any governmental authority in any Relevant Jurisdiction of any Obligor.
19.28Financial Indebtedness
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No Obligor has any Financial Indebtedness outstanding other than Permitted Financial Indebtedness.
19.29Intellectual property
Except for those with respect to which the failure to own or license could not reasonably be expected to have a Material Adverse Effect, it owns or has the right to use all patents, trademarks, permits, service marks, trade names, copyrights, franchises, formulas, licenses and other rights with respect thereto, and have obtained assignment of all licenses and other rights of whatsoever nature, that are material to its business as currently contemplated without any conflict with the rights of others.
19.30Good title to assets
(a)It has good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted.
(b)It has not created and is not contractually bound to create any Security on or with respect to any of its assets, properties, rights or revenues, except for Permitted Security, and except as provided in this Agreement, it is not restricted by contract, applicable law or regulation or otherwise from creating Security on any of its assets, properties, rights or revenues.
19.31Ownership of assets
(a)The Borrower is or will be on the Utilization Date the sole legal and beneficial owner of the Ship, its Earnings and Insurances.
(b)With effect on and from the date of its creation or intended creation, each Transaction Obligor will be the sole legal and beneficial owner of any asset that is the subject of any Transaction Security created or intended to be created by such Transaction Obligor.
(c)The constitutional documents of each Obligor do not and could not restrict or inhibit any transfer of the shares of the Borrower on creation or enforcement of the security conferred by the Security Documents.
19.32Margin stock
It is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of the Loan will be used to buy or carry any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock.
19.33Place of business
(a)For purposes of the UCC, it and the Charterer has only one place of business located at, or, if it has more than one place of business, the chief executive office from which it manages the main part of its business operations and conducts its affairs is located at:
c/o Phoenix Bulk Carriers (US) LLC, As Agents
109 Long Wharf
Newport, Rhode Island 02840 USA

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(b)For purposes of the UCC, Seamar Management S.A., the Approved Technical Manager, has only one place of business at, or, if it has more than one place of businsess, the chief executive office from which it manages the main part of its business operations and conducts its affaris is located at:
90 Kifisias Ave., Marousi
Athens 151 25
Greece

19.34Pension plans
(a)None of the Obligors or any ERISA Affiliate is a party to a Plan or a Multiemployer Plan. None of the Obligors is a party to a Foreign Pension Plan.
(b)No Obligor is deemed to hold “plan assets” within the meaning of Section 3(42) of ERISA.
(c)The execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the Code.
19.35Sanctions
(a)None of the Obligors, any Approved Technical Manager who is a member of the Group or any other member of the Group who executes a Transaction Document nor, to the knowledge of any such Transaction Obligor, any other Approved Technical Manager, any Affiliate or employees of any such Transaction Obligor or any person acting on any of their behalf:
(i)is a Restricted Party;
(ii)is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party;
(iii)owns or controls a Restricted Party;
(iv)is in breach of applicable Sanctions; or
(v)has received notice of or is aware of any claim, action, suit, proceedings or investigation against it with respect to Sanctions by any Sanctions Authority.
(b)The Ship is not a ship with which any person is prohibited or restricted from dealing with under any Sanctions.
(c)No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions. No Obligor shall fund all or any part of any payment or repayment under the Loan out of proceeds directly or indirectly derived from any activity in a country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions or any transaction with a Restricted Party, or out of proceeds directly or indirectly derived from any other transactions which would be prohibited by Sanctions or in any other manner which would otherwise cause any Finance Party to be in breach of Sanctions.
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(d)Each of the Obligors, any Approved Technical Manager who is a member of the Group and any other member of the Group who executes a Transaction Document has implemented and maintains in effect policies and procedures designed to ensure compliance by each such Transaction Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions, and each such Transaction Obligor and any other Approved Technical Manager, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of each such Transaction Obligor, its agents, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Transaction Obligor or Approved Technical Manager being designated as a Restricted Party.
19.36Investment company, public utility, etc.
It is not:
(a)an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended; or
(b)a “public utility” within the meaning of the U.S. Federal Power Act of 1920, as amended.
19.37Immunity; enforcement; submission to jurisdiction; choice of law
(a)It is subject to civil and commercial law with respect to its obligations under the Finance Documents, and the execution, delivery and performance by it of the Finance Documents to which it is a party constitute private and commercial acts rather than public or governmental acts.
(b)Neither it nor any of its properties has any immunity from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment, set-off, execution of a judgment or from any other legal process in relation to any Finance Document.
(c)It is not necessary under the laws of its jurisdiction of incorporation or formation, in order to enable any Secured Party to enforce its rights under any Finance Document or by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document, that such Secured Party should be licensed, qualified or otherwise entitled to carry on business in such Obligor’s jurisdiction of incorporation or formation.
(d)Other than the recording of the Mortgages in accordance with the laws of the Approved Flag and such filings as may be required in a Relevant Jurisdiction in respect of certain of the Finance Documents, and the payment of fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement or any other Finance Document that any of them or any document relating thereto be registered, filed recorded or enrolled with any court or authority in any Relevant Jurisdiction.
(e)The execution, delivery, filing, registration, recording, performance and enforcement of the Finance Documents by any of the Secured Parties will not cause such Secured Party to be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor or subject to taxation under any law or regulation of any governmental authority in any Relevant Jurisdiction of any Obligor.
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(f)Under the law of its jurisdiction of incorporation or formation, the choice of the law of New York to govern this Agreement and the other Finance Documents to which New York law is applicable is valid and binding.
(g)The submission by it to the jurisdiction of the New York State courts and the U.S. Federal court sitting in New York County pursuant to Clause 48.1 (Jurisdiction) is valid and binding and not subject to revocation, and service of process effected in the manner set forth in Clause 48.2 (Service of process) will be effective to confer personal jurisdiction over it in such courts.
19.38Anti-Bribery and Corruption laws
(a)Each Transaction Obligor has conducted and is conducting its businesses in compliance with Anti-Bribery and Corruption Laws.
(b)Each Transaction Obligor has instituted and maintained systems, controls, policies and procedures designed:
(i)to prevent and detect incidences of bribery and corruption; and
(ii)to promote and achieve compliance with Anti-Bribery and Corruption Laws including, but not limited to, maintaining thorough and accurate books and records, and utilization of commercially reasonable efforts to ensure that that Transaction Obligor shall act in compliance with Anti-Bribery and Corruption Laws.
(c)No Transaction Obligor is (or ought reasonably to be) aware, that any of its directors or officers has:
(i)directly or, to its knowledge, indirectly, made, offered to make, promised to make or authorized the offer, payment, or giving of, any value, including a financial or other advantage for an improper purpose within the meaning and in violation of Anti-Bribery and Corruption Laws;
(ii)directly or, to its knowledge, indirectly used any corporate funds for any contribution, gift, entertainment or other expense relating to political office or activity in violation of Anti-Bribery and Corruption Laws;
(iii)made any direct or, to its knowledge, indirect payment or transfer of value to any public official or any company employee from corporate funds in violation of Anti-Bribery and Corruption Laws;
(iv)received directly or, to its knowledge, indirectly any bribe, rebate, payoff, influence payment, kickback or other payment or transfer of value prohibited under Anti-Bribery and Corruption Laws; or
(v)been or is subject to any litigation, arbitration or administrative, regulatory or criminal proceedings or investigation with regard to any actual or alleged unlawful payment, improper transfer of value or other violation of Anti-Bribery and Corruption Laws.
(d)The Borrower will not directly or, to its knowledge, indirectly use the proceeds of a Loan for any purpose which would be in violation of the Anti-Bribery and Corruption Laws.
19.39No other business
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The Borrower shall not engage any business other than the ownership and operation of the Ship.
19.40Repetition
The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of the Utilization Request and the first day of each Interest Period.
20INFORMATION UNDERTAKINGS
20.1General
The undertakings in this Clause 20 (Information Undertakings) remain in force throughout the Security Period unless the Facility Agent, acting with the authorization of the Majority Lenders (or, where specified, all the Lenders), may otherwise permit.
20.2Financial statements
Pangaea Logistics Solutions shall supply to the Facility Agent in sufficient copies for all the Lenders:
(a)as soon as they become available, but in any event within 180 days after the end of its Fiscal Year the audited consolidated financial statements of Pangaea Logistics Solutions for that Fiscal Year.
(b)as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its Fiscal Years the unaudited consolidated financial statements of Pangaea Logistics Solutions for that quarter of that Fiscal Year.
(c)as soon as possible, but in no event later than 45 days after the end of each Fiscal Year of Pangaea Logistics Solutions, a consolidated budget for Pangaea Logistics Solutions (including profit and loss, balance sheet and cash flow statements together with a comparison against the previous Fiscal Year) in a format approved by the Facility Agent which shows all anticipated income and expenditure (including all off-balance sheet and time-charter hire commitments) including, but not limited to, in respect of the Ship.
20.3Compliance Certificate
(a)Pangaea Logistics Solutions shall supply to the Facility Agent, with each set of financial statements delivered pursuant to paragraph (a) or paragraph (b) of Clause 20.2 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial Covenants) as at the date as at which such compliance is required.
(b)Each Compliance Certificate shall be signed by the chief financial officer (or equivalent) of Pangaea Logistics Solutions and, if required to be delivered with the financial statements delivered pursuant to paragraph (a) of Clause 20.2 (Financial statements), shall be reported on by the auditors of that company in the form agreed by each such company and all the Lenders before the date of this Agreement.
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20.4Requirements as to financial statements
(a)Each set of financial statements delivered to the Facility Agent pursuant to Clause 20.2 (Financial statements) shall be certified by the chief financial officer (or equivalent) of the relevant company as being a fair presentation of the financial position, results of operations and cash flows of such company as at the date as at which those financial statements were prepared.
(b)Pangaea Logistics Solutions shall procure that each set of financial statements delivered pursuant to Clause 20.2(a) (Financial statements) was audited by an Acceptable Accounting Firm and shall not be the subject of any qualification in such Acceptable Accounting Firm’s opinion.
(c)Pangaea Logistics Solutions shall procure that each set of its financial statements delivered pursuant to Clause 20.2 (Financial statements) is prepared using GAAP or IFRS, as applicable, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in GAAP or IFRS, as applicable, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the company) deliver to the Facility Agent:
(i)a description of any change necessary for those financial statements to reflect the GAAP or IFRS, as applicable, accounting practices and reference periods upon which the Original Financial Statements were prepared; and
(ii)sufficient information, in form and substance as may be reasonably required by the Facility Agent, to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.
20.5Information: miscellaneous
Each Obligor shall and shall procure that each other Transaction Obligor shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):
(a)all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)promptly upon becoming aware of them, the details of any Insolvency Event, Environmental Claim, litigation, arbitration or administrative proceedings or investigations (including proceedings or investigations relating to any alleged or actual breach of the ISM Code or of the ISPS Code) which are current, threatened or pending against any member of the Group, and which might, if adversely determined, be reasonably expected to have a Material Adverse Effect;
(c)promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral body or agency which is made against any member of the Group and which might have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding $10,000,000 (or its equivalent in other currencies);
(d)promptly, its constitutional documents where these have been amended or varied;
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(e)promptly, a chart depicting the capital structure of the Transaction Obligors where the structure has changed unless otherwise provided in the financial statements;
(f)promptly, such further information and/or documents regarding:
(i)the Ship, goods transported on the Ship, its Earnings and its Insurances;
(ii)the Security Assets;
(iii)compliance of the Transaction Obligors with the terms of the Finance Documents;
(iv)the financial condition, business and operations of any member of the Group, as any Finance Party (through the Facility Agent) may reasonably request; and
(g)promptly, such further information and/or documents as any Finance Party (through the Facility Agent) may reasonably request so as to enable such Finance Party to comply with any laws applicable to it (including without limitation compliance with FATCA) or as may be required by any regulatory authority.
20.6Notification of Default
(a)Each Obligor shall, and shall procure that each other Transaction Obligor shall, notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by its chief financial officer (or another executive officer) on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
(c)Each Obligor shall, and shall procure that each other Transaction Obligor (to the extent it is in possession of the relevant information) shall, notify the Facility Agent of any event or circumstance that is outstanding which constitutes a default or a termination event (however described) under any agreement or instrument relative to the Ship.
20.7Use of websites
(a)Each Transaction Obligor may satisfy its obligation under the Finance Documents to which it is a party to deliver any information in relation to those Lenders (the “Website Lenders”) which accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) if:
(i)the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)both the relevant Obligor and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)the information is in a format previously agreed between the relevant Obligor and the Facility Agent.
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If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors accordingly and each Obligor shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event each Obligor shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.
(b)The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Obligors or any of them and the Facility Agent.
(c)An Obligor shall promptly upon becoming aware of its occurrence notify the Facility Agent if:
(i)the Designated Website cannot be accessed due to technical failure;
(ii)the password specifications for the Designated Website change;
(iii)any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)if that Obligor becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If an Obligor notifies the Facility Agent under sub-paragraph (i) or (v) of paragraph (c) above, all information to be provided by the Obligors under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
(d)Any Website Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Obligors shall comply with any such request within 10 Business Days.
20.8“Know your customer” checks
(a)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)any change in the status of a Transaction Obligor (including, without limitation, (1) the delisting of any previously listed Transaction Obligor from a regulated market that is subject to disclosure requirements consistent with EU law or equivalent international standards, or (2) a change of ownership of a Transaction Obligor (other than a change in ownership of Pangaea Logistics Solutions so long as Pangaea Logistics Solutions remains fully listed or, following any delisting of Pangaea Logistics Solutions, so long as no such delisting results in any beneficial owners (being any natural person(s)) singly owning or controlling (directly or indirectly) more than 20% or 25% (such threshold depending on whether such Transaction Obligor is at that time considered moderate risk or high risk, respectively, as determined by the relevant Lender in accordance with applicable laws
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and regulations) of the shares or voting rights in Pangaea Logistics Solutions)) after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges a Finance Party (or, in the case of sub-paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by a Servicing Party (for itself or on behalf of any other Finance Party) or any Lender (for itself or, in the case of the event described in sub-paragraph (iii) above, on behalf of any prospective new Lender) in order for such Finance Party or, in the case of the event described in sub-paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents including, but not limited to, the Danish Consolidating Act no. 1782 of November 27, 2020 on Measures to Prevent Money Laundering and Financing of Terrorism (as amended and supplemented), which documentation or other evidence (in each case, for the avoidance of doubt, to the extent the relevant Finance Party is required to be in possession of such information and/or evidence to carry out and be satisfied that such Finance Party has complied with all necessary “know your customer” or other similar checks under the aforementioned applicable laws and regulations) may include in respect of any Transaction Obligor, without limitation, any group structure chart evidencing the complete ownership and control structure of the Transaction Obligors (including, following any delisting of Pangaea Logistics Solutions as set out below in this paragraph), including ownership stake belonging to beneficial owners (being any natural person(s)) singly owning or controlling (directly or indirectly) more than 20% or 25% (such threshold depending on whether such Transaction Obligor is at that time considered moderate risk or high risk, respectively, as determined by the relevant Lender in accordance with applicable laws and regulations) and satisfactory proof of identity of the Transaction Obligors and any such beneficial owner in each case as described in sub-paragraphs 5.6 (a) and (b) of Part A of Schedule 2 (Conditions Precedent) of this Agreement (which for the avoidance of doubt are indicative of the requirements of such Danish Consolidating Act, and which may be required to be delivered after the date of this Agreement with reference to the circumstances at such time notwithstanding the satisfaction of the conditions precedent to the Utilization Request) as well as the confirming statement and updated information described in Clause 20.10(b) of this Agreement.
(b)Each Lender shall promptly upon the request of a Servicing Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Servicing Party (for itself) in order for that Servicing Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
20.9Change of place of business
The Borrower shall notify the Facility Agent promptly of any change in the location of the place of business where a Transaction Obligor conducts its affairs and keeps its records.
20.10Evidence of authority; confirmation statements
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Each Obligor shall, or shall procure the supply of:
(a)to the extent not already provided pursuant to Clause 4 (Conditions of Utilization) of this Agreement, copies of signing authority of any person executing a document on behalf of the Transaction Obligors in such form as may be specified by the Facility Agent (acting reasonably); and
(b)upon request by the Facility Agent no more frequently than once every 12 months, a statement from the Transaction Obligors confirming that the documents, data or information previously provided to a Servicing Party under each of Clause 4 (Conditions of Utilization) and Clause 20.8 (“Know your customer” checks) of this Agreement is up-to-date, or, alternatively, any relevant updated documents, data or information.
21FINANCIAL COVENANTS
21.1General
The undertakings in this Clause 21 (Financial Covenants) remain in force throughout the Security Period except as the Facility Agent, acting with the authorization of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.
21.2Consolidated Leverage Ratio
Pangaea Logistics Solutions shall maintain a Consolidated Leverage Ratio of not more than 200%.
21.3Consolidated Debt Service Coverage Ratio
Pangaea Logistics shall maintain at all times a Consolidated Debt Service Coverage Ratio of not less than 115% (on a rolling four quarter basis, tested as of the last day of each fiscal quarter).
21.4Consolidated minimum liquidity
Pangaea Logistics Solutions shall maintain a Consolidated Liquidity, including all amounts on deposit with any bank, of not less than $18,000,000.
21.5Consolidated Net Worth
Pangaea Logistics Solutions shall maintain a Consolidated Net Worth of not less than $50,250,000.
22GENERAL UNDERTAKINGS
22.1General
The undertakings in this Clause 22 (General Undertakings) remain in force throughout the Security Period except as the Facility Agent, acting with the authorization of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.
22.2Authorizations
(a)Each Obligor shall, and shall procure that each other Transaction Obligor will, promptly:
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(i)obtain, comply with and do all that is necessary to maintain in full force and effect; and
(ii)supply certified copies to the Facility Agent of,
(1) in the case of each such Transaction Obligor (other than Pangaea Logistics Solutions), any Authorization required under any law or regulation of a Relevant Jurisdiction, and (2) in the case of Pangaea Logistics Solutions, any Authorization required under any law or regulation within the meaning of subparagraphs (a), (b) and (d) of Relevant Jurisdiction and the jurisdiction in which the chief executive office from which it manages the main part of its business operations and conducts its affairs is located, or the state of the Approved Flag at any time of the Ship to enable it to:
(A)perform its obligations under the Transaction Documents to which it is a party;
(B)ensure the legality, validity, enforceability or admissibility in evidence in any such Relevant Jurisdiction or other jurisdiction described in this subclause (b) or in the state of the Approved Flag at any time of the Ship or any Transaction Document to which it is a party; and
(C)own and operate the Ship (in the case of the Borrower).

22.3Compliance with laws

Each Obligor shall, and shall procure that each other Transaction Obligor will, comply in all material respects with all laws and regulations to which it may be subject (including without limitation tax laws and anti-corruption/bribery laws), if failure so to comply has or is reasonably likely to have a Material Adverse Effect.
22.4Environmental compliance
Each Obligor shall, and shall procure that each other Transaction Obligor and the Approved Technical Manager will:
(a)comply with all Environmental Laws;
(b)obtain, maintain and ensure compliance with all requisite Environmental Approvals;
(c)implement procedures to monitor compliance which are intended to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.
22.5Environmental claims
Each Obligor shall, and shall procure that each other Transaction Obligor and the Approved Technical Manager will, promptly upon becoming aware of the same, inform the Facility Agent in writing of:
(a)any Environmental Claim against it, that Transaction Obligor or that Approved Technical Manager which is current, pending or threatened; and
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(b)any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against it, that Transaction Obligor or that Approved Technical Manager, where the claim, if determined against it, that Transaction Obligor or that Approved Technical Manager, has or is reasonably likely to have a Material Adverse Effect.
22.6Environmental Incidents
Each Obligor shall, and shall procure that each other Transaction Obligor and the Approved Technical Manager will, take, or cause to be taken, such actions as may be reasonably required to mitigate potential liability to it arising out of Environmental Incidents or as may be reasonably required to protect the interests of the Secured Parties with respect thereto.
22.7Taxation
(a)Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)such payment is being contested in good faith;
(ii)adequate reserves are maintained for those Taxes and the costs required to contest them have been disclosed in its latest financial statements delivered to the Facility Agent under Clause 20.2 (Financial statements); and
(iii)such payment can be lawfully withheld.
(b)No Obligor shall change its residence for tax purposes.
22.8Performance of obligations
Each Obligor shall, and shall procure that each other Transaction Obligor will, duly observe and perform in all material respects its obligations under each Finance Document to which it is or is to become a party.
22.9Pari passu ranking
Each Obligor shall, and shall procure that each other Transaction Obligor will, ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.
22.10Title
(a)The Borrower shall hold the legal title to, and own the entire beneficial interest in the Ship, and its Earnings and Insurances;
(b)With effect on and from its creation or intended creation, each Obligor shall, and shall procure that each other Transaction Obligor shall, hold the legal title to, and own the entire beneficial interest in any other assets the subject of any Transaction Security created or intended to be created by such Transaction Obligor.
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22.11Books of record and account; separate accounts
(a)Each of the Obligors shall keep separate and proper books of record and account in which full and materially correct entries shall be made of all financial transactions and the assets and business of each of such Obligor in accordance with GAAP or IFRS, as applicable, and the Facility Agent shall have the right to examine the books and records of such Obligor wherever the same may be kept from time to time as it sees fit, in its sole reasonable discretion, or to cause an examination to be made by a firm of accountants selected by it, provided that any examination shall be done upon reasonable notice without undue interference with the day to day business operations of such Obligor.
(b)Each of the Obligors shall keep separate accounts and shall not co-mingle assets with each other or any other person.
22.12Existence
Each Obligor shall, and shall procure that each other Transaction Obligor will, do or cause to be done all things necessary to preserve and keep in full force and effect its existence in good standing under the laws of its jurisdiction of incorporation or formation.
22.13Conduct of business
(a)The Borrower shall conduct business only in connection with, or for the purpose of, owning the Ship.
(b)Each Obligor shall conduct business in its own name and observe all corporate and other formalities required by its constitutional documents.
22.14Properties
(a)Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Obligor shall maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.
(b)Each Obligor shall obtain and maintain good and marketable title or the right to use or occupy all real and personal properties and assets (including intellectual property) reasonably required for the conduct of its business.
(c)Each Obligor shall maintain and protect its intellectual property and conduct its business and affairs without infringement of or interference with any intellectual property of any other person in any material respect and shall comply in all material respects with the terms of its licenses.
22.15Loan proceeds
The Borrower shall use the proceeds of the Loan solely to partially refinance the acquisition of the Ship and for general corporate purposes.
22.16Subordination of loans
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Each Obligor shall cause all loans and equity contributions made to it by any Affiliate, parent or subsidiary and all sums and other obligations (financial or otherwise) owed by it to any Affiliate, parent or subsidiary to be fully subordinated to all Secured Liabilities pursuant to a subordination agreement that is reasonably acceptable in form and substance to the Facility Agent.
22.17Asset control
Each Obligor shall to the best of its knowledge and ability ensure that it is not owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Restricted Party and does not own or control a Restricted Party.
22.18Sanctions
(a)Each Obligor shall ensure that no part of the proceeds of the Loan or other transactions contemplated by this Agreement or any other Finance Document shall, directly or indirectly, be used or otherwise made available:
(i)to fund any trade, business or other activity involving any Restricted Party;
(ii)for the direct or indirect benefit of any Restricted Party; or
(iii)in any other manner (including without limitation engaging in any activities, business or transactions) that would reasonably be expected to result in (1) the occurrence of an Event of Default under Clause 27.18 (Restricted Party), (2) any Obligor (other than the Borrower) or any Affiliate of such party or any other person being party to or benefitting from any Finance Document being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a Restricted Party, or (3) a Finance Party becoming a Restricted Party.
(b)Each Obligor shall ensure that no payment or repayment under the Facility is directly or indirectly funded out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any other person or entity to be in breach of Sanctions.
(c)Each Obligor shall ensure that its assets (including, without limitation, the Ship) shall not be used directly or indirectly:
(i)by or for the direct or indirect benefit of any Restricted Party; or
(ii)in any trade which is prohibited under applicable Sanctions or which could expose any Obligor, any asset subject to Security under the Finance Documents, any Secured Party, any other person being party to or benefitting from any Finance Document, any Approved Technical Manager, any operator, crew or insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions; or
(d)The Borrower shall ensure that each Charter shall contain, for the benefit of the Borrower, language which broadly gives effect to the provisions of paragraph (c) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 22.18 (Sanctions) and which permits refusal of employment or voyage orders if compliance would or is likely to result in breach of Sanctions.
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(e)Each Obligor shall and shall procure that each Transaction Obligor) comply in all respects with applicable Sanctions.
(f)Each Obligor shall institute and maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions.
(g)No Transaction Obligor shall receive any payment from a Restricted Party.
22.19Money laundering
Each Obligor shall to the best of its knowledge and ability comply, and cause each of its Subsidiaries to comply, with any applicable law or regulation implemented to combat “money laundering”, including without limitation the PATRIOT Act and the Bank Secrecy Act.
22.20Pension plans
Promptly upon an Obligor or ERISA Affiliate becoming subject to a Plan or a Multiemployer Plan, or an Obligor becoming subject to a Foreign Pension Plan, the Borrower shall furnish or cause to be furnished to the Facility Agent written notice thereof and, if requested by the Facility Agent or any Lender, a copy of such Plan, Multiemployer Plan or Foreign Pension Plan.
22.21Negative pledge
(a)The Borrower shall not create or permit to subsist any Security over any of its assets (including without limitation its Equity Interests) except for Permitted Security.
(b)No Obligor shall:
(i)sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a Transaction Obligor or any other member of the Group;
(ii)sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
(c)Paragraphs (a) and (b) above do not apply to any Permitted Security.
22.22Disposals
(a)No Obligor shall enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all or substantially all of its assets (including without limitation any Ship, its Earnings or its Insurances).
(b)Paragraph (a) above does not apply to any Charter to which Clause 24.16 (Restrictions on chartering, appointment of managers etc.) applies, or to the sale of the Ship in accordance with
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Clause 7.4 (Mandatory prepayment on sale or Total Loss) provided that the provisions of Clause 7.4 are complied with.
22.23Merger
No Obligor shall enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction.
22.24Change of business
(a)Each Obligor (other than the Borrower) shall procure that no substantial change is made to the general nature of the business of the such Obligors from that carried on at the date of this Agreement. .
(b)The Borrower shall not engage in any business other than the ownership and operation of the Ship. For the avoidance of doubt, the Borrower shall not acquire additional assets or make investments (not including capital expenditures or investments related to the ordinary maintenance work of the Ship) outside of its ordinary course of business
22.25Financial Indebtedness
The Borrower shall not incur or permit to be outstanding any Financial Indebtedness except Permitted Financial Indebtedness.
22.26Expenditure
The Borrower shall not incur any expenditure, except for expenditure reasonably incurred in the ordinary course of owning, operating, maintaining and repairing the Ship. Without limiting the foregoing, the Borrower shall not incur unsecured trade credit exceeding $250,000 at any time, provided, however, with respect to any drydocking of the Ship, paragraph (f) of Clause 24.16 (Restrictions on chartering, appointment of managers etc.) shall apply.
22.27Equity Interests
The Borrower shall not:
(a)purchase, cancel, redeem or retire any of its issued shares;
(b)issue any additional shares except to Bulk Fleet Bermuda Holding Company, and provided such new shares are made subject to the terms of the Shares Security immediately upon the issue thereof in a manner satisfactory to the Facility Agent and the terms of the Shares Security are complied with;
(c)appoint any additional directors or officers (or equivalent) of the Borrower (unless the provisions of the Shares Security are complied with).
22.28Dividends
(a)No Obligor shall make or pay (or set aside any funds to pay) any dividend or other distribution (in cash or in kind) in respect of its Equity Interests or any amount owed (except to the extent paid in the form of Equity Interests) under any Permitted Financial Indebtedness (other than Financial Indebtedness incurred under the Finance Documents):
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(i)if a Default has occurred and is continuing or would result from the making or payment of such dividend, distribution or amount; or
(ii)the amount of such dividend, distribution or payment would exceed the maximum amount permitted by applicable law.
22.29No joint ventures or investments
The Borrower shall not:
(a)enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any joint venture; or
(b)transfer any assets or lend to or guarantee or give an indemnity for or give security for the obligations of a joint venture or maintain the solvency of or provide working capital to any joint venture (or agree to do any of the foregoing).
22.30Other transactions
The Borrower shall not:
(a)be the creditor in respect of any loan or any form of credit to any person other than another Transaction Obligor and where such loan or form of credit is Permitted Financial Indebtedness;
(b)give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which the Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents;
(c)enter into any material agreement other than:
(i)the Transaction Documents; and
(ii)any other agreement expressly allowed under any other term of this Agreement, and, unless otherwise provided for in this Agreement, the Borrower shall not materially amend or terminate such material agreements;
(d)enter into any transaction or series of transactions with any Affiliate on terms which are, in any respect, less favorable to the Borrower than those which it could obtain in a bargain made at arms’ length, including, but not limited to, any transfer of assets or income of the Borrower to such Affiliate, it being understood and agreed that the Time Charter executed by the date of this Agreement was obtained in a bargain made at arms’ length;
(e)acquire any shares or other securities other than U.S. or U.K. Treasury bills, money market funds, short term time deposits and certificates of deposit issued by major North American or European banks; or
(f)charter in any vessel.
22.31Unlawfulness, invalidity and ranking; Security imperiled
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No Obligor shall, and the Obligors shall procure that no other Transaction Obligor will, do (or fail to do) or cause or permit another person to do (or omit to do) anything which is likely to:
(a)make it unlawful for a Transaction Obligor to perform any of its obligations under the Transaction Documents;
(b)cause any obligation of a Transaction Obligor under the Transaction Documents to cease to be legal, valid, binding or enforceable;
(c)cause any Transaction Document to cease to be in full force and effect;
(d)cause any Transaction Security to rank after, or lose its priority to, any other Security; and
(e)imperil or jeopardize the Transaction Security.
22.32Jurisdiction of incorporation or formation; Amendment of constitutional documents
(a)No Obligor shall change the jurisdiction of its incorporation or formation; and
(b)The Borrower shall not amend its constitutional documents.
22.33Changes to Fiscal Year
No Obligor shall change its Fiscal Year.
22.34Change of location
No Obligor shall change the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Facility Agent.
22.35Further assurance
(a)Each Obligor shall, and shall procure that each other Transaction Obligor, which has created Transaction Security, will, promptly, and in any event within the time period specified by the Security Agent do all such acts (including procuring or arranging any registration, notarization or authentication or the giving of any notice) or execute or procure execution of all such documents (including assignments, transfers, mortgages, charges, notices, instructions, acknowledgments, proxies and powers of attorney), as the Security Agent may specify (and in such form as the Security Agent may reasonably require in favor of the Security Agent or its nominee(s)):
(i)to create, perfect, vest in favor of the Security Agent or protect the priority of the Security or any right of any kind created or intended to be created under or evidenced by the Finance Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent, any Receiver or the Secured Parties provided by or pursuant to the Finance Documents or by law;
(ii)to confer on the Security Agent or confer on the Secured Parties Security over any property and assets of that Transaction Obligor located in any jurisdiction equivalent or
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similar to the Security intended to be conferred by or pursuant to the Finance Documents;
(iii)upon an Event of Default, to facilitate or expedite the realization and/or sale of, the transfer of title to or the grant of, any interest in or right relating to the assets which are, or are intended to be, the subject of the Transaction Security or to exercise any power specified in any Finance Document in respect of which the Security has become enforceable; and/or
(iv)upon an Event of Default, to enable or assist the Security Agent to enter into any transaction to commence, defend or conduct any proceedings and/or to take any other action relating to any item of the Security Property.
(b)Each Obligor shall, and shall procure that each other Transaction Obligor, which has created Transaction Security, will, take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Secured Parties by or pursuant to the Finance Documents.
(c)At the same time as an Obligor delivers to the Security Agent any document executed by itself or another Transaction Obligor pursuant to this Clause 22.35 (Further assurance), that Obligor shall deliver, or shall procure that such other Transaction Obligor will deliver, to the Security Agent a certificate signed by an officer (or equivalent) of that Obligor or Transaction Obligor which shall:
(i)set out the text of a resolution of that Obligor’s or Transaction Obligor’s directors (or equivalent governing body) specifically authorizing the execution of the document specified by the Security Agent; and
(ii)state that either the resolution was duly passed at a meeting of the directors (or equivalent governing body) validly convened and held, throughout which a quorum of directors entitled to vote on the resolution was present, or that the resolution has been signed by all the directors (or equivalent) and is valid under that Obligor’s or Transaction Obligor’s constitutional documents.
22.36No Subsidiaries
The Borrower shall not have any Subsidiaries.
22.37Anti-Bribery and Corruption
Each Transaction Obligor shall:
(a)conduct its businesses in compliance with Anti-Bribery and Corruption Laws;
(b)maintain policies and procedures designed to promote and achieve compliance with Anti-Bribery and Corruption Laws in force from time to time; and
(c)use commercially reasonable efforts to procure that any third party acting on its behalf shall act in such capacity in compliance in all material respects with Anti-Bribery and Corruption Laws.
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22.38Change of Control of Pangaea Logistics Solutions
(a)Pangaea Logistics Solutions shall not permit the occurrence of any act, event or circumstance that results in:
(i)Pangaea Logistics Solutions being de-listed; or
(ii)Any party acquiring a majority stake of more than 50% in the shares of Pangaea Logistics Solutions.
23INSURANCE UNDERTAKINGS
23.1General
The undertakings in this Clause 23 (Insurance Undertakings) remain in force from the date of this Agreement throughout the rest of the Security Period except as the Facility Agent, acting with the authorization of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.
23.2Maintenance of obligatory insurances
The Borrower shall keep the Ship insured at its expense against:
(a)fire and usual marine risks (including hull and machinery (in an amount, excluding increased value, of not less than 80 percent of the Fair Market Value of the Ship), plus freight interest and hull interest and any other usual marine risks such as increased value and excess risks);
(b)war risks (including the London Blocking and Trapping Clause or similar arrangement and acts of terrorism and piracy);
(c)protection and indemnity risks (including freight, demurrage, defence and liability for oil pollution and excess war risk P&I cover); and
(d)any other risks against which the Facility Agent acting on the instructions of the Majority Lenders considers customarily insured against by leading operators of vessels of the same age and type as the Ship in accordance with practices and other circumstances prevailing at the relevant time taking into account the trading area of the Ship and which are specified by the Facility Agent by notice to the Borrower.
23.3Terms of obligatory insurances
The Borrower shall effect such insurances:
(a)in dollars;
(b)in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of:
(i)120 percent of the Loan; and
(ii)the Fair Market Value of the Ship;
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(c)in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (being an amount no less than $1,000,000,000);
(d)on approved terms (being either Nordic Marine Insurance Plan, Institute Time Clauses terms or other recognized marine insurance terms acceptable to the Lenders); and
(e)through Approved Insurance Brokers (in each case, having a minimum credit rating of A- or higher by S&P or Fitch Ratings Ltd, or A3 or higher by Moody's) and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.
23.4Further protections for the Finance Parties
In addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), the Borrower shall procure that the obligatory insurances effected by it shall:
(a)subject always to paragraph (b), name the Borrower as the sole named insured unless:
(i)the interest of an Approved Technical Manager that is a named insured is limited:
(A)in respect of any obligatory insurances for hull and machinery and war risks;
(1)to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(2)to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(B)in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it; and
(ii)every other named insured or co-assured has complied with the provisions of Clause 23.19 (Insureds and Co-Assureds);
and every other named insured or co-assured has undertaken in writing to the Security Agent (in such form as it requires) that any deductible shall be apportioned between the Borrower and every other named insured or co-assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;
(b)whenever the Facility Agent requires, name (or be amended to name) the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
(c)name the Security Agent as loss payee with such directions for payment as the Facility Agent may specify;
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(d)provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set off, counterclaim or deductions or condition whatsoever;
(e)provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Finance Party; and
(f)provide that the Security Agent may make proof of loss if the Borrower fails to do so.
23.5Renewal of obligatory insurances
The Borrower shall:
(a)at least 21 days before the expiry of any obligatory insurance effected by it:
(i)notify the Facility Agent of the Approved Insurance Brokers (or other insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and
(ii)obtain the Facility Agents’ approval to the matters referred to in sub-paragraph (i) above;
(b)at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Facility Agent’s approval pursuant to paragraph (a) above; and
(c)procure that the Approved Insurance Brokers and/or the approved war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Facility Agent in writing of the terms and conditions of the renewal.
23.6Copies of policies; letters of undertaking
The Borrower shall ensure that the Approved Insurance Brokers provide the Security Agent with:
(a)pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew; and
(b)cover notes in a form approved by the Facility Agent designating the capacity of all assured and co-assureds; and
(c)a letter or letters or undertaking in a form required by the Facility Agent and including undertakings by the Approved Insurance Brokers that:
(i)they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 23.4 (Further protections for the Finance Parties);
(ii)they will hold such policies, and the benefit of such insurances, to the order of the Security Agent in accordance with such loss payable clause;
(iii)they will advise the Security Agent immediately of any material change to the terms of the obligatory insurances;
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(iv)they will, if they have not received notice of renewal instructions from the Borrower or its agents, notify the Security Agent not less than 14 days before the expiry of the obligatory insurances;
(v)if they receive instructions to renew the obligatory insurances, they will promptly notify the Facility Agent of the terms of the instructions;
(vi)they will not set off against any sum recoverable in respect of a claim relating to the Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of the Ship or otherwise, they waive any lien on the policies (including, without limitation, any fleet lien premiums), or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and
(vii)they will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Facility Agent.
23.7Copies of certificates of entry
The Borrower shall ensure that any protection and indemnity and/or war risks associations in which the is entered provide the Security Agent with:
(a)a certified copy of the certificate of entry for the Ship;
(b)a letter or letters of undertaking in such form as may be required by the Facility Agent acting on the instructions of Majority Lenders; and
(c)a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the Ship.
23.8Deposit of original policies
The Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the Approved Insurance Brokers through which the insurances are effected or renewed.
23.9Payment of premiums
The Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Facility Agent or the Security Agent.
23.10Guarantees
The Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.
23.11Compliance with terms of insurances
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(a)The Borrower shall not do or omit to do (nor permit to be done or not to be done) any act or thing which would or would be expected to render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.
(b)Without limiting paragraph (a) above, the Borrower shall:
(i)take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in sub-paragraph (iii) of paragraph (b) of Clause 23.6 (Copies of policies; letters of undertaking)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Facility Agent has not given its prior approval;
(ii)not make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;
(iii)make (and promptly supply copies to the Facility Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the U.S. and the Exclusive Economic Zone (as defined in the U.S. Oil Pollution Act of 1990, as amended, or any other applicable legislation); and
(iv)not employ the Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.
23.12Alteration to terms of insurances
(a)The Borrower shall not make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance.
(b)The Lenders shall have the right to require any amendments or alterations to the terms of any obligatory insurances.
23.13Settlement of claims
The Borrower shall:
(a)not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty; and
(b)do such things necessary and provide such documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.
23.14Provision of copies of communications
The Borrower shall provide the Security Agent, at the time of each such communication, with copies of all written communications between the Borrower and:
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(a)the Approved Insurance Brokers;
(b)the approved protection and indemnity and/or war risks associations; and
(c)the approved insurance companies and/or underwriters,
which relate directly or indirectly to:
(i)the Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and
(ii)any credit arrangements made between the Borrower and any of the persons referred to in paragraphs (a) to (c) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
23.15Provision of information
The Borrower shall promptly provide the Facility Agent (or any persons which it may designate) with any information which the Facility Agent (or any such designated person) requests for the purpose of:
(a)obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or
(b)effecting, maintaining or renewing any such insurances as are referred to in Clause 23.16 (Mortgagee’s interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances, and the Borrower shall, forthwith upon demand, indemnify the Security Agent in respect of all fees and other expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a) above.
23.16Mortgagee’s interest and additional perils insurances
(a)The Security Agent shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest marine insurance and a mortgagee’s interest additional perils insurance in such amounts, on such terms, through such insurers and generally in such manner as the Security Agent acting on the instructions of the Majority Lenders may from time to time consider appropriate but not less than 110% of the Loan.
(b)The Borrower shall upon demand fully indemnify the Security Agent in respect of all costs, premiums and other expenses which are reasonably paid or incurred and properly evidenced in connection with or with a view to effecting, maintaining or renewing any insurance referred to in paragraph (a) above or dealing with, or considering, any matter arising out of any such insurance and subject to the submission of copy invoices for such costs, premiums and other expenses.
(c)The Security Agent shall be permitted to disclose information to such insurers as necessary for purposes of effecting any insurance referred to in paragraph (a) above (including, but not limited to, the IMO number of the Ship and the outstanding amount of the Loan.
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23.17Intentionally omitted
23.18Application of recoveries
All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied (i) in repairing the damage and/or in discharging the liability in respect of which they have been paid, or (ii) to the extent that the repairs have already been paid for and/or the liability already discharged, to reimburse such person who has so paid for such repairs or discharged such liability.
23.19Insureds and Co-Assureds
Other than in respect of protection and indemnity policies, if persons other than the Borrower or an Approved Technical Manager are specifically named as insureds or co-assureds in the insurance policy of the Ship, the Obligors shall procure that such persons execute a subordination letter in a form acceptable to the Security Agent relating to their interests in the Insurances in favor of the Security Agent and that such subordination is endorsed on the insurance policy or that an assignment is granted over such persons' rights under the insurance policy in a form acceptable to the Security Agent.
24GENERAL SHIP UNDERTAKINGS
24.1General
The undertakings in this Clause 24 (General Ship Undertakings) remain in force on and from the date of this Agreement and throughout the rest of the Security Period except as the Facility Agent, acting with the authorization of the Majority Lenders (or, where specified, all the Lenders) may otherwise permit.
24.2Ship’s name and registration
The Borrower shall:
(a)keep the Ship registered in its name under the Approved Flag from time to time at its port of registration;
(b)not do or allow to be done anything as a result of which such registration might be suspended, cancelled or imperiled; and
(c)not enter into any dual flagging arrangement in respect of that Ship; and
(d)not change the name of the Ship,
provided that any change of flag of the Ship shall be subject to:
(i)the Ship remaining subject to Security securing the Secured Liabilities created by a first priority or preferred ship mortgage on the Ship and, if appropriate, a first priority deed of covenant collateral to that mortgage (or equivalent first priority Security) on substantially the same terms as the Mortgage and on such other terms and in such other form as the Facility Agent, acting with the authorization of the Majority Lenders, shall approve or require; and
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(ii)the execution of such other documentation amending and supplementing the Finance Documents as the Facility Agent, acting with the authorization of the Majority Lenders, shall approve or require.
24.3Repair and classification
(a)The Borrower shall keep the Ship in a good and safe condition and state of repair:
(i)consistent with first class ship ownership and management practice; and
(ii)so as to maintain the Approved Classification free of overdue recommendations and conditions or adverse notations; and
(b)The Borrower shall not change the Approved Classification Society of the Ship unless it is to another Approved Classification Society and shall notify the Facility Agent of any such change.
24.4Classification society undertaking
The Borrower shall instruct the Approved Classification Society (and procure that the Approved Classification Society undertakes with the Security Agent):
(a)to send to the Security Agent, at the cost and expense of the Borrower, following receipt of a written request from the Security Agent, certified true copies of all original class records (including condition of class certificates) held by the Approved Classification Society in relation to the Ship;
(b)to allow the Security Agent (or its agents), at any time and from time to time, to inspect the original class and related records of the Borrower and the Ship either (i) electronically (through the Classification Society directly or by way of indirect access via the Borrower’s account manager and designating the Security Agent (or its agents) as a user or administrator of the system under its account) or (ii) at the offices of the Approved Classification Society and to take copies of them;
(c)to notify the Security Agent promptly in writing if the Approved Classification Society:
(i)receives notification from the Borrower or any person that the Ship’s Approved Classification Society is to be changed; or
(ii)becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship’s class under the rules or terms and conditions of the Borrower or the Ship’s membership of the Approved Classification Society;
(d)following receipt of a written request from the Security Agent:
(i)to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society, including confirmation that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or
(ii)to confirm that the Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, to specify to the Security Agent in
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reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.
24.5Modifications
The Borrower shall not make any modification or repairs to, or replacement of, the Ship or equipment installed on it which would or would be reasonably expected to materially alter the structure, type or performance characteristics of the Ship or materially reduce its value.
24.6Removal and installation of parts
(a)Subject to paragraph (b) below, the Borrower shall not remove any material part of the Ship, or any item of equipment installed on the Ship unless:
(i)the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed;
(ii)the replacement part or item is free from any Security in favor of any person other than the Security Agent; and
(iii)the replacement part or item becomes, on installation on the Ship, the property of the Borrower and subject to the security constituted by the Mortgage.
(b)The Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.
24.7Surveys
The Borrower shall submit the Ship to all periodic or other surveys which may be required for classification purposes and, if so required by the Facility Agent acting on the instructions of the Majority Lenders, provide the Facility Agent, with copies of all survey reports.
24.8Inspection
The Borrower shall permit the Security Agent (acting through surveyors or other persons appointed by it for that purpose) to board the Ship at all reasonable times to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. The cost for one such inspection annually shall be borne by the Borrower.
24.9Prevention of and release from arrest
(a)The Borrower shall promptly discharge when due:
(i)all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship, its Earnings or its Insurances;
(ii)all Taxes, dues and other amounts charged in respect of the Ship, its Earnings or its Insurances; and
(iii)all other outgoings whatsoever in respect of the Ship, its Earnings or its Insurances.
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(b)The Borrower shall immediately and, forthwith upon receiving notice of the arrest of the Ship or of its detention in exercise or purported exercise of any lien or claim, take all steps necessary to procure its release by providing bail or otherwise as the circumstances may require, and in no event later than 30 days after any such arrest.
24.10Compliance with laws etc.
The Borrower shall:
(a)comply, or procure compliance with all laws or regulations:
(i)relating to its business generally; and
(ii)relating to the Ship , its ownership, employment, operation, management and registration, including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Approved Flag, except, in each case, where a failure to do so would not be reasonably expected to have a Material Adverse Effect, and all Sanctions;
(b)obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals, except where a failure to do so would not be reasonably expected to have a Material Adverse Effect; and
(c)without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to the terms of its Insurances or to any law or regulation including but not limited to the ISM Code, the ISPS Code and all Environmental Laws, except, in each case, where a failure to do so would not be reasonably expected to have a Material Adverse Effect, and all Sanctions.
24.11ISPS Code
Without limiting paragraph (a) of Clause 24.10 (Compliance with laws etc.), the Borrower shall:
(a)procure that the Ship and the company responsible for the Ship’s compliance with the ISPS Code comply with the ISPS Code; and
(b)maintain an ISSC for the Ship; and
(c)notify the Facility Agent immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.
24.12Sanctions and Ship trading
Without limiting Clause 24.10 (Compliance with laws etc.), the Borrower shall procure:
(a)that the Ship shall not be used, directly or indirectly, by or for the benefit of a Restricted Person, or in trading to or from a country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions;
(b)that the Ship shall not be used in trading in any manner contrary to Sanctions (or which could expose the Ship, any Finance Party, any manager of the Ship, the Ship’s crew or the Ship’s
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insurers to enforcement proceedings or any other consequence whatsoever arising from Sanctions);
(c)that the Ship shall not be traded in any manner which would trigger the operation of any sanctions’ limitation or exclusion clause (or similar) in the Insurances; and
(d)that each charterparty in respect of the Ship shall contain, for the benefit of the Borrower, language which gives effect to the provisions of paragraph (c) of Clause 24.10 (Compliance with laws etc.) as regards Sanctions and of this Clause 24.12 (Sanctions and Ship trading) and which permits refusal of employment or voyage orders if compliance would result in a breach of Sanctions (or which would result in a breach of Sanctions if Sanctions were binding on each Transaction Obligor).
24.13Trading in war zones or excluded areas
The Borrower shall not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers or which is otherwise excluded from the scope of coverage of the obligatory insurances unless:
(a)the prior written consent of the insurance underwriters has been given, and payment of any additional premium has been made; and
(b)the Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Agent acting on the instructions of the Majority Lenders Lender may require.
24.14Provision of information
Without prejudice to Clause 20.5 (Information: miscellaneous) the Borrower shall, in respect of the Ship, promptly provide the Facility Agent with any information which it requests regarding:
(a)the Ship, its employment, position (including providing access to all information pertaining to the movement/tracking of the Ship) and engagements;
(b)the Earnings and payments and amounts due to its master and crew;
(c)any expenditure incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made by it in respect of the Ship;
(d)any towages and salvages; and
(e)its compliance, the Approved Technical Manager’s compliance and the compliance of the Ship with the ISM Code and the ISPS Code, and, upon the Facility Agent’s request, provide copies of any current Charter relating to the Ship, of any current guarantee of any Charter, the Ship’s Safety Management Certificate and any relevant Document of Compliance.
24.15Notification of certain events
The Borrower shall promptly notify the Facility Agent by email, confirmed forthwith by letter, of:
(a)any casualty to the Ship which is or is likely to be or to become a Major Casualty;
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(b)any occurrence as a result of which the Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;
(c)any requisition of the Ship for hire;
(d)any requirement or recommendation made in relation to the Ship by any insurer or classification society or by any competent authority which is not immediately complied with;
(e)any arrest or detention of the Ship, any exercise or purported exercise of any lien on the Ship or the Earnings or any requisition of the Ship for hire;
(f)any intended dry docking of the Ship;
(g)any Environmental Claim made against the Borrower or in connection with the Ship, or any Environmental Incident;
(h)any claim for breach of the ISM Code or the ISPS Code being made against the Borrower, an Approved Technical Manager or otherwise in connection with the Ship; or
(i)any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with, and the Borrower shall keep the Facility Agent advised in writing on a regular basis and in such detail as the Facility Agent shall reasonably require as to the Borrower’s, any Approved Technical Manager’s or any other person’s response to any of those events or matters.
24.16Restrictions on chartering, appointment of managers etc.
The Borrower shall not:
(a)let the Ship on demise charter for any period;
(b)enter into any time, voyage or consecutive voyage charter or a pooling agreement (or any other arrangement having a similar effect) in respect of the Ship other than a Permitted Charter;
(c)amend or supplement in any material respect or terminate any Management Agreement without the prior written consent of the Majority Lenders such consent not to be unreasonably withheld;
(d)appoint a manager of the Ship other than an Approved Technical Manager or agree to any alteration to the terms of an Approved Technical Manager’s appointment without the prior written consent of the Majority Lenders such consent not to be unreasonably withheld;
(e)de activate or lay up the Ship; or
(f)put the Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Agent and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or its Earnings for the cost of such work or for any other reason.
24.17Copies of Charters; charter assignment
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Provided that all approvals necessary under Clause 24.16 (Restrictions on chartering, appointment of managers etc.) have been previously obtained, the Borrower shall:
(a)furnish promptly to the Facility Agent a true and complete copy of any Charter for the Ship, all other material documents related thereto and a true and complete copy of each material amendment or other modification thereof; and
(b)in respect of any such Charter which has a term that equals or exceeds, or which by virtue of any optional extensions may equal or exceed, 12 months, execute and deliver to the Facility Agent an assignment of such charter and use reasonable commercial efforts to cause the charterer to execute and deliver to the Security Agent a consent and acknowledgement to such charter assignment in the form required thereby.
24.18Notice of Mortgage
The Borrower shall keep the Mortgage registered against the Ship as a valid first preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the master’s cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Borrower to the Security Agent.
24.19Sharing of Earnings
The Borrower shall not enter into any agreement or arrangement for the sharing of any Earnings other than for purposes of this Agreement.
24.20Notification of compliance
The Borrower shall promptly provide the Facility Agent from time to time with evidence (in such form as the Facility Agent requires) that it is complying with this Clause 24 (General Ship Undertakings).
24.21Inventory of Hazardous Materials
The Borrower shall procure that the Ship has obtained an Inventory of Hazardous Materials in respect of the Ship which shall be maintained until the Loan has been fully repaid.
24.22Scrapping
The Borrower shall ensure that the Ship controlled by it or sold (directly or through an intermediary) with the intention of being scrapped, is recycled at a recycling yard which conducts it recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and/or EU Ship Recycling Regulation.
24.23Poseidon Principles
The Borrower shall, upon the request of any Lender, and at the cost of the Borrower, on or before July 31 in each calendar year, supply or procure the supply to such Lender of all information necessary in order for any Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, together with a Carbon Intensity and Climate
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Alignment Certificate, in each case relating to the Ship for the preceding calendar year provided always that no Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrower.
25SECURITY COVER
25.1Minimum required security cover
Clause 25.2 (Provision of additional security; prepayment) applies if the Facility Agent notifies the Borrower that:
(i)the aggregate Fair Market Value of the Ship; plus
(ii)the net realizable value of additional Security previously provided under this Clause 25 (Security Cover), is below 125 percent of the aggregate of the Loan, accrued interest and Break Costs (marked-to-market value of the applicable interest rate), if any.
25.2Provision of additional security; prepayment
(a)If the Facility Agent serves a notice on the Borrower under Clause 25.1 (Minimum required security cover), the Borrower shall, on or before the date falling one Month after the date (the “Prepayment Date”) on which the Facility Agent’s notice is served, prepay such part of the Loan as shall eliminate the shortfall, it being agreed that no Potential Event of Default shall occur hereunder prior to the Prepayment Date.
(b)The Borrower may, instead of making a prepayment as described in paragraph (a) above, provide, or ensure that a third party has provided, additional security which, in the opinion of the Facility Agent acting on the instructions of the Majority Lenders:
(i)has a net realizable value at least equal to the shortfall; and
(ii)is documented in such terms as the Facility Agent may approve or require, before the Prepayment Date; and conditional upon such security being provided in such manner, it shall satisfy such prepayment obligation.
25.3Value of additional vessel security
The net realizable value of any additional security which is provided under Clause 25.2 (Provision of additional security; prepayment) and which consists of Security over a vessel shall be the Fair Market Value of the vessel concerned.
25.4Valuations binding
Any valuation under this Clause 25 (Security Cover) shall be binding and conclusive as regards the Borrower.
25.5Provision of information
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(a)The Borrower shall promptly provide the Facility Agent and any shipbroker acting under this Clause 25 (Security Cover) with any information which the Facility Agent or the shipbroker may request for the purposes of the valuation.
(b)If the Borrower fails to provide the information referred to in paragraph (a) above by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Facility Agent considers prudent.
25.6Prepayment mechanism
Any prepayment pursuant to Clause 25.2 (Provision of additional security; prepayment) shall be made in accordance with the relevant provisions of Clause 7 (Prepayment and Cancellation) and shall be treated as a voluntary prepayment pursuant to Clause 7.3 (Voluntary prepayment of Loan).
25.7Provision of valuations
(a)The Facility Agent shall be entitled to test the security requirements under Clause 25.1 (Minimum required security cover) semi-annually by reference to two valuations delivered by the Borrower in respect of the Ship from an Approved Shipbroker and on dates to be selected by the Facility Agent, provided, that commencing from the date of this Agreement such valuations shall be delivered no later than January 10 and July 10 of each year providing for a valuation in respect of the Ship as of the preceding December 31 and June 30, respectively, excluding the June 30, 2021 valuation.
(b)The Facility Agent shall at the request of the Lenders additionally be entitled to test the security cover requirement under Clause 25.1 (Minimum required security cover) by reference to two valuations in respect of the Ship from an Approved Shipbroker at any time and each such valuation shall be at the expense of the Lenders except where the Borrower is by means of such valuation(s) shown to be in breach of Clause 25.1 (Minimum required security cover). Thus, the frequency of such testing shall not be limited to the delivery of valuations stating the Fair Market Value of the Ship as set out in sub-clause (a) above and in the event that the minimum security cover ratio required pursuant to Clause 25.1 (Minimum required security cover) is not maintained, the Borrower shall comply with the provisions of Clause 25.2 at the time of establishment by the Facility Agent of such breach of the provisions of Clause 25.1 (Minimum required security cover) in order to remedy the same within the grace periods agreed in this Clause 25 (Security Cover).
(c)Subject to paragraph (d) below, the Fair Market Value of the Ship shall be determined by reference to two valuations of the Ship as given by an Approved Shipbroker selected and appointed by the Borrower and addressed to the Facility Agent.
(d)If requested by the Facility Agent in relation to paragraph (c) above, a third Approved Shipbroker shall be selected by the Facility Agent who shall provide a third valuation addressed to the Facility Agent, and the Fair Market Value of the Ship shall be the arithmetic average of the three valuations.
(e)The Facility Agent may at any time after a Default has occurred and is continuing obtain valuations of the Ship and any other vessel over which additional security has been created in accordance with Clause 25.2 (Provision of additional security; prepayment) from Approved
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Shipbrokers to enable the Facility Agent to determine the Fair Market Values of the Ship and any other vessel.
The valuations referred to in paragraph (a), (b), (c), (d) and (e) above shall be obtained at the cost and expense of the Borrower (except where specified in paragraph (b) above) and the Borrower shall within three Business Days of demand by the Facility Agent pay to the Facility Agent all costs and expenses incurred by it in obtaining any such valuation.
26INTENTIONALLY OMITTED
27EVENTS OF DEFAULT
27.1General
Each of the events or circumstances set out in this Clause 27 (Events of Default) is an Event of Default except for Clause 27.24 (Acceleration) and Clause 27.25 (Enforcement of security).
27.2Non-payment
A Transaction Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)its failure to pay is caused by:
(i)administrative or technical error; or
(ii)a Disruption Event; and
(b)payment is made within 3 Business Days of its due date.
27.3Specific obligations
A breach occurs of Clause 4.4 (Waiver of conditions precedent), Clause 20.2 (Financial statements), Clause 20.3 (Compliance Certificate), Clause 20.4 (Requirements as to financial statements), Clause 21 (Financial Covenants), Clause 22.10 (Title), Clause 22.17 (Asset control), Clause 22.18 (Sanctions), Clause 22.19 (Money laundering), Clause 22.21 (Negative pledge), Clause 22.22 (Disposals), Clause 22.23 (Merger), Clause 22.24 (Change of business), Clause 22.31 (Unlawfulness, invalidity and ranking; Security imperiled), Clause 22.32 (Jurisdiction of incorporation or formation; Amendment of constitutional documents), Clause 22.33 (Changes to Fiscal Year), Clause 22.39 (Change of Control of Pangaea Logistics Solutions), Clause 23.2 (Maintenance of obligatory insurances), Clause 23.3 (Terms of obligatory insurances), Clause 23.5 (Renewal of obligatory insurances), Clause 24.2 (Ship’s name and registration), Clause 24.3 (Repair and classification), Clause 24.4 (Classification society undertaking), Clause 24.12 (Sanctions and Ship trading), paragraph (d) of Clause 24.16 (Restrictions on chartering, appointment of managers etc.) or, save to the extent such breach is a failure to pay and therefore subject to Clause 27.2 (Non-payment), Clause 25 (Security Cover).
27.4Other obligations
(a)A Transaction Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 27.2 (Non-payment) and Clause 27.3 (Specific obligations)).
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(b)No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the Facility Agent giving notice to the Borrower or (if earlier) any Transaction Obligor becoming aware of the failure to comply.
27.5Misrepresentation
Any representation or statement made or deemed to be made by a Transaction Obligor in the Finance Documents or any other document delivered by or on behalf of any Transaction Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made, provided, that no Event of Default under this Clause 27.5 will occur if the misrepresentation or misstatement is (i) capable of remedy, and (ii) remedied within 5 Business Days of the Facility Agent giving notice to the Borrower or (if earlier) or any Transaction Obligor becoming aware of the misrepresentation or misstatement and it shall be understood for these purposes that a misrepresentation or misstatement shall have been remedied if, were the representation or statement repeated at the end of such 5 Business Days’ period by reference to the facts and circumstances then existing, it would no longer be incorrect or misleading.
27.6Cross default
Other than with respect to Financial Indebtedness arising under the Finance Documents:
(a)Any Financial Indebtedness of any Transaction Obligor is not paid when due nor within any originally applicable grace period.
(b)Any Financial Indebtedness of any Transaction Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)Any commitment for any Financial Indebtedness of any Transaction Obligor is cancelled or suspended by a creditor of any Transaction Obligor as a result of an event of default (however described).
(d)Any creditor of any Transaction Obligor becomes entitled to declare any Financial Indebtedness of any Transaction Obligor due and payable prior to its specified maturity as a result of an event of default (however described).
Notwithstanding the foregoing, no Event of Default will occur under paragraphs (a) to (d) above in respect of a person other than the Borrower if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency) in respect of each of the Guarantors.
It is further understood and agreed that this Clause 27.6 shall not apply (i) to secured Financial Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Financial Indebtedness if such sale or transfer is permitted hereunder or (ii) in the case that the underlying default or event of default is waived or remedied by the holders of such Financial Indebtedness prior to the termination of Commitments or acceleration of Loans pursuant to Clause 27.24 (Acceleration).
27.7Insolvency Event
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An Insolvency Event occurs with respect to any Transaction Obligor.

27.8Judgments
Any judgment or order for the payment of money (i) in respect of the Borrower, or (ii) individually or in the aggregate in excess of $10,000,000 in respect of each of the Guarantors (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered and such judgment shall not have been vacated, satisfied or discharged or stayed or bonded pending appeal within 60 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
27.9Creditors’ process
Any expropriation, attachment, sequestration, distress or execution (or any analogous process in any jurisdiction) affects any asset or assets of (i) the Borrower or (ii) in excess of $10,000,000 in respect of each of the Guarantors.
27.10Change of Control
A Change of Control shall have occurred.
27.11Unlawfulness, invalidity and ranking
(a)It is or becomes unlawful for a Transaction Obligor to perform any of its obligations under the Finance Documents.
(b)Any obligation of a Transaction Obligor under the Finance Documents is not or ceases to be legal, valid, binding or enforceable (subject to the Legal Reservations).
(c)Any Finance Document ceases to be in full force and effect or to be continuing or is or purports to be determined or any Transaction Security is alleged by a party to it (other than a Finance Party) to be ineffective.
(d)Any Transaction Security proves to have ranked after, or loses its priority to, any other Security.
27.12Security imperiled
Any Security created or intended to be created by a Finance Document is in any way imperiled or in jeopardy.
27.13Cessation of business
Except in connection with the sale of the Ship by the Borrower, any Transaction Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.
27.14Expropriation
The authority or ability of any Transaction Obligor to conduct its business is wholly or substantially limited or curtailed by any seizure, expropriation, nationalization, intervention,
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restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Transaction Obligor other than:
(a)an arrest or detention of the Ship referred to in Clause 27.21 (Arrest); or
(b)any Requisition.
27.15Repudiation and rescission of agreements
A Transaction Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Transaction Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Transaction Document or any Transaction Security.
27.16Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any of the Transaction Documents or the transactions contemplated in any of the Transaction Documents or against any Transaction Obligor or its assets which has or is reasonably likely to have a Material Adverse Effect.
27.17Material adverse change
Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.
27.18Restricted Party
A Transaction Obligor or any of its respective directors or officers becomes a Restricted Party, or the Approved Technical Manager or any of its directors or officers becomes a Restricted Party and such Approved Technical Manager is not promptly replaced and in no event later than 30 days after a Transaction Obligor becomes aware of such Restricted Party status.
27.19Political instability
There is political instability in the Ship’s Approved Flag which, in the reasonable opinion of the Lenders, has a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Finance Documents to which it is a party and the Borrower shall not transfer registration of the Ship to an Approved Flag which is reasonably acceptable to the Lenders within 60 days.
27.20Time Charter
There occurs a breach, cancellation, termination or material amendment of the Time Charter or other Permitted Charter, or the Time Charter or other Permitted Charter becomes unenforceable in whole or in part, unless the Time Charter or other Permitted Charter is replaced with a substitute Permitted Charter with the written consent of the Facility Agent acting on the authorization of the Majority Lenders such consent not to be unreasonably withheld.
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27.21Arrest
Any arrest of the Ship or its detention in the exercise or the purported exercise of any lien or claim unless it is redelivered to the full control of the Borrower within 30 days of such arrest or detention.
27.22Audit qualification
Any financial statements delivered by Pangaea Logistics Solutions pursuant to Clause 20.2 (Financial statements) are subject to any qualification inserted in the opinion over the financial statements by the applicable auditors.
27.23Change of Approved Technical Manager
The Approved Technical Manager of the Ship is changed without the prior written consent of the Facility Agent.
27.24Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent may, and shall if so directed by the Majority Lenders,
(a)by notice to the Borrower:
(i)cancel the Total Commitments, whereupon they shall immediately be cancelled;
(ii)declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable; and/or
(iii)declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or
(b)exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents, and the Facility Agent may serve notices under paragraphs (i), (ii) and (iii) of paragraph (a) above simultaneously or on different dates (provided that in the case of an Event of Default under Clause 27.7 (Insolvency Event), the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents, shall be deemed immediately due and payable without notice or demand therefor) and the Security Agent may take any action referred to in Clause 27.25 (Enforcement of security) if no such notice is served or simultaneously with or at any time after the service of any of such notice.
27.25Enforcement of security
Subject to any restrictions imposed by applicable law or regulation, on and at any time after the occurrence of an Event of Default which is continuing the Security Agent may, and shall if so directed by the Majority Lenders, take any action which, as a result of the Event of Default or any notice served under Clause 27.24 (Acceleration), the Security Agent is entitled to take under any Finance Document or any applicable law or regulation.
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27.26No impairment of rights
Nothing in Clauses 27.24 (Acceleration) or 27.25 (Enforcement of security) shall be taken to impair or restrict the exercise of any right given to individual Finance Parties under a Finance Document; and, in particular, this Clause is without prejudice to Clause 2.2(d) (Finance Parties’ rights and obligations).

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Section 9

CHANGES TO PARTIES
28CHANGES TO THE LENDERS
28.1Assignments by the Lenders
Subject to this Clause 28 (Changes to the Lenders), a Lender (the “Existing Lender”) may assign any or all of its rights and obligations under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).
28.2Conditions of assignment
(a)The consent of the Borrower is required for an assignment by an Existing Lender, unless the assignment is:
(i)to another Lender or an Affiliate of a Lender;
(ii)to another bank or financial institution;
(iii)to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which does not lend or invest in companies engaged in ice classed bulk vessels and/or the ice trade sector; or
(iv)made at a time when a Default is continuing.
(b)The consent of the Borrower to an assignment must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.
(c)An assignment will be effective only on:
(i)receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Secured Parties as it would have been under if it were an Original Lender; and
(ii)performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.
(d)Each Obligor on behalf of itself and each Transaction Obligor agrees that all rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrower or any other Transaction Obligor had against the Existing Lender, except any claims in the nature of fraud or willful misconduct.
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(e)If:
(i)a Lender assigns any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)as a result of circumstances existing at the date the assignment or change occurs, a Transaction Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax Gross Up and Indemnities; FATCA) or under that clause as incorporated by reference or in full in any other Finance Document or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is entitled to receive payment under those Clauses only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment or change had not occurred. This paragraph (e) shall not apply in respect of an assignment made in the ordinary course of the primary syndication of the Facility.
(f)Each New Lender, by executing the Assignment Agreement, confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.
28.3Assignment fee
The New Lender shall, on the date upon which an assignment takes effect, pay to the Facility Agent (for its own account) a fee of $5,000.
28.4Limitation of responsibility of Existing Lenders
(a)Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)the financial condition of any Transaction Obligor;
(iii)the performance and observance by any Transaction Obligor of its obligations under the Finance Documents or any other documents; or
(iv)the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)Each New Lender confirms to the Existing Lender and the other Finance Parties and the Secured Parties that it:
(i)has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Transaction Obligor and its
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related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document or the Transaction Security; and
(ii)will continue to make its own independent appraisal of the creditworthiness of each Transaction Obligor and its related entities throughout the Security Period.
(c)Nothing in any Finance Document obliges an Existing Lender to:
(i)accept a re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 28 (Changes to the Lenders); or
(ii)support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Transaction Obligor of its obligations under the Finance Documents or otherwise.
28.5Intentionally omitted
28.6Procedure for assignment
(a)Subject to the conditions set out in Clause 28.2 (Conditions of assignment) an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)The Facility Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.
(c)Subject to Clause 28.9 (Pro rata interest settlement), on the Transfer Date:
(i)the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;
(ii)the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and
(iii)the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)Lenders may utilize procedures other than those set out in this Clause 28.6 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Transaction Obligor, to obtain a release by that Transaction Obligor from the obligations owed to that Transaction Obligor by the Lenders nor the assumption of equivalent
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obligations by a New Lender) provided that they comply with the conditions set out in Clause 28.2 (Conditions of assignment).
28.7Copy of Assignment Agreement to Borrower
The Facility Agent shall, as soon as reasonably practicable after it has executed an Assignment Agreement, send to the Borrower a copy of that Assignment Agreement.
28.8Security over Lenders’ rights
In addition to the other rights provided to Lenders under this Clause 28 (Changes to the Lenders), each Lender may without consulting with or obtaining consent from any Transaction Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)any charge, assignment, pledge or other Security to secure obligations to a federal reserve or central bank; and
(b)any charge, assignment, pledge or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment, pledge or Security shall:
(i)release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment, pledge or Security for the Lender as a party to any of the Finance Documents; or
(ii)require any payments to be made by a Transaction Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
28.9Pro rata interest settlement
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment pursuant to Clause 28.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):
(a)any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favor of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(b)The rights assigned by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:
(i)when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
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(ii)the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 28.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.
(c)In this Clause 28.9 (Pro rata interest settlement) references to “Interest Period” shall be construed to include a reference to any other period for accrual of fees.
(d)An Existing Lender which retains the right to the Accrued Amounts pursuant to this Clause 28 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents.
29CHANGES TO THE TRANSACTION OBLIGORS
29.1Assignment or transfer by Transaction Obligors
No Transaction Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.
29.2Release of security
(a)If a disposal of any asset subject to security created by a Security Document is made in the following circumstances:
(i)the disposal is permitted by the terms of any Finance Document;
(ii)the Majority Lenders agree to the disposal;
(iii)the disposal is being made at the request of the Security Agent in circumstances where any security created by the Security Documents has become enforceable; or
(iv)the disposal is being effected by enforcement of a Security Document, the Security Agent may release the asset(s) being disposed of from any security over those assets created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).
(b)If the Security Agent is satisfied that a release is allowed under this Clause 29.2 (Release of security) (at the request and expense of the Borrower) each Finance Party must enter into any document and do all such other things which are reasonably required to achieve that release. Each other Finance Party irrevocably authorizes the Security Agent to enter into any such document. Any release will not affect the obligations of any other Transaction Obligor under the Finance Documents.

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Section 10

THE FINANCE PARTIES
30THE FACILITY AGENT
30.1Appointment of the Facility Agent
(a)Each other Finance Party appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.
(b)Each other Finance Party authorizes the Facility Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions.
30.2Instructions
(a)The Facility Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by:
(A)all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders; and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or, if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).
(b)The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Facility Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)Paragraph (a) above shall not apply:
(i)where a contrary indication appears in a Finance Document;
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(ii)where a Finance Document requires the Facility Agent to act in a specified manner or to take a specified action;
(iii)in respect of any provision which protects the Facility Agent’s own position in its personal capacity as opposed to its role of Facility Agent for the relevant Finance Parties; and
(iv)in the case described in subclause (j) below.
(e)If giving effect to instructions given by the Majority Lenders would in the Facility Agent’s opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Facility Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Facility Agent) whose consent would have been required in respect of that amendment or waiver.
(f)In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Facility Agent shall do so having regard to the interests of all the Finance Parties.
(g)The Facility Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(h)Without prejudice and subject to the remainder of this Clause 30.2 (Instructions), in the absence of instructions, the Facility Agent shall not be obliged to take any action (or refrain from taking action) even if it considers acting or not acting to be in the best interests of the Finance Parties. The Facility Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.
(i)The Facility Agent is not authorized to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.
(j)In the event of disagreement between the Original Lenders as to whether the Facility Agent shall be instructed to accelerate the Loan and/or enforce the Transaction Security upon the occurrence of an Event of Default which is continuing, the Original Lenders shall consult in good faith for a period of no more than 60 calendar days from the occurrence of the event entitling the Original Lenders to accelerate the Loan and/or direct the Facility Agent to instruct the Security Agent to enforce the Transaction Security. If no agreement is reached as to the course of action to be taken as a result of the Event of Default (e.g. as to waive, accelerate or assume such dissenting Original Lender’s Commitment) within said 60 calendar days the Original Lenders shall instruct, or in the absence of any instructions, the Facility Agent shall on behalf of the Original Lenders accelerate the Loan and instruct the Security Agent to enforce the Transaction Security and release the Transaction Security in accordance with Clause 29.2 (Release of security) and 31.24 (Releases) for purposes of effecting a sale of the relevant Security Asset and/or release any balance of outstanding Secured Liabilities not satisfied by the proceeds from enforcement if deemed necessary.
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30.3Duties of the Facility Agent
(a)The Facility Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)Subject to paragraph (c) below, the Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(c)Without prejudice to Clause 28.7 (Copy of Assignment Agreement to Borrower), paragraph (b) above shall not apply to any Assignment Agreement.
(d)Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(e)If the Facility Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(f)If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent, the Bookrunners or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.
(g)The Facility Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
30.4Intentionally omitted
30.5No fiduciary duties
(a)Nothing in any Finance Document constitutes the Facility Agent as a trustee or fiduciary of any other person.
(b)The Facility Agent shall not be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.
30.6Application of receipts
Except as expressly stated to the contrary in any Finance Document, any moneys which the Facility Agent receives or recovers in its capacity as Facility Agent shall be applied by the Facility Agent in accordance with Clause 34.5 (Application of receipts; partial payments).
30.7Business with the Group
The Facility Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.
30.8Rights and discretions
(a)The Facility Agent may:
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(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents; and
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:
(i)no Default has occurred (unless it has actual knowledge of a Default arising under Clause 27.2 (Non-payment);
(ii)any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)any notice or request made by the Borrower (other than a Utilization Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.
(c)The Facility Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(d)Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be desirable.
(e)The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(f)The Facility Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:
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(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Facility Agent’s gross negligence or wilful misconduct.
(g)Unless a Finance Document expressly provides otherwise the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.
(h)Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(i)Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
30.9Responsibility for documentation
The Facility Agent is not responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, a Transaction Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(c)any determination as to whether any information provided or to be provided to any Finance Party or Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
30.10No duty to monitor
The Facility Agent shall not be bound to inquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or
(c)whether any other event specified in any Transaction Document has occurred.
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30.11Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to paragraph (e) of Clause 34.11 (Disruption to Payment Systems etc.) or any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising ,any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(iii)any shortfall which arises on the enforcement or realization of the Security Property; or
(iv)without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party other than the Facility Agent may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Facility Agent may rely on this Clause subject to Clause 1.5 (Third party rights).
(c)The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Facility Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Facility Agent to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party,
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on behalf of any Finance Party and each Finance Party confirms to the Facility Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.
30.12Lenders’ indemnity to the Facility Agent
(a)Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 34.11 (Disruption to Payment Systems etc.) notwithstanding the Facility Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as Facility Agent under the Finance Documents (unless the Facility Agent has been reimbursed by a Transaction Obligor pursuant to a Finance Document).
(b)Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender is required to make to the Facility Agent pursuant to paragraph (a) above.
(c)Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Facility Agent to an Obligor.
30.13Resignation of the Facility Agent
(a)The Facility Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.
(b)If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (a) above within 20 days after notice of resignation was given, the retiring Facility Agent may appoint a successor Facility Agent.
(c)If the Facility Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Facility Agent is entitled to appoint a successor Facility Agent under paragraph (b) above, the Facility Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Facility Agent to become a party to this Agreement as Facility Agent) agree with the proposed successor Facility Agent amendments to this Clause 30 (The Facility Agent) and any other term of this Agreement dealing with the rights or obligations of the Facility Agent consistent with
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then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Facility Agent’s normal fee rates and those amendments will bind the Parties.
(d)The retiring Facility Agent shall make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Facility Agent for the amount of all costs and expenses (including reasonable legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(e)The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of Clause 14.4 (Indemnity to the Facility Agent) and this Clause 30 (The Facility Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Facility Agent. Any fees for the account of the retiring Facility Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(g)The Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with paragraph (a) above. In this event, the Facility Agent shall resign in accordance with paragraph (a) above but the cost referred to in paragraph (d) above shall be for the account of the Borrower.
(h)The consent of the Borrower (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Facility Agent.
30.14Confidentiality
(a)In acting as Facility Agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by a division or department of the Facility Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Facility Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.
(c)Notwithstanding any other provision of any Finance Document to the contrary, the Facility Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
30.15Relationship with the other Finance Parties
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(a)Subject to Clause 28.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)entitled to or liable for any payment due under any Finance Document on that day; and
(ii)entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)Each Finance Party shall supply the Facility Agent with any information that the Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent. Except as otherwise provided in Clause 27.25 (Enforcement of security), each Finance Party shall deal with the Security Agent exclusively through the Facility Agent and shall not deal directly with the Security Agent and any reference to any instructions being given by or sought from any Finance Party or group of Finance Parties by or to the Security Agent in this Agreement must be given or sought through the Facility Agent.
(c)Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or dispatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 37.5 (Electronic communication) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address (or such other information), department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and sub-paragraph (ii) of paragraph (a) of Clause 37.5 (Electronic communication) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
30.16Credit appraisal by the Finance Parties
Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Facility Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
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(c)whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(d)the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(e)the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.
30.17Intentionally omitted
30.18Deduction from amounts payable by the Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.
30.19Reliance and engagement letters
Each Secured Party confirms that the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Facility Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
30.20Full freedom to enter into transactions
Without prejudice to Clause 30.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Facility Agent shall be absolutely entitled:
(a)to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any person who is party to, or referred to in, a Finance Document) provided, however, if such transaction is in relation to this Facility, it shall be entered into jointly by the Lenders;
(b)to deal in and enter into and arrange transactions relating to:
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(i)any securities issued or to be issued by any Transaction Obligor or any other person; or
(ii)any options or other derivatives in connection with such securities; and
(c)to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document, and, in particular, the Facility Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters, provided, however, that any information used by the Facility Agent shall not be related to any of the Finance Parties.
31THE SECURITY AGENT
31.1Appointment and trust
(a)Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted or required under any applicable law) trustee in connection with the Security Property and confirms that the Security Agent shall have a lien on the Security Property and the proceeds of the enforcement of the Security Documents for all moneys payable to the beneficiaries of the Security Documents.
(b)The Security Agent accepts its appointment under paragraph (a) above as trustee of the Security Property with effect from the date of this Agreement and declares that it holds the Security Property in trust for the Secured Parties on the terms contained in this Agreement and shall deal with the Security Property in accordance with this Clause 31 (The Security Agent) and the other provisions of the Finance Documents.
(c)Each other Finance Party authorizes the Security Agent to (i) perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under, or in connection with, the Finance Documents together with any other incidental rights, powers, authorities and discretions, and (ii) execute each of the Security Documents and all other documents that may be approved by the Facility Agent and/or the Majority Lenders for execution by it.
31.2Parallel Debt (Covenant to pay the Security Agent)
(a)Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.
(b)The Parallel Debt of an Obligor:
(i)shall become due and payable at the same time as its Corresponding Debt;
(ii)is independent and separate from, and without prejudice to, its Corresponding Debt.
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(c)For purposes of this Clause 31.2 (Parallel Debt (Covenant to pay the Security Agent)), the Security Agent:
(i)is the independent and separate creditor of each Parallel Debt;
(ii)acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).
(d)The Parallel Debt of an Obligor shall be:
(i)decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and
(ii)increased to the extent that its Corresponding Debt has increased, and the Corresponding Debt of an Obligor shall be:
(A)decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and
(B)increased to the extent that its Parallel Debt has increased, in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.
(e)All amounts received or recovered by the Security Agent in connection with this Clause 31.2 (Parallel Debt (Covenant to pay the Security Agent)) to the extent permitted by applicable law, shall be applied in accordance with Clause 34.5 (Application of receipts; partial payments).
(f)This Clause 31.2 (Parallel Debt (Covenant to pay the Security Agent)) shall apply, with any necessary modifications, to each Finance Document.
31.3Enforcement through Security Agent only
The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Security Documents except through the Security Agent.
31.4Instructions
(a)The Security Agent shall:
(i)unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by:
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(A)all Lenders (or the Facility Agent on their behalf) if the relevant Finance Document stipulates the matter is an all Lender decision; and
(B)in all other cases, the Majority Lenders (or the Facility Agent on their behalf); and
(ii)not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with sub-paragraph (i) above (or if this Agreement stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).
(b)The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or the Facility Agent on their behalf) (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, from that Finance Party or group of Finance Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.
(c)Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.
(d)Paragraph (a) above shall not apply:
(i)where a contrary indication appears in a Finance Document;
(ii)where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action;
(iii)in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the relevant Secured Parties;
(iv)in the case described in Clause 30.2(j);
(v)in respect of the exercise of the Security Agent’s discretion to exercise a right, power or authority under any of:
(A)Clause 31.26 (Application of receipts);
(B)Clause 31.27 (Permitted deductions); and
(C)Clause 31.28 (Prospective liabilities).
(e)If giving effect to instructions given by the Majority Lenders would in the Security Agent’s opinion have an effect equivalent to an amendment or waiver referred to in Clause 43 (Amendments and Waivers), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.
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(f)In exercising any discretion to exercise a right, power or authority under the Finance Documents where either:
(i)it has not received any instructions as to the exercise of that discretion; or
(ii)the exercise of that discretion is subject to sub-paragraph (v) of paragraph (d) above, the Security Agent shall do so having regard to the interests of all the Secured Parties.
(g)The Security Agent may refrain from acting in accordance with any instructions of any Finance Party or group of Finance Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.
(h)Without prejudice to the remainder of this Clause 31.4 (Instructions), in the absence of instructions, the Security Agent may (but shall not be obliged to) take such action in the exercise of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate.
(i)The Security Agent is not authorized to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (i) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security or Security Documents.
31.5Duties of the Security Agent
(a)The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)The Security Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.
(c)Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.
(e)The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).
31.6No fiduciary duties
(a)Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Transaction Obligor.
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(b)The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.
31.7Business with the Group
The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with, any member of the Group.
31.8Rights and discretions
(a)The Security Agent may:
(i)rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorized;
(ii)assume that:
(A)any instructions received by it from the Majority Lenders, any Finance Parties or any group of Finance Parties are duly given in accordance with the terms of the Finance Documents;
(B)unless it has received notice of revocation, that those instructions have not been revoked; and
(C)if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and
(iii)rely on a certificate from any person:
(A)as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)to the effect that such person approves of any particular dealing, transaction, step, action or thing, as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.
(b)The Security Agent shall be entitled to carry out all dealings with the other Finance Parties through the Facility Agent and may give to the Facility Agent any notice or other communication required to be given by the Security Agent to any Finance Party.
(c)The Security Agent may assume (unless it has received notice to the contrary in its capacity as security agent for the Secured Parties) that:
(i)no Default has occurred;
(ii)any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
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(iii)any notice or request made by the Borrower (other than a Utilization Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Transaction Obligors.
(d)The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.
(e)Without prejudice to the generality of paragraph (c) above or paragraph (f) below, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Facility Agent or the Lenders) if the Security Agent in its reasonable opinion deems this to be desirable.
(f)The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.
(g)The Security Agent may act in relation to the Finance Documents and the Security Property through its officers, employees and agents and shall not:
(i)be liable for any error of judgment made by any such person; or
(ii)be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person, unless such error or such loss was directly caused by the Security Agent’s gross negligence or wilful misconduct.
(h)Unless a Finance Document expressly provides otherwise the Security Agent may disclose to any other Party any information it reasonably believes it has received as security agent under the Finance Documents.
(i)Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
(j)Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.
31.9Responsibility for documentation
None of the Security Agent, any Receiver or any Delegate is responsible or liable for:
(a)the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Facility Agent, the Security Agent, a Transaction Obligor or any other person in, or in connection with, any Transaction Document or the transactions contemplated in the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document;
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(b)the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document or the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(c)any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
31.10No duty to monitor
The Security Agent shall not be bound to inquire:
(a)whether or not any Default has occurred;
(b)as to the performance, default or any breach by any Transaction Obligor of its obligations under any Transaction Document; or
(c)whether any other event specified in any Transaction Document has occurred.
31.11Exclusion of liability
(a)Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent or any Receiver or Delegate), none of the Security Agent nor any Receiver or Delegate will be liable for:
(i)any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Transaction Document or the Security Property, unless directly caused by its gross negligence or wilful misconduct;
(ii)exercising, or not exercising ,any right, power, authority or discretion given to it by, or in connection with, any Transaction Document, the Security Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Transaction Document or the Security Property; or
(iii)any shortfall which arises on the enforcement or realization of the Security Property; or
(iv)without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:
(A)any act, event or circumstance not reasonably within its control; or
(B)the general risks of investment in, or the holding of assets in, any jurisdiction, including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of nationalization, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third
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party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.
(b)No Party other than the Security Agent, that Receiver or that Delegate (as applicable) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document or any Security Property and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.5 (Third party rights).
(c)The Security Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Security Agent if the Security Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Security Agent for that purpose.
(d)Nothing in this Agreement shall oblige the Security Agent to carry out:
(i)any “know your customer” or other checks in relation to any person; or
(ii)any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party, on behalf of any Finance Party and each Finance Party confirms to the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Security Agent.
(e)Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Transaction Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, any Receiver or Delegate at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, the Receiver or Delegate has been advised of the possibility of such loss or damages.
31.12Lenders’ indemnity to the Security Agent
(a)Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any cost, loss or liability incurred by any of them (otherwise than by reason of the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under the Finance Documents (unless the Security Agent, Receiver or Delegate has been reimbursed by a Transaction Obligor pursuant to a Finance Document).
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(b)Subject to paragraph (c) below, the Borrower shall immediately on demand reimburse any Lender for any payment that Lender is required to make to the Security Agent pursuant to paragraph (a) above.
(c)Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Security Agent to an Obligor.
31.13Resignation of the Security Agent
(a)The Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders may appoint a successor Security Agent.
(b)If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (a) above within 20 days after notice of resignation was given, the retiring Security Agent may appoint a successor Security Agent.
(c)The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all costs and expenses (including reasonable legal fees) properly incurred by it in making available such documents and records and providing such assistance.
(d)The Security Agent’s resignation notice shall only take effect upon:
(i)the appointment of a successor; and
(ii)the transfer of all the Security Property to that successor.
(e)Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of Clause 31.25 (Winding up of trust) and paragraph (c) above) but shall remain entitled to the benefit Clause 14.5 (Indemnity to the Security Agent) and this Clause 31 (The Security Agent) and any other provisions of a Finance Document which are expressed to limit or exclude its liability (or to indemnify it) in acting as Security Agent. Any fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(f)The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (a) above. In this event, the Security Agent shall resign in accordance with paragraph (a) above but the cost referred to in paragraph (c) above shall be for the account of the Borrower.
(g)The consent of the Borrower (or any other Transaction Obligor) is not required for an assignment or transfer of rights and/or obligations by the Security Agent.
(h)Any assignment or transfer of rights and/or obligations by the Security Agent shall be free of cost, expense or liability to the Transaction Obligors.
31.14Confidentiality
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(a)In acting as Security Agent for the Finance Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.
(b)If information is received by a division or department of the Security Agent other than the division or department responsible for complying with the obligations assumed by it under the Finance Documents, that information may be treated as confidential to that division or department, and the Security Agent shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.
(c)Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.
31.15Credit appraisal by the Finance Parties
Without affecting the responsibility of any Transaction Obligor for information supplied by it or on its behalf in connection with any Transaction Document, each Finance Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under, or in connection with, any Transaction Document including but not limited to:
(a)the financial condition, status and nature of each member of the Group;
(b)the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(c)whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under, or in connection with, any Transaction Document, the Security Property, the transactions contemplated by the Transaction Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or the Security Property;
(d)the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under, or in connection with, any Transaction Document, the transactions contemplated by any Transaction Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document; and
(e)the right or title of any person in or to or the value or sufficiency of any part of the Security Assets, the priority of any of the Transaction Security or the existence of any Security affecting the Security Assets.
31.16Security Agent’s management time
(a)In the event of:
(i)a Default;
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(ii)the Security Agent being requested by a Transaction Obligor or the Majority Lenders to undertake duties which the Security Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent under the Finance Documents; or
(iii)the Security Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances, the Borrower shall pay to the Security Agent any additional remuneration (together with any applicable VAT) that may be agreed between them or determined pursuant to paragraph (b) below.
(b)If the Security Agent and the Borrower fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (a) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent and approved by the Borrower (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.
31.17Reliance and engagement letters
Each Secured Party confirms that the Security Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Security Agent) the terms of any reliance letter or engagement letters or any reports or letters provided by accountants, auditors or providers of due diligence reports in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those, reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.
31.18No responsibility to perfect Transaction Security
The Security Agent shall not be liable for any failure to:
(a)require the deposit with it of any deed or document certifying, representing or constituting the title of any Transaction Obligor to any of the Security Assets;
(b)obtain any license, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(c)register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;
(d)take, or to require any Transaction Obligor to take, any step to perfect its title to any of the Security Assets or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or
(e)require any further assurance in relation to any Security Document.
31.19Insurance by Security Agent
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(a)The Security Agent shall not be obliged:
(i)to insure any of the Security Assets;
(ii)to require any other person to maintain any insurance; or
(iii)to verify any obligation to arrange or maintain insurance contained in any Finance Document, and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.
(b)Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Lenders request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.
31.20Custodians and nominees
The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.
31.21Delegation by the Security Agent
(a)Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.
(b)That delegation may be made upon any terms and conditions (including the power to sub delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.
(c)No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of any such delegate or sub delegate.
31.22Additional Security Agents
(a)The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)if it considers that appointment to be in the interests of the Secured Parties; or
(ii)for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
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(iii)for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Finance Parties of that appointment.
(b)Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.
(c)The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.
31.23Acceptance of title
The Security Agent shall be entitled to accept without inquiry, and shall not be obliged to investigate, any right and title that any Transaction Obligor may have to any of the Security Assets and shall not be liable for or bound to require any Transaction Obligor to remedy any defect in its right or title.
31.24Releases
Upon a disposal of any of the Security Assets pursuant to the enforcement of the Transaction Security by a Receiver, a Delegate or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Obligors and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security and to execute any release of the Transaction Security or other claim over that asset that may be required or desirable.
31.25Winding up of trust
If the Security Agent, with the approval of the Facility Agent determines that:
(a)all of the Secured Liabilities and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Transaction Obligor pursuant to the Finance Documents, then
(i)the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents and shall execute customary and appropriate documents in connection therewith; and
(ii)any Security Agent which has resigned pursuant to Clause 31.13 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.
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31.26Application of receipts
All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Security Property (for the purposes of this Clause 31.26 (Application of receipts), the “Recoveries”) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the remaining provisions of this Clause 31.26 (Application of receipts), in the following order of priority:
(a)in discharging any sums owing to the Security Agent (in its capacity as such), any Receiver or any Delegate;
(b)in payment or distribution to the Facility Agent, on its behalf and on behalf of the other Secured Parties, for application towards the discharge of all sums due and payable by any Transaction Obligor under any of the Finance Documents in accordance with Clause 34.5 (Application of receipts; partial payments);
(c)if none of the Transaction Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Transaction Obligor; and
(d)the balance, if any, in payment or distribution to the relevant Transaction Obligor.
31.27Permitted deductions
The Security Agent may, in its discretion:
(a)set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and
(b)pay all Taxes which may be assessed against it in respect of any of the Security Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).
31.28Prospective liabilities
Following acceleration, the Security Agent may, in its discretion, or at the request of the Facility Agent, hold any Recoveries in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and until the amounts related to such Recoveries become due or owing by the Obligors (the interest being credited to the relevant account) for later payment to the Facility Agent for application in accordance with Clause 34.5 (Application of receipts; partial payments) in respect of:
(a)any sum to the Security Agent, any Receiver or any Delegate; and
(b)any part of the Secured Liabilities,
that the Security Agent or, in the case of paragraph (b) only, the Facility Agent, reasonably considers, in each case, might become due or owing at any time in the future.
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31.29Investment of proceeds
Prior to the payment of the proceeds of the Recoveries to the Facility Agent for application in accordance with Clause 34.5 (Application of receipts; partial payments) the Security Agent may, in its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent reasonably considers (the interest being credited to the relevant account) pending the payment from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of Clause 34.5 (Application of receipts; partial payments).
31.30Currency conversion
(a)For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at a market rate of exchange.
(b)The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
31.31Good discharge
(a)Any payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Facility Agent on behalf of the Secured Parties and any payment made in that way shall be a good discharge, to the extent of that payment, by the Security Agent.
(b)The Security Agent is under no obligation to make the payments to the Facility Agent under paragraph (a) above in the same currency as that in which the obligations and liabilities owing to the relevant Finance Party are denominated.
1.32Amounts received by Obligors
If any of the Transaction Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Transaction Obligor will, or the Obligors will cause the relevant Transaction Obligor to, hold the amount received or recovered on trust for the Security Agent and promptly pay that amount to the Security Agent for application in accordance with the terms of this Agreement.
1.33Intentionally omitted
31.34Full freedom to enter into transactions
Without prejudice to Clause 31.7 (Business with the Group) or any other provision of a Finance Document and notwithstanding any rule of law or equity to the contrary, the Security Agent shall be absolutely entitled:
(a)to enter into and arrange banking, derivative, investment and/or other transactions of every kind with or affecting any Transaction Obligor or any person who is party to, or referred to in, a Finance Document (including, but not limited to, any interest or currency swap or other transaction, whether related to this Agreement or not, and acting as syndicate agent and/or security agent for, and/or participating in, other facilities to such Transaction Obligor or any
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person who is party to, or referred to in, a Finance Document) provided, however, if such transaction is in relation to this Facility, it shall be entered into jointly by the Lenders;
(b)to deal in and enter into and arrange transactions relating to:
(i)any securities issued or to be issued by any Transaction Obligor or any other person; or
(ii)any options or other derivatives in connection with such securities; and
(c)to provide advice or other services to the Borrower or any person who is a party to, or referred to in, a Finance Document, and, in particular, the Security Agent shall be absolutely entitled, in proposing, evaluating, negotiating, entering into and arranging all such transactions and in connection with all other matters covered by paragraphs (a), (b) and (c) above, to use (subject only to insider dealing legislation) any information or opportunity, howsoever acquired by it, to pursue its own interests exclusively, to refrain from disclosing such dealings, transactions or other matters or any information acquired in connection with them and to retain for its sole benefit all profits and benefits derived from the dealings transactions or other matters, provided, however, that any information used by the Security Agent shall not be related to any of the Finance Parties.
32CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of this Agreement will:
(a)interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)except as provided in Clause 12.7 (FATCA Information), oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
33SHARING AMONG THE FINANCE PARTIES
33.1Payments to Finance Parties
If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a Transaction Obligor other than in accordance with Clause 34 (Payment Mechanics) (a “Recovered Amount”) and applies that amount to a payment due to it under the Finance Documents then:
(a)the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Facility Agent;
(b)the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 34 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
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(c)the Recovering Finance Party shall, within three Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 34.5 (Application of receipts; partial payments).
33.2Redistribution of payments
The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Transaction Obligor and distribute it among the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 34.5 (Application of receipts; partial payments) towards the obligations of that Transaction Obligor to the Sharing Finance Parties, and shall apply the amount retained by the Recovering Finance Party towards the obligations of that Transaction Obligor to the Recovering Finance Party.
33.3Recovering Finance Party’s rights
On a distribution by the Facility Agent under Clause 33.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from a Transaction Obligor, as between the relevant Transaction Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Transaction Obligor.
33.4Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and
(b)as between the relevant Transaction Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Transaction Obligor.
33.5Exceptions
(a)This Clause 33 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Transaction Obligor.
(b)A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)it notified that other Finance Party of the legal or arbitration proceedings; and
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(ii)that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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Section 11

ADMINISTRATION
34PAYMENT MECHANICS
34.1Payments to the Facility Agent
(a)On each date on which a Transaction Obligor or a Lender is required to make a payment under a Finance Document, that Transaction Obligor or Lender shall make an amount in dollars equal to such payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time specified by the Facility Agent as being customary for settlement of transactions in dollars in the place of payment.
(b)Payment shall be made to such account and with such bank as the Facility Agent, in each case, specifies.
34.2Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to Clause 34.3 (Distributions to a Transaction Obligor) and Clause 34.4 (Clawback and pre-funding), be made available by the Facility Agent as soon as practicable after receipt by the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five Business Days’ notice with a bank specified by that Party or, in the case of the Loan, to such account of such person as may be specified by the Borrower in a Utilization Request.
34.3Distributions to a Transaction Obligor
The Facility Agent may (with the consent of the Transaction Obligor or in accordance with Clause 35 (Set-Off)) apply any amount received by it for that Transaction Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Transaction Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.
34.4Clawback and pre-funding
(a)Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)Unless paragraph (c) below applies, if the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
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(c)If the Facility Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders then if and to the extent that the Facility Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:
(i)the Borrower shall on demand refund it to the Facility Agent without prejudice to its rights under this Agreement; and
(ii)the Lender by whom those funds should have been made available or, if the Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.
34.5Application of receipts; partial payments
(a)If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by a Transaction Obligor under the Finance Documents, the Facility Agent shall apply that payment towards the obligations of that Transaction Obligor under the Finance Documents in the following order:
(i)first, in or towards payment pro rata of any unpaid fees, costs and expenses of, and any other amounts owing to, the Facility Agent, the Security Agent, any Receiver and any Delegate under the Finance Documents;
(ii)secondly, in or towards payment pro rata of any accrued interest and fees due but unpaid to the Lenders under this Agreement;
(iii)thirdly, in or towards payment pro rata of any principal due but unpaid to the Lenders under this Agreement; and
(iv)fourthly, in or towards payment pro rata of any other sum due to any Finance Party but unpaid under the Finance Documents.
(b)The Facility Agent shall, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (ii) to (iv) of paragraph (a) above.
(c)Paragraphs (a) and (b) above will override any appropriation made by a Transaction Obligor.
34.6No set-off by Transaction Obligors
All payments to be made by a Transaction Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
34.7Business Days
(a)Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
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(b)During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
34.8Currency of account
(a)Subject to paragraphs (b) and (c) below, dollars are the currency of account and payment for any sum due from a Transaction Obligor under any Finance Document.
(b)Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(c)Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
34.9Change of currency
(a)Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:
(i)any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and
(ii)any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).
(b)If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
34.10Currency Conversion
(a)For the purpose of, or pending any payment to be made by any Servicing Party under any Finance Document, such Servicing Party may convert any moneys received or recovered by it from one currency to another, at a market rate of exchange.
(b)The obligations of any Transaction Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.
34.11Disruption to Payment Systems etc.
If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:
(a)the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;
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(b)the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;
(c)the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;
(d)any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties and any Transaction Obligors as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 43 (Amendments and Waivers);
(e)the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 34.11 (Disruption to Payment Systems etc.); and
(f)the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
35SET-OFF
A Finance Party may set off any matured obligation due from a Transaction Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Transaction Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
36BAIL-IN
1.1Contractual recognition of bail-in
Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each Party acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:
(a)any Bail-In Action in relation to any such liability, including (without limitation):
(i)a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)a cancellation of any such liability; and
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(b)a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
37NOTICES
37.1Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.
37.2Addresses
The address and email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents are:
(a)in the case of the Borrower and each Guarantor, that specified in Schedule 1 (The Parties);
(b)in the case of each Lender or any other Obligor, that specified in Schedule 1 (The Parties) or, if it becomes a Party after the date of this Agreement, that notified in writing to the Facility Agent on or before the date on which it becomes a Party;
(c)in the case of the Facility Agent, that specified in Schedule 1 (The Parties); and
(d)in the case of the Security Agent, that specified in Schedule 1 (The Parties), or any substitute address, email or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five Business Days’ notice.
37.3Delivery
(a)Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)if by way of email, when received in legible form; or
(ii)if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.
(b)Any communication or document to be made or delivered to a Servicing Party will be effective only when actually received by that Servicing Party and then only if it is expressly marked for the attention of the department or officer of that Servicing Party specified in Schedule 1 (The Parties) (or any substitute department or officer as that Servicing Party shall specify for this purpose).
(c)All notices from or to a Transaction Obligor shall be sent through the Facility Agent unless otherwise specified in any Finance Document.
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(d)Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Transaction Obligors.
(e)Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.
37.4Notification of address and email number
Promptly upon receipt of notification of an address and email or change of address or email pursuant to Clause 37.2 (Addresses) or changing its own address or email, the Facility Agent shall notify the other Parties.
37.5Electronic communication
(a)Any communication to be made or document to be delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:
(i)notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.
(b)Any such electronic communication or delivery as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.
(c)Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Facility Agent or the Security Agent only if it is addressed in such a manner as the Facility Agent or the Security Agent shall specify for this purpose.
(d)Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.
(e)Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication being made available in accordance with this Clause 37.5 (Electronic communication).
37.6English language
(a)Any notice given under or in connection with any Finance Document must be in English.
(b)All other documents provided under or in connection with any Finance Document must be:
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(i)in English; or
(ii)if not in English, and if so required by the Facility Agent, accompanied by a certified English translation prepared by a translator approved by the Facility Agent and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
38CALCULATIONS AND CERTIFICATES
38.1Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
38.2Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
38.3Day count convention
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.
39PARTIAL INVALIDITY
If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
40REMEDIES AND WAIVERS
(a)No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of a Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
(b)No variation or amendment of a Finance Document shall be valid unless in writing and signed by or on behalf of all the relevant Finance Parties in accordance with the provisions of Clause 43 (Amendments and Waivers).
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41SETTLEMENT OR DISCHARGE CONDITIONAL
Any settlement or discharge under any Finance Document between any Finance Party and any Transaction Obligor shall be conditional upon no security or payment to any Finance Party by any Transaction Obligor or any other person being set aside, adjusted or ordered to be repaid, whether under any bankruptcy or insolvency law or otherwise.
42IRREVOCABLE PAYMENT
If the Facility Agent considers that an amount paid or discharged by, or on behalf of, a Transaction Obligor or by any other person in purported payment or discharge of an obligation of that Transaction Obligor to a Finance Party under the Finance Documents is capable of being avoided or otherwise set aside on the bankruptcy, liquidation or administration of that Transaction Obligor or otherwise, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.
43AMENDMENTS AND WAIVERS
43.1Required consents
(a)Subject to Clause 43.2 (All Lender matters) and Clause 43.3 (Other exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and, in the case of an amendment, the Transaction Obligors and any such amendment or waiver will be binding on all Parties.
(b)The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 43 (Amendments and Waivers).
(c)Without prejudice to the generality of Clause 30.8 (Rights and discretions), the Facility Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.
43.2All Lender matters
Subject to Clause 43.3 (Other exceptions), an amendment of or waiver or consent in relation to any term of any Finance Document that has the effect of changing or which relates to:
(a)the definition of “Majority Lenders” in Clause 1.1 (Definitions and Interpretation);
(b)a postponement to or extension of the date of payment of any amount under the Finance Documents (other than in relation to Clause 7.3 (Voluntary prepayment of Loan) in respect of a prepayment made pursuant to Clause 25.2 (Provision of additional security; prepayment) or Clause 7.4 (Mandatory prepayment on sale or Total Loss);
(c)a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;
(d)a change in currency of payment of any amount under the Finance Documents;
(e)an increase in any Commitment or the Total Commitments, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments ratably under the Facility;
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(f)a change to any Transaction Obligor;
(g)a change to the definition of any of “Sanctions”, “Sanctions Authorities”, “Restricted Party” and “Change of Control”;
(h)any provision which expressly requires the consent of all the Lenders;
(i)this Clause 43 (Amendments and Waivers);
(j)any change to the preamble (Background), Clause 2 (The Facility), Clause 3 (Purpose), Clause 5 (Utilization), Clause 8 (Interest), Clause 28 (Changes to the Lenders), Clause 47 (Governing Law) or Clause 48 (Enforcement);
(k)any release of, or material variation to, any Transaction Security, guarantee, indemnity or subordination arrangement set out in a Finance Document (except in the case of a release of Transaction Security as it relates to the disposal of an asset which is the subject of the Transaction Security and where such disposal is expressly permitted by the Majority Lenders or otherwise under a Finance Document);
(l)(other than as expressly permitted by the provisions of any Finance Document), the nature or scope of:
(i)the guarantees and indemnities granted under Clause 17 (Guarantee and Indemnity);
(ii)the Security Assets; or
(iii)the manner in which the proceeds of enforcement of the Transaction Security are distributed,
(except in the case of sub-paragraphs (ii) and (iii) above, insofar as it relates to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document); or
(iv)the release of the guarantees and indemnities granted under Clause 17 (Guarantee and Indemnity) or the release of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made, or given, without the prior consent of all the Lenders.
43.3Other exceptions
An amendment or waiver which relates to the rights or obligations of a Servicing Party (each in their capacity as such) may not be effected without the consent of that Servicing Party, as the case may be.
43.4Replacement of Screen Rate
(a)Subject to Clause 43.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars, any amendment or waiver which relates to:
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(i)providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate, and
(ii)
(A)aligning any provision of any Finance Document to the use of that Replacement Benchmark;
(B)enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);
(C)implementing market conventions applicable to that Replacement Benchmark;
(D)providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent, with the consent of the Lender, and the Borrower.
(b)If, as at June 1, 2022 this Agreement provides that the rate of interest for the Loan in dollars is to be determined by reference to the Screen Rate for LIBOR:
(i)a Screen Rate Replacement Event shall be deemed to have occurred on that date in relation to the Screen Rate for dollars; and
(ii)the Facility Agent (acting on the instructions of the Lenders) and the Borrower shall enter into negotiations in good faith with a view to agreeing the use of a Replacement Benchmark in relation to dollars in place of that Screen Rate from and including a date no later than March 31, 2023.
(c)If the Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above, or for any other vote of Lender, in relation to paragraphs (a) or (b) above within 5 Business Days (unless the Borrower and the Facility Agent agree to a longer time period in relation to any request) of that request being made:
(i)its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and
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(ii)its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
(d)If a Screen Rate Replacement Event has occurred and no Replacement Benchmark has been determined pursuant to this Clause 43.4, Clause 10.4 (Cost of funds) will apply.
43.5Obligor Intent
Each Obligor expressly confirms that it intends that any guarantee contained in this Agreement or any other Finance Document and any Security created by any Finance Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.
44CONFIDENTIAL INFORMATION
44.1Confidentiality
Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 44.2 (Disclosure of Confidential Information) and Clause 44.3 (Disclosure to numbering service providers) and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
44.2Disclosure of Confidential Information
Any Finance Party may disclose:
(a)to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)to any person:
(i)to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
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(ii)with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Transaction Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;
(iii)appointed by any Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 30.15 (Relationship with the other Finance Parties));
(iv)who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;
(v)to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;
(vii)to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 28.8 (Security over Lenders’ rights);
(viii)which is a classification society or other entity which a Lender has engaged to make the calculations necessary to enable that Lender to comply with its reporting obligations under the Poseidon Principles;
(ix)who is a Party, a member of the Group or any related entity of a Transaction Obligor; or
(x)as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or
(xi)with the consent of the Guarantors;
in each case, such Confidential Information as that Finance Party shall consider appropriate if:
(A)in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation
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to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;
(C)in relation to sub-paragraphs (v), (vi) and (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)to any person appointed by that Finance Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality agreement in such form as may be agreed between the Borrower and the relevant Finance Party;
(d)to any Rating Agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such Rating Agency to carry out its normal rating activities in relation to the Finance Documents and/or the Transaction Obligors if the Rating Agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
44.3Disclosure to numbering service providers
(a)Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Transaction Obligors the following information:
(i)names of Transaction Obligors;
(ii)country of domicile of Transaction Obligors;
(iii)place of incorporation of Transaction Obligors;
(iv)date of this Agreement;
(v)Clause 47 (Governing Law);
(vi)the name of the Facility Agent;
(vii)date of each amendment and restatement of this Agreement;
(viii)amount of Total Commitments;
(ix)currency of the Facility;
(x)type of Facility;
(xi)ranking of Facility;
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(xii)Termination Date for Facility;
(xiii)changes to any of the information previously supplied pursuant to sub-paragraphs (i) to (xii) above; and
(xiv)such other information agreed between such Finance Party and the Borrower, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Transaction Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)Each Obligor represents, on behalf of itself and the other Transaction Obligors, that none of the information set out in sub-paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.
(d)The Facility Agent shall notify the Borrower and the other Finance Parties of:
(i)the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Transaction Obligors; and
(ii)the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Transaction Obligors by such numbering service provider.
44.4Entire agreement
This Clause 44 (Confidential Information) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.
44.5Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
44.6Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrower:
(a)of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (v) of paragraph (b) of Clause 44.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
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(b)upon becoming aware that Confidential Information has been disclosed in breach of this Clause 44 (Confidential Information).
44.7Continuing obligations
The obligations in this Clause 44 (Confidential Information) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:
(a)the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)the date on which such Finance Party otherwise ceases to be a Finance Party.
45CONFIDENTIALITY OF FUNDING RATES
45.1Confidentiality and disclosure
(a)The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.
(b)The Facility Agent may disclose:
(i)any Funding Rate to the Borrower pursuant to Clause 8.4 (Notification of rates of interest); and
(ii)any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement agreed between the Facility Agent and the relevant Lender.
(c)The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:
(i)any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives, if any person to whom that Funding Rate is to be given pursuant to this sub-paragraph (i) is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;
(ii)any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;
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(iii)any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and
(iv)any person with the consent of the relevant Lender.
45.2Related obligations
(a)The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation (including securities law relating to insider dealing and market abuse) and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.
(b)The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:
(i)of the circumstances of any disclosure made pursuant to sub-paragraph (ii) of paragraph (c) of Clause 45.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and
(ii)upon becoming aware that any information has been disclosed in breach of this Clause 45 (Confidentiality of Funding Rates).
45.3No Event of Default
No Event of Default will occur under Clause 27.4 (Other obligations) by reason only of an Obligor’s failure to comply with this Clause 45 (Confidentiality of Funding Rates).
46COUNTERPARTS; ELECTRONIC SIGNATURE
46.1Counterparts
Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
46.2Electronic signatures
The delivery of copy of an executed counterpart of a signature page to this Agreement or any other Finance Document by facsimile (or electronic transmission, including by electronic mail of a portable document file or “pdf”) shall be effective as delivery of an original executed counterpart of this Agreement or such other Finance Document. Moreover, the parties hereto further acknowledge and agree that this Agreement and any other Finance Document may be signed and/or transmitted by electronic mail or a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (i) to the extent a party signs this Agreement or any other Finance Document using electronic signature
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technology, by clicking “SIGN” or otherwise affixing an electronic signature or similar mark, such party is signing this Agreement or such other Finance Document electronically; and (ii) the electronic signatures appearing on this Agreement or such other Finance Document shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

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Section 12

GOVERNING LAW AND ENFORCEMENT
47GOVERNING LAW
THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (EXCEPT AS OTHERWISE PROVIDED IN A FINANCE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.
48ENFORCEMENT
48.1Jurisdiction
(a)Each of the Obligors hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Finance Documents to which such Obligor is a party or for recognition or enforcement of any judgment, and each of the Obligors hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State Court or, to the extent permitted by law, in such Federal court. Each of the Obligors agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Obligor agrees that any action commenced by any Obligor asserting any claim or counterclaim arising under or in connection with this Agreement or any of the other Finance Documents shall be brought solely in any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof.
(b)Paragraph (a) of this Clause 48.1 (Jurisdiction) is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.
48.2Service of process
(a)Each of the Obligors hereby agrees to appoint Leicht & Rein Tax Associates, Ltd., with offices currently located at 205 Lexington Avenue, 18th Floor, New York, NY 10016 (Attn: Samuel Rein), as its designated agent for service of process for any action or proceeding arising out of or relating to this Agreement or any other Finance Document. Each of the Obligors also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to its address specified in Clause 37.2 (Addresses). Each of the Obligors also agrees that service of process may be made on it by any other method of service provided for under the applicable laws in effect in the State of New York.
(b)If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of all the Obligors) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms
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acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.
48.3Venue; immunity
Each of the Obligors hereby irrevocably and unconditionally waives to the fullest extent it may legally and effectively do so:
(a)any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Finance Document to which it is a party in any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court thereof, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and
(b)any immunity from suit, the jurisdiction of any court in which judicial proceedings may at any time be commenced with respect to this Agreement or any other Finance Document or from any legal process with respect to itself or its property (including without limitation attachment prior to judgment, attachment in aid of execution of judgment, set-off, execution of a judgment or any other legal process), and to the extent that in any such jurisdiction there may be attributed to such person such an immunity (whether or not claimed), such person hereby irrevocably agrees not to claim such immunity.
49WAIVER OF JURY TRIAL
49.1Waiver
EACH OF THE PARTIES MUTUALLY AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCE DOCUMENT TO WHICH IT IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
50PATRIOT ACT NOTICE
50.1PATRIOT Act notice
Each of the Secured Parties hereby notifies the Obligors that pursuant to the requirements of the PATRIOT Act and the policies and practices of the Secured Parties, each of the Secured Parties is required to obtain, verify and record certain information and documentation that identifies each Obligor, which information includes the name and address of each Obligor and such other information that will allow each of the Secured Parties to identify each Obligor in accordance with the PATRIOT Act.
51ENTIRE AGREEMENT
(a)This Agreement, in conjunction with the other Finance Documents, constitutes the entire agreement between the Parties and supersedes all previous agreements, understandings and arrangements between them, whether in writing or oral, in respect of its subject matter.
(b)Each Party acknowledges that it has not entered into this Agreement or any other Finance Document in reliance on, and shall have no remedies in respect of, any representation or warranty that is not expressly set out in this Agreement or in any other Finance Document.
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EXECUTION PAGES
    WHEREFORE, the Parties have caused this Facility Agreement to be executed as of the date first above written.

BULK PROMISE CORP. as Borrower By: __________________________ Name: Title:

PANGAEA LOGISTICS SOLUTIONS LTD. as a Guarantor By: __________________________ Name: Title:

BULK FLEET BERMUDA HOLDING COMPANY LIMITED
as a Guarantor

By: __________________________
Name:
Title:

BULK PARTNERS HOLDING COMPANY BERMUDA LTD.
as a Guarantor

By: __________________________
Name:
Title:

BULK PARTNERS (BERMUDA) LTD.
as a Guarantor

By: __________________________
Name:
Title:

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DANISH SHIP FINANCE A/S as an Original Lender By: __________________________ Name: Title:
DANISH SHIP FINANCE A/S as Facility Agent By: __________________________ Name: Title:
DANISH SHIP FINANCE A/S as Security Agent By: __________________________ Name: Title:

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Schedule 1

THE PARTIES
Part A

THE OBLIGORS

Name of Borrower	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
Bulk Promise Corp.	Marshall Islands	108940	c/o Phoenix Bulk Carriers (US) LLC 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@phoenixbulkus.com

Name of Guarantor	Place of Incorporation	Registration number (or equivalent, if any)	Address for Communication
Pangaea Logistics Solutions Ltd.	Bermuda	49020	c/o Phoenix Bulk Carriers (US) LLC 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@phoenixbulkus.com
Bulk Partners (Bermuda) Ltd.	Bermuda	42004	c/o Phoenix Bulk Carriers (US) LLC 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@phoenixbulkus.com
Bulk Partners Holding Company Bermuda Ltd.	Bermuda	42169	c/o Phoenix Bulk Carriers (US) LLC 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@phoenixbulkus.com
Bulk Fleet Bermuda Holding Company Limited	Bermuda	43689	c/o Phoenix Bulk Carriers (US) LLC 109 Long Wharf Newport, RI 02840 Attn: Mr. Gianni Del Signore Email:gdelsignore@phoenixbulkus.com

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Part B

THE ORIGINAL LENDERS

Name of Original Lender	Commitment	Address for Communication
Danish Ship Finance A/S	$12,800,000	Sankt Annae Plads 3 Dk-1250 Copenhagen K Denmark Attn: Marcus Christensen and Loan Administration Email: MFC@skibskredit.dk and loanadmin@skibskredit.dk

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Part C

THE SERVICING PARTIES

Name of Facility Agent	Address for Communication
Danish Ship Finance A/S	Sankt Annae Plads 3 Dk-1250 Copenhagen K Denmark Attn: Marcus Christensen and Loan Administration Email: MFC@skibskredit.dk and loanadmin@skibskredit.dk

Name of Security Agent	Address for Communication

Danish Ship Finance A/S	Sankt Annae Plads 3 Dk-1250 Copenhagen K Denmark Attn: Marcus Christensen and Loan Administration Email: MFC@skibskredit.dk and loanadmin@skibskredit.dk

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Schedule 2

CONDITIONS PRECEDENT
Part A

CONDITIONS PRECEDENT TO INITIAL UTILIZATION REQUEST
1Obligors
1.1A copy of the constitutional documents of each Obligor certified as of a date reasonably near the date of the Utilization Request by a director or an officer, as applicable, of such Obligor as being a true and correct copy thereof.
1.2A copy of a resolution of the board of directors (or equivalent) of each Obligor certified as of a date reasonably near the date of the Utilization Request by a director or an officer, as applicable, of such Obligor as being a true and correct copy thereof:
(a)approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(b)authorizing a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(c)authorizing a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, a Utilization Request and each Selection Notice) to be signed and/or dispatched by it under, or in connection with, the Finance Documents to which it is a party.
1.3An original of the power of attorney of the Borrower and a certified copy of the power of attorney of each Obligor each authorizing a specified person or persons to execute the Finance Documents to which it is a party.
1.4A specimen of the signature of each person authorized by the resolution referred to in paragraph 1.2 above.
1.5If required, a copy of a resolution signed by all the holders of the issued shares in each Obligor certified as of a date reasonably near the date of the Utilization Request by a director or an officer, as applicable, of such Obligor as being a true and correct copy thereof, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Obligor is a party.
1.6A certificate of an authorized signatory of each Obligor confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on that Obligor to be exceeded.
1.7A certificate of an authorized signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part A of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
1.8A copy of the picture ID in the form of a passport of driver’s license of each person executing any Finance Document on behalf of a Obligor (or to the extent that such person is a lawyer
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authorized pursuant to a power of attorney (or equivalent authority) to execute the relevant Finance Documents, such proof of identity may be in the form of a copy of the webpage of the relevant law firm with whom the attorney-at-law is employed evidencing such employment).
2Finance Documents
2.1A duly executed original of any Finance Document not otherwise referred to in this Schedule 2 (Conditions Precedent).
2.2A duly executed original of any other document required to be delivered by each Finance Document if not otherwise referred to this Schedule 2 (Conditions Precedent).
3Legal opinions
3.1A legal opinion of Watson Farley & Williams LLP, legal advisers to the Facility Agent in New York, substantially in the form distributed to the Original Lenders before signing this Agreement.
3.2Favorable legal opinions by lawyers appointed by each Obligor on such matters concerning the laws of the Marshall Islands, Bermuda and such other relevant jurisdictions as the Facility Agent may require, substantially in the form distributed to the Original Lenders before signing this Agreement.
4Other documents and evidence
4.1Evidence that any process agent referred to in Clause 48.2 (Service of process), if not a Transaction Obligor, has accepted its appointment.
4.2A copy of any other Authorization or other document, opinion or assurance which the Facility Agent considers to be necessary (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.
4.3The Original Financial Statements.
4.4Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid on the date of this Agreement or will be paid by the Utilization Date.
4.5Such evidence as the Facility Agent may require for the Finance Parties to be able to satisfy each of their “know your customer” or similar identification procedures in relation to the transactions contemplated by the Finance Documents, including but not limited to checks required by the Danish Act on Measures to Prevent Money Laundering and Financing of Terrorism (as amended and supplemented) including, without limitation:
(a)a structure chart evidencing the complete ownership and control structure of the Transaction Obligors including ownership stake belonging to beneficial owners meaning the natural person(s) who ultimately own or control through direct or indirect ownership of more than either 20% or 25% (such threshold depending on whether such Transaction Obligor is considered moderate risk or high risk, respectively, as determined by the relevant Lender in accordance with applicable laws and regulations) of the shares or voting rights in the Transaction Obligors (except for beneficial owners in companies listed on a regulated market that is subject to disclosure requirements consistent with EU law or equivalent international standards which at
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the date of this Agreement includes Pangaea Logistics Solutions, provided that if only part of such companies shares are listed, the beneficial owners, if any, of such remaining unlisted shares shall be subject to the disclosure requirements as set out in this paragraph 5.6) or, if no such person(s) are identified or if there is any doubt that the person(s) identified are the beneficial owner(s), the natural person(s) who hold the position of senior management in Pangaea Logistics Solutions; and
(b)copies of proof of identity of the Transaction Obligors and any beneficial owner (except for beneficial owners in listed companies as described in subclause (a) above which at the date of this Agreement includes Pangaea Logistics Solutions) (or, if no such person(s) are identified or if there is any doubt that the person(s) identified are the beneficial owner(s), in addition to any such identified beneficial owner(s), the natural person(s) who hold the position of senior management officials in Pangaea Logistics Solutions, and of any signatories, each from a reliable and independent source in such form as may be specified by the Facility Agent (acting reasonably).
4.6All necessary governmental (domestic and foreign) and third-party approvals and/or consents in connection with the transactions contemplated hereby (including any consents required under Bermuda law and/or as advised by Bermuda counsel) shall have been obtained and remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgement of the Facility Agent, restrains, prevents or imposes materially adverse conditions upon the consummation of this Agreement or the transactions contemplated hereby. Additionally, there shall not exist any judgement, order, injunction, or other restraint prohibiting or imposing materially adverse conditions upon this Agreement or the transactions otherwise contemplated hereby.
4.7Copies of the MOA and of all documents signed or issued by the Borrower or the Seller (or both of them) under or in connection with it.

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Part B

CONDITIONS PRECEDENT TO THE UTILIZATION
1Borrower
A certificate of an authorized signatory of the Borrower certifying that each copy document which it is required to provide under this Part B of Schedule 2 (Conditions Precedent) is correct, complete and in full force and effect as at the Utilization Date.
2Ship and other security
4.1A duly executed original of the Note, the Mortgage, the General Assignment and the Charterer’s Insurances Assignment, and of each document to be delivered under or pursuant to each of them, including a consent and acknowledgment to each assignment relating to the Time Charter in a form acceptable to the Facility Agent.
4.2Documentary evidence that the Mortgage has been duly preliminary registered as a valid first preferred ship mortgage in accordance with the laws of the Republic of Panama.
4.3Documentary evidence that the Ship:
(a)Is provisionally flagged and preliminarily registered in the name of the Borrower under the flag of the Republic of Panama;
(b)is in the absolute and unencumbered ownership of the Borrower save as contemplated by the Finance Documents;
(c)maintains the Approved Classification with the Approved Classification Society free of all recommendations and conditions of the Approved Classification Society; and
(d)is insured in accordance with the provisions of this Agreement and all requirements in this Agreement in respect of insurances have been complied with (including, but not limited to, the delivery of cover notes, letters of undertaking and certificates of entry pursuant to the terms of the Finance Documents).
4.4Documents establishing that the Ship will, as from the Utilization Date, be managed technically by its Approved Technical Manager on terms acceptable to the Facility Agent acting with the authorization of all of the Lenders, together with:
(a)a Manager’s Undertaking for the Approved Technical Manager of the Ship; and
(b)copies of the Approved Technical Manager’s Document of Compliance and of the Ship’s Safety Management Certificate (together with any other details of the applicable Safety Management System which the Facility Agent requires) and of any other documents required under the ISM Code and the ISPS Code in relation to the Ship including without limitation an ISSC.
4.5An opinion from an independent insurance consultant acceptable to the Facility Agent on such matters relating to the Insurances as the Facility Agent may require.
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4.6Two valuations of the Ship, addressed to the Facility Agent on behalf of the Finance Parties, stated to be for the purposes of this Agreement and dated not earlier than 30 days before the Utilization Date from an Approved Shipbroker.
4.7Copies of the Time Charter and any other Permitted Charter (including any related pool agreement, if applicable) and of all documents signed or issued by the Borrower under or in connection with the Time Charter, such other Permitted Charter (including any related pool agreement, if applicable).
3Legal opinions
Legal opinions by lawyers appointed by the Facility Agent in the jurisdiction of the Approved Flag of the Ship and such other relevant jurisdictions as the Facility Agent may require.
4Other documents and evidence
Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and Expenses) have been paid or will be paid by the Utilization Date.

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Part C

CONDITIONS SUBSEQUENT
1Documentary evidence that the Mortgage has been definitively registered as valid first preferred ship mortgage in accordance with the law of the Republic of Panama.
2Documentary evidence that the Ship is permanently flagged and definitively registered in the name of the Borrower under the law of the Republic of Panama.

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Schedule 3

REQUESTS
Part A

UTILIZATION REQUEST
From:    [Borrower]
To:    [Facility Agent]
Dated:     []
Dear Sirs
[Borrower] – [] Facility Agreement dated [] (the “Agreement”)
1We refer to the Agreement. This is a Utilization Request. Terms defined in the Agreement have the same meaning in this Utilization Request unless given a different meaning in this Utilization Request.
2We wish to borrow the Loan on the following terms:
Proposed Utilization Date:    [] (or, if that is not a Business Day, the next Business Day)
Amount:        [] or, if less, the Available Facility
Interest Period for the Loan:            []
3We confirm that each condition specified in Clause 4.1 (Initial conditions precedent) and Clause 4.2 (Further conditions precedent) of this Agreement is satisfied on the date of this Utilization Request.
4The proceeds of the Loan should be credited to [account].
5This Utilization Request is irrevocable.
Yours faithfully

______________________
[]
authorized signatory for
[Borrower]

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Part B

SELECTION NOTICE

From:    [Borrower]
To:    [Facility Agent]
Dated:    []

Dear Sirs
[Borrower] - [] Facility Agreement dated [] (the “Agreement”)
6We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
7We request [that the next Interest Period for the Loan be []] OR [an Interest Period for a part of the Loan in an amount equal to [] (which is the amount of the Repayment Instalment next due) ending on [] (which is the Repayment Date relating to that Repayment Instalment) and that the Interest Period for the remaining part of the Loan shall be [].
8This Selection Notice is irrevocable.
Yours faithfully

______________________
[]
authorized signatory for
[Borrower]

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Schedule 4

INTENTIONALLY OMITTED

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Schedule 5

FORM OF ASSIGNMENT AGREEMENT

To:    [] as Facility Agent and [], [] as Borrower for and on behalf of each Transaction Obligor
From:    [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated: []
Ladies and Gentlemen:
[Borrower] - [] Facility Agreement dated [] (the “Agreement”)
1We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
2We refer to Clause 28.6 (Procedure for assignment):
(a)The Existing Lender assigns absolutely to the New Lender all of the rights and obligations of the Existing Lender under the Agreement, the other Finance Documents and in respect of the Transaction Security which correspond to that portion of the Existing Lender’s Commitment and participations in the Loan under the Agreement being assigned (as specified in the Schedule).
(b)The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in the Loan under the Agreement being assigned (specified in the Schedule).
(c)The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)All rights and interests (present, future or contingent) which the Existing Lender has under or by virtue of the Finance Documents are assigned hereby to the New Lender absolutely, free of any defects in the Existing Lender’s title and of any rights or equities which the Borrower or any other Transaction Obligor had against the Existing Lender.
3The proposed Transfer Date is [].
4On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.
5The Facility Office and address, email, number and attention details for notices of the New Lender for the purposes of Clause 37.2 (Addresses) are set out in the Schedule.
6The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 28.4 (Limitation of responsibility of Existing Lenders).
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7This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 28.7 (Copy of Assignment Agreement to Borrower), to the Borrower (on behalf of each Transaction Obligor) of the assignment referred to in this Assignment Agreement.
8This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.
9This Assignment Agreement is governed by New York law.
10This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.
11The New Lender confirms that, immediately following the effective date of this Assignment Agreement, it will be a FATCA Exempt Party.
Note: The execution of this Assignment Agreement may not transfer a proportionate share of the Existing Lender’s interest in the Transaction Security in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect a transfer of such a share in the Existing Lender’s Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE
Commitment rights and obligations to be transferred by assignment, release and accession
[insert relevant details]
[Facility office address, email and attention details for notices and account details for payments]

[Existing Lender]    [New Lender]

By: _________________    By: _________________
Name:                            Name:
Title:                             Title:
This Assignment Agreement is accepted by the Facility Agent and the Transfer Date is confirmed as [].
Signature of this Assignment Agreement by the Facility Agent constitutes confirmation by the Facility Agent of receipt of notice of the assignment referred to herein, which notice the Facility Agent receives on behalf of each Finance Party.
[Facility Agent]

By: _______________________
Name:
Title:

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Schedule 6

FORM OF COMPLIANCE CERTIFICATE

To:    [] as Facility Agent
From:    Pangaea Logistics Solutions
Dated:     []

Dear Sirs
[Borrower] – [] Facility Agreement dated [] (the “Agreement”)
1We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
2Attached hereto are:
(a)[the audited consolidated financial statements of Pangaea Logistics Solutions for the Fiscal Year [●].]1[the unaudited consolidated financial statements of Pangaea Logistics Solutions for the fiscal quarter ending [●].]2
(b)[a consolidated budget for Pangaea Logistics (including profit and loss, balance sheet and cash flow statements together with a comparison against the previous Fiscal Year) in the format approved by the Facility Agent which shows all anticipated income and expenditure (including all off-balance sheet and time-charter hire commitments) including, but not limited to, in respect of each Ship.]3
3The financial statements have:
(a)been prepared in accordance with clause 20.4 (Requirements as to financial statements) of the Agreement; and
(b)give a true and fair view of (if audited) or fairly represent (if unaudited) the financial condition of Pangaea Logistics as at the end of the [fiscal quarter ending [●]][Fiscal Year ending [●]] and operations during the [fiscal quarter ending [●]][Fiscal Year ending [●]].
4Since the date of the financial statements attached hereto, there has been no material adverse change in the business, assets or consolidated financial condition of the Group.
5As per the calculations set out in Annex A attached hereto, we confirm that:
1 To be prepared and delivered no later than 180 days afte the end of the relevant Fiscal Year
2 To be prepared and delivered no later than 45 days after the end of the relevant fiscal quarter
3 To be prepared and delivered no later than 45 days after the end of the relevant Fisal Year
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(a)Consolidated Leverage Ratio. At all times during the relevant accounting period, Pangaea Logistics Solutions maintained a Consolidated Leverage Ratio of not more than 200%.
(b)Consolidated Debt Service Coverage Ratio. At all times during the relevant accounting period, Pangaea Logistics has maintained at all times a Consolidated Debt Service Coverage Ratio of not less than 115% (on a rolling four quarter basis, tested as of the last day of each fiscal quarter).
(c)Consolidated minimum liquidity. At all times during the relevant accounting period, Pangaea Logistics Solutions’s Consolidated Liquidity, including all amounts on deposit with any bank, was not less than $18,000,000.
(d)Consolidated Net Worth. At all times during the relevant accounting period, Pangaea Logistics Solutions’s Consolidated Net Worth was not less than $50,250,000.
6We confirm that the aggregate Fair Market Value of the Ship plus the net realizable value of additional Security previously provided under clause 25 (Security Cover) of the Agreement is greater than 125.
7[We confirm that no Default is continuing.]4
Yours faithfully,

______________________
[]
[Chief Financial Officer]
Pangaea Logistics Solutions

[insert applicable certification language]5

_______________________
for and on behalf of
[name of Auditors of Pangaea Logistics Solutions]

4 If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

5 To be agreed with the auditors of Pangaea Logistics Solutions and the Lenders prior to signing the Agreement.
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ANNEX A

1    Consolidated Leverage Ratio
Consolidated Financial Indebtedness of Pangaea Logistic Solutions = [●] (numerator)
Consolidated Net Worth = [●] (denominator)
Consolidated Leverage Ratio = [●] (a fraction (expressed as a percentage rounded uo to the nearest tenth of a precent)
2    Consolidated Debt Service Coverage Ratio
Consolidated EBITDA = [●] (Numerator)
Consolidated Debt Service = [●] (Denominator)
Consolidated Debt Service Coverage Ratio = [●] (a fraction (expressed as a percentage rounded up to the nearest tenth of a percent))
3    Consolidated minimum liquidity
    On a consolidated basis, the sum of
        Cash = [●]
        Cash Equivalents = [●]
        Total = [●]
4    Consolidated Net Worth
    Total market adjusted equity equity of Pangaea Logistics Solutions on a consolidated basis = [●]
5    Minimum required security cover
The aggregate Fair Market Value of the Ship = [●]
plus
The net realizable value of additional Security previously provided under clause 25 (Security Cover) of the Agreement
Equals [●]% of the aggregate of the Loan, accrued interest and Break Costs (marked-to-market value of the applicable interest rate), if any
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Schedule 7

TIMETABLES

Delivery of a duly completed Utilization Request (Clause 5.1 (Delivery of a Utilization Request) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	Three Business Days before the intended Utilization Date (Clause 5.1 (Delivery of a Utilization Request) or the expiry of the preceding Interest Period (Clause 9.1 (Selection of Interest Periods))
Facility Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	Three Business Days before the intended Utilization Date.
LIBOR is fixed	Quotation Day as of 11:00 am CET time

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Schedule 8

GROUP STRUCTURE CHART

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